As filed with the Securities and Exchange Commission on March 13, 2002
Registration No.        -

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Xcel Energy Inc.

(Exact Name of Registrant as Specified in its Charter)

Minnesota	4931	41-0448030
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

800 NICOLLET MALL

MINNEAPOLIS, MINNESOTA 55402
(612) 330-5500
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Wayne H. Brunetti President and Chief Executive Officer Xcel Energy Inc. 800 Nicollet Mall Minneapolis, Minnesota 55402 (612) 330-5500	Edward J. McIntyre Vice President and Chief Financial Officer Xcel Energy Inc. 800 Nicollet Mall Minneapolis, Minnesota 55402 (612) 330-5500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Robert A. Yolles, Esq.
Peter D. Clarke, Esq.
Jones, Day, Reavis & Pogue
77 West Wacker
Chicago, Illinois 60601
(312) 782-3939

     Approximate date of commencement of proposed sale to the public: As promptly as practicable after this Registration Statement becomes effective and upon consummation of the transactions described herein.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of each class of	Amount to be	Offering Price Per	Aggregate	Registration
Securities to be Registered	Registered(1)	Share	Offering Price(2)	Fee(3)

Common Stock (par value $2.50 per share) (including the associated Rights to Purchase Common Stock)(4)	33,394,564	Not Applicable	$870,009,014	$80,041

(1)	Represents the estimated number of shares of common stock of Xcel Energy (including the associated share purchase rights) issuable upon consummation of the offer to acquire all of the outstanding shares of Common Stock of NRG Energy, Inc., and the subsequent merger of a subsidiary of Xcel Energy with NRG as described herein, based on (x) there being 68,911,605 shares of Common Stock of NRG outstanding (on a fully diluted basis, including outstanding options as of March 6, 2002 and shares issuable upon settlement of the outstanding corporate units) and (y) the exchange ratio of 0.4846 of a share of Xcel Energy common stock for each share of NRG’s Common Stock applicable to the offer and the subsequent merger.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (f)(1) promulgated under the Securities Act of 1933, as amended, based on the product of (a) $12.625 (the average of the high and low sales prices of NRG’s Common Stock as reported in the consolidated reporting system as of March 7, 2002) and (b) 68,911,605. (The number of outstanding shares of NRG Common Stock to be acquired pursuant to the offer and subsequent merger described herein, on a fully diluted basis, including outstanding options as of March 6, 2002 and shares issuable upon settlement of the outstanding corporate units).

(3)	0.0092% of the Proposed Maximum Aggregate Offering Price.

(4)	One right to purchase common stock automatically trades with each share of common stock.

     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus may change. We may not complete this exchange offer and issue shares of our common stock until the registration statement filed with the Securities and Exchange Commission to which this prospectus relates is effective. This prospectus does not constitute an offer to sell shares of our common stock and we are not soliciting offers to buy our shares in any state where the offer or sale is not permitted.

Offer to Exchange

0.4846 of a Share of Common Stock
of

for
Each Outstanding Share of Common Stock
of
NRG Energy, Inc.

This Exchange Offer, And Your Right To Withdraw NRG Shares That You Tender Into This Offer, Will Expire At 5:00 p.m., New York City Time, On April 10, 2002, Unless We Extend This Offer.

          We are offering to exchange 0.4846 of a share of Xcel Energy common stock for each outstanding share of Common Stock of NRG, on the terms and conditions contained in this prospectus and in the related letter of transmittal.

          We do not currently own any Common Stock of NRG, but we do own, through a wholly owned subsidiary, all 147,604,500 shares of NRG’s outstanding Class A common shares, each of which is convertible by us, at any time, into one share of NRG Common Stock. These Class A shares represent 74.3% of both classes of NRG’s outstanding common shares combined. Because each Class A share entitles us to 10 votes, we hold 96.7% of the combined voting power of all of NRG’s outstanding common shares.

          We will not acquire any Common Stock of NRG in this offer unless NRG stockholders who are not directors or executive officers of Xcel Energy tender into this offer enough shares so that, when taken together with the shares of NRG Common Stock that we would hold after conversion of Class A shares, we would own at least 90% of NRG’s outstanding Common Stock. We will not waive this condition. Based on the number of shares of Common Stock currently outstanding, NRG stockholders other than our directors and executive officers must tender into the offer at least 31,117,680 shares, or approximately 61% of the outstanding shares of Common Stock, in order for this condition to be satisfied. Our obligation to exchange Xcel Energy shares for NRG shares is also subject to the issuance of an order by the Securities and Exchange Commission under the Public Utility Holding Company Act, as and to the extent required, authorizing us to complete the offer and merger and other conditions described in this prospectus under “The Offer — Conditions of the Offer” on page 45.

          If we successfully complete this offer, we will convert our Class A shares into shares of NRG Common Stock. We will then effect a “short form” merger with NRG as soon as possible, unless a court prevents us from doing so. Each share of NRG Common Stock that we do not acquire in this offer will be converted in the merger into the right to receive 0.4846 of an Xcel Energy share, except for Common Stock held by stockholders who properly perfect appraisal rights under Delaware law. After we complete the merger, NRG will be an indirect, wholly owned subsidiary of Xcel Energy.

            See “Risk Factors” beginning on page 15 for a discussion of issues that you should consider in determining whether to tender your shares into this offer.

          Xcel Energy’s common stock is listed on the New York Stock Exchange, Chicago Stock Exchange and Pacific Exchange and trades under the symbol “XEL.” NRG’s Common Stock is listed on the New York Stock Exchange and trades under the symbol “NRG.”

          We are not asking you for a proxy and you are not requested to send us a proxy with respect to this offer.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the Xcel Energy common stock to be issued in this offer and the merger or determined if the information contained in this prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

The dealer manager for the offer is:

The Date of this Prospectus is March 13, 2002

QUESTIONS AND ANSWERS ABOUT THE OFFER
SUMMARY
Introduction
Exchange of Shares of NRG Common Stock; Delivery of Xcel Energy Common Stock
Timing of the Offer
Extension, Termination and Amendment
Withdrawal Rights
Procedure for Tendering Shares
Appraisal Rights
Certain Federal Income Tax Consequences
Accounting Treatment
Comparison of Rights of Stockholders of NRG and Stockholders of Xcel Energy
Selected Historical Financial Information of Xcel Energy and NRG
NRG Selected Historical Consolidated Financial Information
Xcel Energy Selected Unaudited Pro Forma Consolidated Financial Data
Unaudited Comparative Per Share Data
RISK FACTORS
Risks Related to the Offer and the Merger
Anticipated benefits of the transaction may not be realized.
Risks Related to Our Business
FORWARD-LOOKING INFORMATION
BACKGROUND AND REASONS FOR THE OFFER
Background of the Offer
Reasons for the Offer and the Merger
ADDITIONAL FACTORS FOR CONSIDERATION BY NRG STOCKHOLDERS
INFORMATION CONCERNING XCEL ENERGY AND RECENT EVENTS
INFORMATION CONCERNING NRG AND RECENT EVENTS
COMPARATIVE STOCK PRICES AND DIVIDENDS
Xcel Energy Dividend Policy
THE OFFER
Timing of the Offer
Extension, Termination and Amendment
Exchange of NRG Shares; Delivery of Xcel Energy Common Stock
Cash in Lieu of Fractional Shares of Xcel Energy Common Stock
Procedure for Tendering Shares
Withdrawal Rights
Guaranteed Delivery
Effect of a Tender of Shares
Material U.S. Federal Income Tax Consequences
Purpose of the Offer; The Merger
Appraisal Rights
Conditions of the Offer
Certain Legal Matters and Regulatory Approvals
Certain Effects of the Offer
Stockholder Litigation
Conduct of NRG if the Offer is Not Completed
Relationships with NRG and Related Transactions
Accounting Treatment
Fees and Expenses
XCEL ENERGY SELECTED UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA
INTERESTS OF CERTAIN PERSONS IN THE OFFER
Treatment of NRG Stock Options
Interests of NRG’s Directors and Executive Officers
CERTAIN COMPENSATION INFORMATION REGARDING NRG
Employment Agreements
CERTAIN COMPENSATION INFORMATION REGARDING XCEL ENERGY
COMPARISON OF RIGHTS OF HOLDERS OF NRG’S COMMON STOCK AND HOLDERS OF XCEL ENERGY’S COMMON STOCK
INTERESTS OF XCEL ENERGY AND THE DIRECTORS AND EXECUTIVE OFFICERS OF XCEL ENERGY
Shares of NRG
Shares Of Xcel Energy
EFFECT OF MERGER ON EQUITY UNITS/CORPORATE UNITS OF NRG
WHERE YOU CAN FIND MORE INFORMATION
LEGAL MATTERS
EXPERTS
MISCELLANEOUS
ANNEX A
EX-4.112: SUBORDINATED CONVERTIBLE NOTE
EX-5.01: OPINION OF GARY R. JOHNSON
EX-8.01: TAX OPINION OF JONES DAY REAVIS & POGUE
EX-15.01: LETTER FROM ARTHUR ANDERSEN
EX-23.01: CONSENT OF INDEPENDENT AUDITORS
EX-23.02: CONSENT OF INDEPENDENT AUDITORS
EX-23.03: CONSENT OF INDEPENDENT AUDITORS
EX-24.01: POWER OF ATTORNEY
EX-99.01: FORM OF EXCHANGE OFFER LTR TRANSMITTAL
EX-99.02: FORM OF NOTICE OF GUARANTEED DELIVERY
EX-99.03: FORM OF LETTER TO BROKERS, DEALERS
EX-99.04: FORM OF LETTER TO CLIENTS
EX-99.05: FORM OF FORM W-9 TAX GUIDELINES
EX-99.06: PRESS RELEASE
EX-99.16: AGREEMENT FOR CONSULTING SERVICES
EX-99.27: COMPLAINT TITLED EDWARD NOVAK
EX-99.28: COMPLAINT TITLED HOWARD VOGEL
EX-99.29: COMPLAINT TITLED BOB JOHNSON
EX-99.30: COMPLAINT TITLED JEFFREY BRENNER
EX-99.31: COMPLAINT TITLED RICHARD BRAND
EX-99.32: COMPLAINT TITLED DANIEL KUCERA
EX-99.33: COMPLAINT TITLED BURKE TRADING LLC
EX-99.34: COMPLAINT TITLED ROBERTA CASDEN
EX-99.35: COMPLAINT TITLED PAULA WONG/CURTIS FLOYD
EX-99.36: COMPLAINT TITLED MALCOLM ROSENFELD

i

ii

      As permitted under the rules of the Securities and Exchange Commission, this prospectus incorporates important business and financial information about Xcel Energy and NRG that is contained in documents we and NRG have filed with the Securities and Exchange Commission but that are not included in or delivered with this prospectus. You may obtain copies of these documents, without charge, from the website maintained by the Securities and Exchange Commission at www.sec.gov, as well as other sources. See “Where You Can Find More Information” beginning on page 92.

      You may also obtain copies of the incorporated documents, without charge, upon written or oral request to our information agent for this offer, Georgeson Shareholder Communications, Inc., 111 Commerce Road, Carlstadt, New Jersey, 07072 or call toll-free at (866) 800-0230. To obtain timely delivery of copies of the incorporated documents, you should request them no later than five business days prior to the expiration of this offer. Unless this offer is extended, the latest you should request copies of these documents is April 3, 2002.

iii

      Except as otherwise specifically noted, “we,” “our,” “us” and similar words in this prospectus refer to Xcel Energy.

      In “Questions and Answers About the Offer” below and in the “Summary” beginning on page 6, we highlight selected information from this prospectus but we have not included all of the information that may be important to you. To better understand the offer and the merger and for a more complete description of their legal terms, you should read carefully this entire prospectus, including the annexes, as well as the documents we have incorporated by reference into this prospectus. See “Where You Can Find More Information” beginning on page 92.

QUESTIONS AND ANSWERS ABOUT THE OFFER

Q.     Why is Xcel Energy making the offer?

A.	We currently own, through a wholly owned subsidiary, all 147,604,500 of NRG’s outstanding Class A shares, each of which is convertible by us, at any time, into one share of NRG Common Stock. As of February 27, 2002, there were 50,975,665 shares of NRG Common Stock outstanding. All of these shares are held by the public. We do not currently own any of NRG’s Common Stock. The Class A shares we own represent 74.3% of both classes of NRG’s outstanding common shares combined. Because each Class A share entitles us to 10 votes, we hold 96.7% of the combined voting power of all of NRG’s outstanding common shares. We are making the offer in order to acquire, through our wholly owned subsidiary, all of NRG’s Common Stock, so that NRG will become an indirect, wholly owned subsidiary of Xcel Energy.

Our board’s decision to cause our subsidiary to acquire NRG’s Common Stock was based on a variety of factors, including:

•	changes that have occurred in the general economy, the energy sector broadly and the independent power producer (or IPP) sector, specifically, in which NRG competes;

•	the increasingly stringent credit quality requirements imposed by lenders and ratings agencies on borrowers in the IPP sector;

•	the fact that, in response to these market changes and new credit requirements, a number of IPPs have announced adjustments to their original business plans;

•	NRG’s reduced ability to pursue its original business plan on a stand-alone basis due to these market changes and new credit requirements;

•	the fact that, in light of these changes, we have developed a revised business plan for NRG that reduces NRG’s 2002 cash requirements by approximately $3 billion and lowers NRG’s net income growth going forward, and even this business plan assumes an infusion of $600 million of equity in 2002;

•	the probability that without the infusion of $600 million of equity into NRG, even under our revised business plan, NRG would be downgraded by ratings agencies to below “investment grade” status, which would increase NRG’s cost of capital and result in NRG being required to deposit, based on guarantees and commitments in place on December 31, 2001, approximately $960 million in letters of credit or cash collateral shortly following such a downgrade;

•	our belief that, under current market conditions, any substantial equity issuance to a third party by NRG, while it is a stand-alone entity, would significantly dilute NRG’s earnings per share and the percentage ownership of current NRG stockholders. This would adversely affect all NRG stockholders, including us. If we were to purchase additional NRG equity while NRG is a stand-alone entity it would be more cost- effective for us than it would be for NRG to raise equity independently, and we would increase our percentage ownership in NRG. Such a purchase would still dilute NRG’s earnings per share, however, and also reduce the percentage of NRG’s common shares that you would own;

•	our belief that this transaction is the best available alternative for all NRG stockholders at this time given NRG’s need for a substantial equity infusion, even under our revised business plan, to strengthen its bal-

ance sheet, to reduce the likelihood of a ratings downgrade and to fund NRG’s business;

•	the fact that this transaction allows the public stockholders of NRG to receive a premium for their shares instead of experiencing the substantial dilution that would result from a significant NRG equity offering; and

•	our belief that greater stockholder value could be realized by the stockholders of Xcel Energy and NRG by completing the offer and merger and refocusing NRG’s growth strategy to capitalize on our financial and operating strengths.

We describe the reasons for the offer in greater detail in “Background and Reasons for the Offer” beginning on page 22. You can find additional information regarding the risk of an NRG credit rating downgrade in “Information Concerning NRG and Recent Events” beginning on page 29.

Q.	What will I receive if I tender my NRG shares into the offer?

A.	If we successfully complete the offer, you will receive 0.4846 of a share of Xcel Energy common stock in exchange for each share of NRG Common Stock that you validly tender into the offer. We will not issue fractional shares of Xcel Energy common stock. Instead, NRG stockholders will receive cash in lieu of any fractional shares of Xcel Energy common stock that they would otherwise be entitled to receive in the offer. See “The Offer — Cash in Lieu of Fractional Shares of Xcel Energy Common Stock” on page 37.

Q.	When do you expect to complete the offer and merger?

A.	The offer is currently scheduled to expire at 5:00 p.m., New York City time, on April 10, 2002. However, we may extend the offer if the conditions to the offer have not been satisfied as of the scheduled expiration time or if we are required to extend the offer by the rules of the Securities and Exchange Commission, or the SEC. We will complete the merger as soon as possible after the successful completion of the offer, unless a court prevents us from doing so.

Q.	What percentage of Xcel Energy common stock will holders of NRG Common Stock own after the offer and merger?

A.	We anticipate that holders of NRG’s Common Stock will receive shares representing 6.3% of the Xcel Energy common stock outstanding, giving effect to the offer and merger but not including the options granted by either company or the equity units of NRG. In general, this assumes that 24.7 million shares of Xcel Energy common stock will be issued in the offer and merger, 369.6 million shares of Xcel Energy common stock are outstanding before giving effect to the offer and merger and no NRG stockholders exercise appraisal rights. The holders of Xcel Energy common stock are entitled to one vote for each share held.

Q.	What are the potential benefits of this offer to NRG stockholders?

A.	We believe that this offer should be attractive to NRG stockholders for the reasons described elsewhere in this prospectus, including the following reasons:

•	based on the closing price of Xcel Energy’s shares on February 14, 2002, the day prior to the announcement of this offer, the exchange ratio of 0.4846 of an Xcel Energy share for each share of NRG Common Stock represents a value of $11.50 per NRG share, which is:

• a 15.0% premium to the closing price of NRG’s shares on that date,

• a 15.7% premium to the average closing price of NRG’s shares during the 10 trading day period ending on that date, and

• a 53.1% premium to NRG’s recent 52-week low of $7.51 on February 6, 2002;

•	based on the more recent closing price of Xcel Energy’s shares of $25.69 on March 11, 2002, the exchange ratio of 0.4846 of an Xcel Energy share for each share of NRG Common Stock represents a value of $12.45 per NRG share, which is:

• a 24.5% premium to the closing price of NRG’s shares on February 14, 2002,

• a 25.2% premium to the average closing price of NRG’s shares during the 10 trad-

ing day period ending on February 14, 2002, and

• a 65.8% premium to NRG’s recent 52-week low of February 6, 2002;

•	we believe that the acquisition of NRG’s publicly held shares by us is the best alternative available to NRG and its stockholders at this time given NRG’s need for an equity infusion to reduce the likelihood of a ratings downgrade, strengthen its capital structure and fund our revised NRG business plan, together with the fact that any substantial issuance of equity by NRG under current market conditions would be significantly dilutive to NRG stockholders;

•	if we successfully complete the offer and the merger, you will hold shares in a larger company, which we believe will have more efficient access to capital to fund our revised NRG business plan than NRG would have on a stand-alone basis;

•	as a result of your exchange of NRG shares for Xcel Energy shares, you will receive Xcel Energy’s dividend, which we expect to continue to pay at our current annual rate of $1.50 per share. See “Comparative Stock Prices and Dividends — Xcel Energy Dividend Policy” on page 34. NRG does not currently pay a dividend; and

•	you will continue to participate in NRG’s growth through your ownership of Xcel Energy shares.

We describe various factors NRG stockholders should consider in deciding whether to tender their shares under “Risk Factors” beginning on page 15 and “Additional Factors for Consideration by NRG Stockholders” beginning on page 26.

Q.	What are some of the other factors I should consider in deciding whether to tender my NRG shares?

A.	In addition to the factors described elsewhere in this prospectus, you should consider the following:

•	as a stockholder of Xcel Energy, your interest in the performance and prospects of NRG will be only indirect and in proportion to your share ownership in Xcel Energy. You therefore may not realize the same financial benefits of any future appreciation in the value of NRG that you may realize if the offer and merger are not completed and you remain an NRG stockholder;

•	there can be no effective “market check” on our offer because we own 74.3% of both classes of NRG’s outstanding common shares on a combined basis, and 96.7% of the voting power of NRG’s combined outstanding shares, and we do not intend to sell our NRG shares, particularly in light of accounting and tax limitations that currently significantly adversely affect our willingness to sell our NRG shares. We believe that the possibility is remote that any third party would bid for NRG in these circumstances; and

•	the exchange ratio reflects a value per NRG share below NRG’s initial public offering, or IPO, price of $15.00 in June 2000, its subsequent offering price of $27.00 in March 2001 and the trading prices at which shares of NRG’s Common Stock have traded since its IPO until recently.

We describe various factors NRG stockholders should consider in deciding whether to tender their shares under “Risk Factors” beginning on page 15 and “Additional Factors for Consideration by NRG Stockholders” beginning on page 26.

Q.	If I decide not to tender, how will it affect the offer and the merger?

A.	We will not acquire any shares of NRG in the offer unless NRG stockholders who are not directors or executive officers of Xcel Energy have tendered into the offer enough shares so that, together with the shares of NRG Common Stock that we would hold upon conversion of Class A shares, we would own at least 90% of NRG’s outstanding Common Stock. Based on the number of shares of NRG Common Stock currently outstanding, at least 31,117,680 shares, or approximately 61% of the outstanding shares, must be tendered to satisfy this condition. Because we will not waive this condition, if you do not tender your NRG shares, this will reduce the likelihood that we will be able to complete the offer.

If you do not tender your NRG shares but there are enough other shares tendered for us to successfully complete the offer, we will convert enough Class A shares of NRG that we hold into Common Stock so that we own, through our subsidiary, at least 90% of NRG’s outstanding Common Stock. We will then complete a short-form merger as soon as possible, unless a court prevents us from doing so. Each share of Common Stock of NRG that we do not acquire in the offer (other than Common Stock that we will own when we convert our Class A shares and other Common Stock held by stockholders who properly perfect their appraisal rights under Delaware law) will be converted in the merger into the right to receive 0.4846 of a share of Xcel Energy common stock and cash in lieu of fractional shares. See “The Offer — Purpose of the Offer; The Merger” beginning on page 42 and “The Offer — Appraisal Rights” beginning on page 43.

Q.	If the offer and merger are not completed, how will it affect my NRG shares?

A.	If we do not complete the offer and the merger, your NRG Common Stock will remain outstanding. In that case, we expect that NRG will remain a majority owned subsidiary of Xcel Energy and we will continue to evaluate our options with respect to our investment in NRG. If NRG remains our majority owned subsidiary, rather than becoming our wholly owned subsidiary, our ability to provide funding to NRG in an efficient and cost-effective manner may be adversely affected.

As previously announced, our plan is to infuse approximately $600 million of equity into NRG in 2002 in connection with the offer and the merger. Of this amount, $300 million has already been provided in the form of a convertible subordinated note that we will cancel if the offer and merger are completed. If the offer and merger are not completed, we will continue to evaluate our options with respect to NRG, including the terms and timing of any additional investment in NRG. We cannot assure you that the $300 million we have already invested will enable NRG to fund its business plan and capital expenditures or avoid a downgrade of its credit ratings. For more information about the $300 million convertible subordinated note, see “Information Concerning NRG and Recent Events” beginning on page 29. See also “The Offer — Conduct of NRG if the Offer is Not Completed” on page 49.

Q.	Has NRG’s board formed a special committee of independent directors to evaluate Xcel Energy’s offer?

A.	Yes. In addition, NRG has announced that its special committee has engaged Credit Suisse First Boston as financial advisor and Sullivan & Cromwell as legal counsel in connection with our offer.

Q.	Has NRG’s board made a recommendation concerning the offer?

A.	The NRG board has not yet made a recommendation. Under the SEC’s rules, NRG is required to file with the SEC and send to its stockholders its response to our offer by March 26, 2002, ten business days from the date of this prospectus. Its response must include a recommendation or a statement that the NRG board is neutral or is unable to take a position with respect to the offer.

In evaluating this offer, you should be aware that four out of the nine members of the NRG board are directors and/or executive officers of Xcel Energy and one member of the NRG board is a former Chairman of Xcel Energy. Also, NRG directors and executive officers who are also directors and/or executive officers of Xcel Energy own stock in Xcel Energy. They therefore have conflicts of interest with respect to the offer. For additional information on interests that NRG’s board members and executive officers may have in the offer and merger, see “Interests of Certain Persons in the Offer” beginning on page 60.

Q.	Has Xcel Energy negotiated, or sought the approval of, the terms of this offer or the merger with NRG?

A.	No. We have not negotiated the terms of this offer or the merger with NRG, its board or any committee of its board. Nor have we requested that NRG, its board or any committee of its board approve this offer.

Q.	Have any lawsuits been filed in connection with the offer?

A.	Yes. After we announced our plans to commence the offer, stockholders of NRG filed nine separate complaints in the Delaware Chancery Court purporting to commence class action lawsuits. In general, these complaints allege violations of fiduciary duties of care, loyalty and candor by the defendants in con-

nection with the offer and merger, which the complaints assert is being undertaken in an unfair and coercive manner, at an unfairly low price using inside information and with inadequate disclosure, all in furtherance of the interests of Xcel Energy at the expense of the public stockholders of NRG. An NRG stockholder has also filed a purported class action complaint in a Minnesota state court advancing largely similar allegations. These actions seek injunctive relief and damages. See “The Offer — Stockholder Litigation” beginning on page 48 for a more detailed discussion of these lawsuits.

Q.	What are the conditions to the offer?

A.	The offer is subject to several conditions, including:

•	enough shares of Common Stock of NRG having been tendered by NRG stockholders who are not directors or executive officers of Xcel Energy so that, when taken together with the shares of NRG Common Stock that we would hold upon conversion of Class A shares, we would own at least 90% of NRG’s outstanding Common Stock. We refer to this condition as the minimum condition;

•	the registration statement of which this prospectus is a part having been declared effective by the SEC;

•	the shares of Xcel Energy common stock to be issued in the offer and the merger having been approved for listing on the New York Stock Exchange, Chicago Stock Exchange and Pacific Exchange;

•	the receipt of an order from the SEC under the Public Utility Holding Company Act, or PUHCA, as and to the extent required, authorizing us to complete the offer and the merger. We refer to this condition as the PUHCA condition;

•	there not having occurred any event that, in our reasonable judgment, would be expected to have a material adverse effect on NRG;

•	there being no legal impediments to the offer or the merger; and

•	the absence of litigation or other legal action that, in our reasonable judgment, is reasonably likely to be successful or result in material liability for NRG or us.

We will not waive the first four conditions described above. The conditions identified above and other conditions to the offer are discussed under “The Offer — Conditions of the Offer” beginning on page 45.

Q.	Will I have to pay any fees or commissions to tender my shares?

A.	If you are the record owner of your NRG shares and you tender your shares directly to Wells Fargo Bank Minnesota, N.A., the exchange agent for the offer, you will not have to pay brokerage fees or incur similar expenses. If you own your shares through a broker or other nominee, and your broker or nominee tenders the shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or other nominee to determine whether any charges will apply.

Q.	Will I be taxed on the Xcel Energy common stock that I receive in the offer or merger?

A.	You will generally not recognize gain or loss for United States federal income tax purposes upon the receipt of the Xcel Energy shares in exchange for your NRG shares, other than any gain or loss recognized on the receipt of cash in lieu of fractional shares. See “The Offer — Material U.S. Federal Income Tax Consequences” beginning on page 40. The tax consequences to you will depend on the facts and circumstances of your own situation. Please consult your tax advisor for a full understanding of the tax consequences to you.

Q.	Whom can I call with questions about the offer?

A.	You can contact our information agent for the offer:

Georgeson Shareholder Communications, Inc.

111 Commerce Road
Carlstadt, New Jersey 07072
Banks and Brokers Please Call: (201) 896-1900
All Others Call Toll-Free: (866) 800-0230

SUMMARY

Introduction

      We are proposing to acquire, on behalf of and as agent for our indirect, wholly owned subsidiary called NRG Acquisition Company, LLC, or the Purchaser, and its parent company, our wholly owned subsidiary called Xcel Energy Wholesale Group, Inc., or Wholesale, all of the outstanding shares of NRG’s Common Stock. All of the shares of NRG Common Stock are held by the public. We do not currently own any shares of NRG’s Common Stock, but we do own, through Wholesale, all 147,604,500 of NRG’s Class A common shares, each of which is convertible by us, at any time, into one share of NRG’s Common Stock. These Class A shares represent 74.3% of both classes of NRG’s outstanding common shares combined. Because each Class A share entitles us to ten votes, we hold 96.7% of the combined voting power of all of NRG’s outstanding common shares. Within this document, all references to our acceptance, acquisition or ownership of NRG Class A shares or Common Stock mean acceptance, acquisition or ownership by Wholesale and/or the Purchaser.

      We are offering to exchange 0.4846 of a share of Xcel Energy common stock and cash in lieu of fractional shares for each outstanding share of NRG Common Stock, upon the terms and conditions set forth in this prospectus and the related letter of transmittal. We will not acquire any shares of NRG Common Stock in the offer unless NRG stockholders who are not directors or executive officers of Xcel Energy have tendered into this offer, and not withdrawn, as of the expiration of the offer, enough shares so that, when taken together with the shares of NRG Common Stock that we would hold after conversion of Class A shares, we would own at least 90% of NRG’s outstanding Common Stock. Based on the number of shares of NRG Common Stock currently outstanding, at least 31,117,680 shares, or approximately 61% of the outstanding shares, must be tendered by those NRG stockholders in order for this condition to be satisfied. We will not waive this condition. Our obligation to exchange Xcel Energy shares for NRG shares is also subject to the issuance of an order by the SEC under PUHCA, as and to the extent required, authorizing us to complete the offer and merger and other conditions described in this prospectus under “The Offer — Conditions of the Offer” beginning on page 45.

      If we successfully complete the offer, Wholesale will convert enough Class A shares into shares of NRG Common Stock so that it and the Purchaser will own at least 90% of NRG’s outstanding Common Stock, and will then contribute its NRG Common Stock to the Purchaser. We will then effect a short-form merger of NRG with the Purchaser, unless a court prevents us from doing so. Under Delaware law, we are permitted to effect this merger without the approval of NRG’s board or stockholders. Each outstanding share of NRG Common Stock that we do not acquire in the offer (except for the shares of Common Stock issued upon conversion of Class A shares and shares held by NRG stockholders who properly perfect their appraisal rights under Delaware law) will be converted in the merger into the right to receive 0.4846 of a share of Xcel Energy common stock and cash in lieu of fractional shares, the same consideration as is exchanged for each share of NRG Common Stock tendered into the offer. See “The Offer — Purpose of the Offer; The Merger” beginning on page 42 and “The Offer — Appraisal Rights” beginning on page 43. After completion of the merger, NRG will be wholly owned by Wholesale and will be an indirect, wholly owned subsidiary of Xcel Energy.

Information about Xcel Energy and NRG

Xcel Energy Inc.

800 Nicollet Mall, Suite 3000
Minneapolis, Minnesota 55402
(612) 330-5500

      We are a public utility holding company with six public utility subsidiaries and an interest in a number of nonregulated businesses, the largest of which is NRG. Our predecessor company was incorporated under the laws of Minnesota in 1909. Our executive offices are located at 800 Nicollet Mall, Minneapolis, Minnesota 55402. See “Information Concerning Xcel Energy and Recent Events” beginning on page 28.

NRG Energy, Inc.

901 Marquette Avenue, Suite 2300
Minneapolis, Minnesota 55402
(612) 373-5300

      NRG is a leading global energy company, primarily engaged in the acquisition, development, ownership, and operation of power generation facilities and the sale of energy, capacity and related products. NRG has interests in power generation facilities, district heating and cooling systems and steam transmission operations. NRG was incorporated as a Delaware corporation in 1992. See “Information Concerning NRG and Recent Events” beginning on page 29.

The Offer

Exchange of Shares of NRG Common Stock; Delivery of Xcel Energy Common Stock

      Upon the terms and subject to the conditions of the offer, we will exchange, promptly after the expiration of the offer, 0.4846 of a share of Xcel Energy common stock and cash in lieu of fractional shares for each share of NRG Common Stock validly tendered and not properly withdrawn. See “The Offer — Exchange of NRG Shares; Delivery of Xcel Energy Common Stock” on page 37.

Timing of the Offer

      We commenced the offer on March 13, 2002, the date of this prospectus. The offer is currently scheduled to expire at 5:00 p.m., New York City time, on April 10, 2002. However, we may extend the offer in our sole discretion, on one or more occasions, until all the conditions to the offer have been satisfied or, where permissible, waived or if we are required to extend the offer by the rules of the SEC.

Extension, Termination and Amendment

      We expressly reserve the right, in our sole discretion, to extend, on one or more occasions, the period of time during which the offer remains open. We can do so by giving oral or written notice of extension to Wells Fargo Bank Minnesota, N.A., the exchange agent for the offer. If we decide to extend the offer, we will make an announcement to that effect no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. We are not giving any assurance that we will exercise our right to extend the offer, although we currently intend to do so until all conditions to the offer have been satisfied or, where permissible, waived. During any extension, all NRG shares you have previously tendered and not withdrawn will remain deposited with the exchange agent, subject to your right to withdraw those shares as described under “The Offer — Withdrawal Rights” on page 39.

      We also reserve the right to make changes in the terms and conditions of the offer. However, we will not complete the offer unless the minimum condition is satisfied, the registration statement we have filed with the SEC, of which this prospectus is a part, has been declared effective, the Xcel Energy shares issuable in the offer and the merger have been approved for listing on the New York Stock Exchange, Chicago Stock Exchange and Pacific Exchange and the PUHCA condition is satisfied.

      Any extension, termination, amendment or delay of the offer will be made by giving written or oral notice to the exchange agent. We will follow any extension, termination, amendment or delay, as promptly as practicable, with a public announcement. In the case of an extension, we will make an announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. Without limiting the manner in which we may choose to make any public announcement, we assume no obligation to publish, advertise or otherwise communicate any public announcement other than by making a release to the Dow Jones News Service, except as required by applicable law, including Rules 14d-4(c) and 14d-6(d) under the Securities Exchange Act of 1934. These rules require that any material change in the information published, sent or given to stockholders in connection with the offer be promptly sent to the stockholders in a manner reasonably designed to inform the stockholders of that change. See “The Offer — Extension, Termination and Amendment” beginning on page 36.

Withdrawal Rights

      You may withdraw any NRG shares you previously tendered into the offer at any time before the expiration of the offer. See “The Offer — Withdrawal Rights” on page 39.

Procedure for Tendering Shares

      The method of tendering your NRG shares into the offer will depend on whether your shares are held in certificate or book-entry form.

•	If your shares are held in certificate form, you must deliver the certificates, a properly completed and duly executed letter of transmittal and any other required documents to the exchange agent, at one of its addresses on the back cover of this prospectus. In the circumstances specified in the letter of transmittal, the signatures on the letter of transmittal must be guaranteed.

•	If your shares are held in book-entry form, you must either (1) deliver a properly completed and duly executed letter of transmittal and any other required documents to the exchange agent at one of its addresses set forth on the back cover of this prospectus and the exchange agent must receive a confirmation of a book-entry transfer of your shares to the exchange agent’s account at The Depository Trust Company or DTC, in accordance with the procedures for book-entry tender or (2) arrange for the exchange agent to receive a confirmation of a book-entry transfer of your shares to the exchange agent’s account at DTC, together with a so-called “agent’s message.” The procedures for book-entry transfer are described under “The Offer — Procedure for Tendering Shares” beginning on page 38.

      These deliveries must be made before the expiration of the offer.

      However, if (1) certificates for your shares are not immediately available; (2) you cannot deliver the certificates and all other required documents to the exchange agent by the expiration of the offer; or (3) you cannot complete the procedure for book-entry transfer of your shares by the expiration of the offer, you can still participate in the offer by complying with the guaranteed delivery procedures described under “The Offer — Guaranteed Delivery” on page 39.

Appraisal Rights

      Under Delaware law, you will not have any appraisal rights in connection with the offer. However, appraisal rights will be available in connection with the subsequent short-form merger. For a detailed discussion of these appraisal rights, see “The Offer — Appraisal Rights” beginning on page 43.

Certain Federal Income Tax Consequences

      Your receipt of Xcel Energy common stock in connection with the offer and the merger will not result in recognition of gain or loss for United States federal income tax purposes. However, you will recognize gain or loss upon any cash received in lieu of fractional shares of Xcel Energy common stock and for cash received if you perfect appraisal rights. See “The Offer — Material U.S. Federal Income Tax Consequences” beginning on page 40.

Accounting Treatment

      Our acquisition of NRG Common Stock will be accounted for under the purchase method of accounting in accordance with generally accepted accounting principles in the United States. See “The Offer — Accounting Treatment” on page 52.

Comparison of Rights of Stockholders of NRG and Stockholders of Xcel Energy

      If we successfully complete the offer, holders of shares of NRG’s Common Stock will become Xcel Energy stockholders, and their rights as stockholders will be governed by Xcel Energy’s articles of incorporation and by-laws. There are some differences between the certificate of incorporation and by-laws of NRG and the articles of incorporation and by-laws of Xcel Energy. In addition, because Xcel Energy is incorporated in Minnesota, the rights of former NRG stockholders who become Xcel Energy stockholders as a result of the offer or the merger will be governed by Minnesota law rather than Delaware law. For a summary of material differences between the rights of holders of NRG’s Common Stock and holders of Xcel Energy common stock, see “Comparison of Rights of Holders of NRG’s Common Stock and Holders of Xcel Energy’s Common Stock” beginning on page 74.

Selected Historical Financial Information of Xcel Energy and NRG

      We are providing the following selected financial information to assist you in analyzing the financial aspects of the offer and the merger. We derived the financial information presented below for Xcel Energy as of, and for each of the years ended, December 31, 1997 and 1998 from Xcel Energy’s Annual Report on Form 10-K for the year 2000, and as of, and for each of the years ended, December 31, 1999, 2000 and 2001 from Xcel Energy’s Current Report on Form 8-K filed on February 25, 2002.

      We derived the financial information presented on page 10 for NRG as of, and for each of the years ended, December 31, 1997, 1998, 1999 and 2000 from NRG’s Annual Report on Form 10-K for the year 2000, and as of, and for the year ended, December 31, 2001 from NRG’s Current Report on Form 8-K filed on February 26, 2002.

      You should read the financial information with respect to Xcel Energy in conjunction with the historical consolidated financial statements and related notes contained in the annual, quarterly and other reports filed by Xcel Energy with the SEC, which we have incorporated by reference into this prospectus. See “Where You Can Find More Information” beginning on page 92.

Xcel Energy Selected Historical Consolidated Financial Information

	As of and for the Year Ended December 31,

	2001	2000(3)	1999	1998	1997(4)

	(In millions, except share and per share amounts)
Operating revenues(1)	$15,028	$11,592	$7,838	$6,748	$6,373
Operating expenses(1)	$13,085	$10,023	$6,632	$5,548	$5,344
Income before extraordinary items	$785	$546	$571	$624	$499
Net income	$795	$527	$571	$624	$388
Earnings available for common shareholders	$791	$523	$566	$619	$377
Average number of common shares outstanding (000’s)	342,952	337,832	331,943	323,883	303,042
Average number of common and potentially dilutive shares outstanding (000’s)	343,742	338,111	332,054	324,355	303,422
Earnings per share before extraordinary items — basic	$2.28	$1.60	$1.70	$1.91	$1.61
Earnings per share before extraordinary items — diluted	$2.27	$1.60	$1.70	$1.91	$1.61
Earnings per share — basic	$2.31	$1.54	$1.70	$1.91	$1.24
Earnings per share — diluted	$2.30	$1.54	$1.70	$1.91	$1.24
Dividends declared per share(2)	$1.50	$1.45	$1.47	$1.46	$1.53
Total assets	$28,735	$21,769	$18,070	$15,055	$14,442
Long-term debt	$12,118	$7,583	$5,827	$4,057	$3,867
Book value per share	$17.91	$16.32	$15.78	$15.44	$14.74
Return on average common equity	13.5%	9.6%	10.9%	12.6%	8.4%

(1)	Operating revenues and expenses for 1997 — 2000 reflect reclassifications to conform to the 2001 presentation. These reclassifications related to reporting certain nonregulated revenues and expenses on a gross basis, and had no effect on net income or earnings per share.

(2)	Amounts include pro forma adjustments to restate periods prior to the Xcel Energy merger for historically consistent reporting. Dividends in 2000 and 1997 reflect dividends paid by predecessor companies before, and successor companies after, the merger of Northern States Power Company and New Century Energies, Inc. to form Xcel Energy in August 2000 and the merger of Public Service Company of Colorado and Southwestern Public Service Company to form New Century Energies in August 1997.

(3)	Earnings in 2000 were reduced by 52 cents per share for special charges related to the Xcel Energy merger. In addition, earnings in 2000 were reduced by six cents per share for extraordinary items related to electric utility restructuring in Texas and New Mexico, as discussed in Note 12 to the Financial Statements under Item 8 in Xcel Energy’s Current Report on Form 8-K filed on February 25, 2002.

(4)	Earnings in 1997 were reduced by 16 cents per share for special charges related to the merger of Public Service Company of Colorado and Southwestern Public Service Company and to write off costs for the terminated merger to form Primergy. In addition, earnings in 1997 were reduced by 37 cents per share for an extraordinary item related to a UK windfall tax recorded at Yorkshire Power.

NRG Selected Historical Consolidated Financial Information

      The following table presents selected consolidated financial information of NRG. This historical information should be read in conjunction with the historical financial statements and related notes contained in the annual, quarterly and other reports filed by NRG with the SEC, which we have incorporated by reference into this prospectus. See “Where You Can Find More Information” beginning on page 92.

	As of and for the Year Ended December 31,

	2001	2000	1999		1998		1997

	(In thousands, except per share amounts)
Total operating revenues and equity earnings	$3,008,640	$2,157,986	$500,018		$182,130		$118,252
Total operating costs and expenses	2,293,818	1,584,913	390,498		125,118		100,143
Net income	265,204	182,935	57,195		41,732		21,982
Weighted average number of common shares outstanding — basic	194,929	165,861	147,605		147,605		147,605
Weighted average number of common shares outstanding — diluted	196,439	166,989	147,605		147,605		147,605
Earnings per weighted average common share — basic	$1.36	$1.10	$0.39	*	$0.28	*	$0.15	*
Earnings per weighted average common share — diluted	$1.35	$1.10	$0.39	*	$0.28	*	$0.15	*
Total assets	12,894,545	5,978,992	3,431,684		1,293,426		1,168,102
Long-term debt, including current maturities	8,343,986	3,797,318	1,971,860		626,476		620,855

*	Earnings per share amounts for the years 1999 and earlier have been restated to reflect the issuance of Class A common stock for comparative purposes with other earnings per share amounts.

Xcel Energy Selected Unaudited Pro Forma Consolidated Financial Data

      We are providing the following selected unaudited pro forma consolidated financial data to show you what our results of operations and financial position might have been if (1) the offer and the merger and (2) the public offering of 23,000,000 shares of Xcel Energy common stock at an offering price of $22.50 per share, which was completed on February 28, 2002, had been completed at an earlier date. The unaudited pro forma income statement data for the year ended December 31, 2001 give effect to the offer, the merger and the public offering as if we had completed them as of January 1, 2001. The unaudited pro forma balance sheet data give effect to the offer, the merger and the public offering as if we had completed them on December 31, 2001. The pro forma adjustments shown in the table do not reflect the impact of any other initiatives that may be undertaken at the NRG level, including, without limitation, possible asset sales, project cancellations and deferrals and reductions in other NRG costs.

      We are providing the following information for illustrative purposes only. This information does not purport to be indicative of (1) the results of operations or financial position which would have been achieved if the offer, the merger and the public offering had been completed at the beginning of the period or as of the date indicated, or (2) the results of operations or financial position that may be achieved in the future. This information also does not reflect the effect of any payment that may be required to be made in connection with the exercise of appraisal rights by holders of NRG Common Stock under Delaware law in connection with the merger. You should read the pro forma data provided below in conjunction with the pro forma financial statements and related notes contained under “Xcel Energy Selected Unaudited Pro Forma Consolidated Financial Data” beginning on page 53.

	As of
	December 31, 2001

	(in millions)
Balance Sheet Data:
Current assets	$3,301	(1)
Property, plant and equipment, at cost	21,165
Other assets	4,268	(2)

Total assets	$28,734

Current portion of long-term debt	682
Short-term debt	1,725	(3)
Other current liabilities	2,543

Total current liabilities	4,950
Deferred credits and other liabilities	3,719
Minority interest	78	(4)
Long-term debt	12,118
Mandatorily redeemable preferred securities of subsidiary trusts	494
Preferred stockholders’ equity	105
Common stockholders’ equity	7,270	(1)(3)

Total liabilities and equity	$28,734

	For the Year Ended
	December 31, 2001

	(in millions, except
	per share amounts)
Income Statement Data:
Operating revenue	$15,028
Operating expense	13,085

Operating income	1,943
Interest income and other nonoperating income — net of other expense	72
Interest charges and financing costs	(804	)(3)
Income taxes	(343	)(3)
Minority interest	(7	)(4)
Extraordinary items	10

Net income	871
Dividends on preferred stock	(4)

Earnings available for common shareholders	$867

Earnings per share from income before extraordinary items — diluted	$2.20
Total earnings per share — diluted	$2.23
Weighted average common shares outstanding — diluted	389,688,422	(1)

(1)	We have assumed that we will exchange 24.7 million shares of Xcel Energy stock (based on a value of $23.73 per share, the closing price of Xcel Energy common stock on the trading day immediately prior to the announcement of the offer) for all outstanding shares of NRG Common Stock. However, due to differing levels of minority ownership during the year (see Note 4), we have calculated the impact of the issuance of Xcel Energy shares on a weighted average basis. Based on the exchange ratio, for approximately the first three months of 2001, only 15.7 million shares of Xcel Energy stock would have been required to acquire the shares of NRG Common Stock then outstanding. We also have assumed that securities issuance costs are paid in cash and will be reflected as a reduction in common stockholders’ equity.

(2)	We have allocated the estimated excess of the aggregate purchase price to be paid for NRG’s Common Stock pursuant to the offer and merger over the 26% of the carrying value of NRG assets and liabilities to goodwill. Pursuant to Statement of Financial Accounting Standard No. 142, “Goodwill and Other Intangible Assets,” goodwill from acquisitions occurring after June 30, 2001 is not amortized. Accordingly, we have not provided for amortization expenses of the estimated excess of the aggregate purchase price to be paid for NRG’s Common Stock pursuant to the offer and merger over 26% of the carrying value of NRG’s assets and liabilities.

(3)	We have assumed that the net proceeds of the public offering of 23 million Xcel Energy common shares that was completed on February 28, 2002, were used to repay short-term indebtedness with a weighted average interest rate of 3.4% per annum.

(4)	We have assumed elimination of the minority stockholders’ interest in income of NRG for the year ended December 31, 2001. For approximately the first three months of 2001, this interest was 18% of the outstanding NRG shares; for the last nine months of 2001, it was 26%.

Unaudited Comparative Per Share Data

      In the following table we present historical per share data for Xcel Energy and NRG, pro forma per share data for Xcel Energy, and equivalent pro forma per share data for NRG, as of, and for the year ended, December 31, 2001. We present the pro forma per share data for comparative purposes only. The information does not purport to be indicative of (1) the results of operations or financial position which would have been achieved if (a) the offer and the merger and (b) the public offering of 23,000,000 shares of Xcel Energy common stock at an offering price of $22.50 per share, which was completed on February 28, 2002, had been completed at the beginning of the periods or as of the dates indicated or (2) the results of operations or financial position that may be achieved in the future. The pro forma per share information does not reflect any payment that may be required to be made in connection with the exercise of appraisal rights by NRG stockholders under Delaware law in connection with the merger. You should review the pro forma per share data provided below in conjunction with the pro forma financial data and related notes contained under “Xcel Energy Selected Unaudited Pro Forma Consolidated Financial Data” beginning on page 53.

	For the Year Ended December 31, 2001

			Xcel Energy	NRG
	Xcel Energy	NRG	Pro Forma	Equivalent
	Historical	Historical	(1)(2)(3)	Pro Forma(4)

Earnings per share of common stock before extraordinary items:
Basic	$2.28	$1.36	$2.20	$1.07
Diluted	$2.27	$1.35	$2.20	$1.06
Cash dividends per share of common stock	$1.50	$0.00	$1.32 (5)	$0.64
Book value per share of common stock	$17.91 (6)	$11.27 (6)	$18.48	$8.96

(1)	We derived the Xcel Energy pro forma per share data by adjusting the historical common shares outstanding of Xcel Energy to reflect (a) the issuance of 23 million Xcel Energy common shares from the public offering completed on February 28, 2002, as if such issuance had been completed at the beginning of the applicable period, and (b) the number of additional shares of Xcel Energy common stock that would have been outstanding if the offer and merger had been completed at the beginning of the applicable period. This is assumed to be an additional 24.7 million shares of Xcel Energy common stock for book value per share information. However, due to differing levels of minority ownership during the year, we have calculated the impact of the issuance of Xcel Energy shares for earnings and cash dividends per share information on a weighted average basis. Based on the exchange ratio, for approximately the first three months of 2001, only 15.7 million shares of Xcel Energy stock would have been required to acquire the shares of NRG Common Stock then outstanding. We also have assumed that securities issuance costs are paid in cash and will be reflected as a reduction in common stockholders’ equity.

(2)	We derived the Xcel Energy pro forma income amounts used in calculating pro forma earnings per share by adjusting the historical results of Xcel Energy to reflect the pro forma impacts of the public offering and the offer and merger. For 2001, these pro forma impacts on earnings are described in footnotes (1) and (4) to the “Xcel Energy Selected Unaudited Pro Forma Consolidated Financial Data” beginning on page 53.

(3)	We calculated pro forma book value per share by dividing Xcel Energy pro forma common stockholders’ equity by the pro forma number of shares of Xcel Energy common stock that would have been outstanding as of December 31, 2001 if the public offering and offer (and merger) had been completed as of that date.

(4)	We calculated the NRG equivalent pro forma per share data by multiplying the Xcel Energy pro forma per share data by 0.4846.

(5)	We calculated pro forma dividends per share by dividing the historical aggregate amount of cash dividends paid by Xcel Energy for 2001 by the pro forma number of shares of Xcel Energy common stock that would have been outstanding as of December 31, 2001 if the public offering and offer (and merger) had been completed as of that date.

(6)	We calculated historical book value per share by dividing common stockholders’ equity by the number of shares of common stock outstanding as of December 31, 2001.

Comparative Per Share Market Data

      In the following table we present:

•	the prices per share of Xcel Energy’s common stock and NRG’s Common Stock as reported in the consolidated transaction reporting system, as of the close of trading on February 14, 2002, the last trading day prior to the public announcement of Xcel Energy’s offer, and on March 11, 2002, the last trading day prior to the printing of this prospectus for which this information was available; and

•	the equivalent price per share of NRG’s Common Stock, based on the exchange ratio.

	Xcel Energy	NRG	NRG
	Historical	Historical	Equivalent(1)

As of closing on February 14, 2002
Price per share of common stock	$23.73	$10.00	$11.50
As of closing on March 11, 2002
Price per share of common stock	$25.69	$12.85	$12.45

(1)	We calculated the NRG equivalent data by multiplying the applicable Xcel Energy closing price by 0.4846 (the exchange ratio in the offer and merger).

      The market prices of shares of Xcel Energy common stock and NRG’s Common Stock are subject to fluctuation. The actual value of the Xcel Energy shares you receive in the offer will likely differ from the values illustrated. You are urged to obtain current market quotations. See “Comparative Stock Prices and Dividends” beginning on page 33.

Xcel Energy Dividend Policy

      The holders of shares of Xcel Energy common stock receive dividends if and when declared by our board out of legally available funds. We currently pay dividends at a rate of $1.50 on an annual basis. However, our restated articles of incorporation provide for certain restrictions on the payment of cash dividends on our common stock. The payment of cash dividends on our common stock is not currently restricted except as described in this prospectus under the heading “Comparative Stock Prices and Dividends — Xcel Energy Dividend Policy” beginning on page 34 and in Note 9 to Xcel Energy’s Consolidated Financial Statements in its Current Report on Form 8-K filed on February 25, 2002.

      If we set a record date for a dividend payment to holders of our common stock and you have not become a holder of record of our common stock pursuant to the offer or the merger on or prior to the record date, you will not be eligible to receive that dividend payment. If you have become a holder of record of our common stock pursuant to the offer or the merger on or prior to the record date, you will receive that dividend payment as an Xcel Energy stockholder. If declared by our board as expected, our next regular quarterly dividend would be payable on or about April 20, 2002 to holders of record on April 8, 2002. Because the offer and merger will not be completed by April 8, 2002, you will not be entitled to this dividend.

      Future dividend levels will be dependent upon our results of operations, financial position, cash flows and other relevant factors, and will be evaluated by our board. No assurance can be given that we will continue to pay dividends on our common stock at the current annual rate, or at all, in the future.

RISK FACTORS

      The risk factors listed in this section, as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. In deciding whether to tender your shares pursuant to this offer, you should read carefully this prospectus and the documents that we incorporate by reference into this prospectus. You should also consider carefully the following factors.

Risks Related to the Offer and the Merger

The number of Xcel Energy shares that you will receive in the offer and the merger will be based on a fixed exchange ratio. The value of the Xcel Energy shares at the time you receive them could be less than at the time you tender your NRG shares.

      In the offer and the merger, each share of NRG Common Stock will be exchanged for 0.4846 of a share of Xcel Energy common stock. This is a fixed exchange ratio. We will not adjust the exchange ratio as a result of any decline in the market price of Xcel Energy common stock between the date of this prospectus and the date you receive Xcel Energy shares in exchange for NRG shares. The market price of the Xcel Energy common stock will likely be different on the date you receive Xcel Energy shares than it is today because of changes in the business, operations or prospects of Xcel Energy, market reactions to our offer, general market and economic conditions and other factors. You are urged to obtain current market quotations for the Xcel Energy common stock and the NRG Common Stock. See “Comparative Stock Prices and Dividends” beginning on page 33.

The trading price of Xcel Energy’s common stock may be affected by factors in addition to those factors affecting the price of NRG’s Common Stock. The price of Xcel Energy’s common stock could decline following the offer.

      If we successfully complete the offer and the merger, holders of NRG’s Common Stock will become holders of Xcel Energy’s common stock. Although we currently own 74.3% of both classes of NRG’s outstanding common shares on a combined basis, and for the year ended December 31, 2001, we derived 25% of our net income from NRG (or 31% if minority interests in NRG are attributed to Xcel Energy), we also own and operate other businesses. Accordingly, our results of operations and business, as well as the trading price of our common stock, may be affected by factors in addition to those affecting NRG’s results of operations and business and the price of NRG’s Common Stock. The price of Xcel Energy’s common stock may decline after we accept shares of NRG Common Stock for exchange in the offer and complete the merger.

Anticipated benefits of the transaction may not be realized.

      We believe that a combination of Xcel Energy and NRG is the organizational structure that will put us in the best position to generate additional value for all stockholders. However, for various reasons, we may not be able to achieve these anticipated benefits or achieving them may require more time than we currently anticipate.

We have not negotiated with, or sought approval of the terms of the offer or the merger from, NRG’s board.

      In evaluating this offer, you should be aware that we have not negotiated the terms of this offer or the merger with NRG, its board or any committee of its board. We have also not requested that NRG, its board or any committee of its board approve this offer or the merger. NRG will be required, however, under the rules of the SEC, to make a recommendation, state that it is neutral, or state that it is unable to take a position with respect to the offer, and file with the SEC a solicitation/recommendation statement on Schedule 14D-9 describing its position, if any, and certain related information, no later than ten business days from the date of this prospectus.

Directors and executive officers of NRG and Xcel Energy have conflicts of interests with respect to the offer.

      In evaluating this offer, you should be aware that four of the nine members of the NRG board are directors and/or executive officers of Xcel Energy and that one NRG director is the former Chairman of Xcel Energy and Chairman, President and Chief Executive Officer of Northern States Power Company before its merger with New Century Energies Inc. in 2000 to form Xcel Energy. Also, the NRG directors who are also directors and/or executive officers of Xcel Energy own stock in Xcel Energy. Therefore, they have conflicts of interest with respect to the offer. For additional information on the interests that NRG’s directors and executive officers may have in the offer and merger, see “Interests of Certain Persons in the Offer” beginning on page 60. In addition, Xcel Energy owns 147,604,500 shares of NRG’s Class A common shares, representing 74.3% of all of the outstanding shares of NRG’s Class A and Common Stock on a combined basis and 96.7% of the combined voting power of NRG’s common shares. Xcel Energy also recently made a loan to NRG of $300 million. For more information about this loan, see “Information Concerning NRG and Recent Events” beginning on page 29. Further, most of Xcel Energy’s directors and executive officers own NRG Common Stock. For additional information on the interests that Xcel Energy’s directors and executive officers may have in the offer and merger, see “Interests of Xcel Energy and the Directors and Executive Officers of Xcel Energy” beginning on page 88.

Risks Related to Our Business

      We note that your existing investment in NRG is subject to the risks described below as well as to other risks not described below. Under “Background and Reasons for the Offer” beginning on page 22 and under “Additional Factors for Consideration by NRG Stockholders” beginning on page 26, we describe some of these other risks relating to your investment in NRG as a stand-alone company, including risks resulting from changes in market and industry conditions and risks affecting NRG’s ability to raise capital and pursue growth opportunities.

Any reduction in our credit ratings or NRG’s credit ratings could materially and adversely affect our business, financial condition and results of operations.

      Our senior unsecured debt has been assigned a rating by Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc., of “BBB+” (negative outlook), by Moody’s Investors Service, Inc. of “A3” (negative outlook) and by Fitch Ratings of “A-” (negative outlook). NRG’s senior unsecured debt has been assigned a rating by S&P of “BBB-” (positive outlook) and by Moody’s of “Baa3” (negative outlook). While our non-regulated and international operations, including those conducted through NRG, have a higher level of risk than our regulated utility operations, we will seek to maintain a solid investment grade rating through prudent capital management and financing structures. However, we cannot assure you that any of our current ratings or NRG’s current ratings will remain in effect for any given period of time or that a rating will not be lowered or withdrawn entirely by a rating agency if, in its judgment, circumstances in the future so warrant. Any downgrade could require substantial support from letters of credit or cash collateral and otherwise have a material adverse effect on our business, financial condition and results of operations. For additional information about the impact of a ratings downgrade on NRG, see “Information Concerning NRG and Recent Events” beginning on page 29. We note that the ratings from credit agencies are not recommendations to buy, sell or hold our securities or NRG’s securities and that each rating should be evaluated independently of any other rating.

We may not be able to implement our strategy if we are unable to access capital at competitive rates.

      If we are not able to access capital at competitive rates, our strategy will be adversely affected. A number of factors could adversely affect our ability to access capital, including: (1) general economic conditions; (2) capital market conditions; (3) market prices for electricity and gas; (4) the overall health of the utility industry; (5) our ability to maintain our investment-grade credit ratings; and (6) our capital structure. On February 28, 2002, we completed a public offering of 23 million of our common shares at an offering price of

$22.50 per share. We believe that, as a result of this public offering, among other things, our current capital structure is sufficient to meet our capital requirements for the foreseeable future.

We may not be able to successfully make strategic acquisitions or integrate businesses we acquire into our operations.

      Our ability to successfully make strategic acquisitions and investments will depend on: (1) the extent to which acquisitions and investment opportunities become available; (2) our success in bidding for the opportunities that do become available; (3) regulatory approval of the acquisitions on favorable terms; and (4) our access to capital and the terms upon which we obtain capital. If we are unable to make strategic investments and acquisitions we may be unable to realize the growth we anticipate. Our ability to successfully integrate acquired businesses into our operations will depend on: (1) the adequacy of our implementation plans; and (2) our ability to achieve desired operating efficiencies. If we are unable to successfully integrate new businesses into our operations, we could experience increased costs and losses on our investments.

Increased competition resulting from restructuring efforts could have a significant financial impact on us and our utility subsidiaries and consequently decrease our revenue.

      Retail competition and the unbundling of regulated energy and gas service could have a significant financial impact on us and our subsidiaries due to an impairment of assets, a loss of retail customers, lower profit margins and/or increased costs of capital. The total impact of restructuring may have a significant financial impact on our financial position, results of operations and cash flows. We cannot predict when we will be subject to changes in legislation or regulation, nor can we predict the impact of these changes on our financial position, results of operations or cash flows. We believe that the prices our utility subsidiaries charge for electricity and gas and the quality and reliability of their service currently place them in a position to compete effectively in the energy market.

We are subject to comprehensive energy regulation by governmental agencies and the recovery of our costs is dependent on regulatory action.

      We are subject to comprehensive regulation by several federal and state utility regulatory agencies, which significantly influences our operating environment and our ability to recover our costs from utility customers. The utility commissions in the states where our utility subsidiaries operate regulate many aspects of our utility operations including siting and construction of facilities, customer service and the rates that we can charge customers. Our system also is subject to the jurisdiction of the SEC under PUHCA. The rules and regulations under PUHCA impose a number of restrictions on the operations of registered holding company systems. These restrictions include a requirement that, subject to a number of exceptions, the SEC approve in advance securities issuances, sales and acquisitions of utility assets or of securities of utility companies and acquisitions of other businesses. PUHCA also generally limits the operations of a registered holding company like us to a single integrated public utility system, plus additional energy-related businesses. PUHCA rules require that transactions between affiliated companies in a registered holding company system be performed at cost, with limited exceptions.

      Our investment in exempt wholesale generators and foreign utility companies, which includes NRG and other Xcel Energy subsidiaries, is currently limited to 100% of the average of our consolidated retained earnings as of the end of the immediately preceding four calendar quarters, as a result of PUHCA restrictions. If the offer and merger had been completed on December 31, 2001 and we had invested $600 million in NRG as of that date, our pro forma unaudited investment in exempt wholesale generators and foreign utility companies would have been 86% of our consolidated retained earnings.

      The Federal Energy Regulatory Commission, or FERC, has jurisdiction over wholesale rates for electric transmission service and electric energy sold in interstate commerce, hydro facility licensing, the wholesale gas transportation rates of Viking Gas, one of our regulated subsidiaries, the siting and construction of facilities by Viking Gas and certain other activities of our utility subsidiaries. Federal, state and local agencies also have jurisdiction over many of our other activities.

      We are unable to predict the impact on our operating results from the future regulatory activities of any of these agencies. Changes in regulations or the imposition of additional regulations could have an adverse impact on our results of operations.

We are subject to environmental regulations which could be difficult and costly to comply with.

      We are subject to a number of environmental laws and regulations affecting many aspects of our present and future operations, including air emissions, water quality, wastewater discharges, solid wastes and hazardous substances. These laws and regulations generally require us to obtain and comply with a wide variety of environmental registrations, licenses, permits, inspections and other approvals. Both public officials and private individuals may seek to enforce the applicable environmental laws and regulations against us. We cannot assure you that existing environmental regulations will not be revised or that new regulations seeking to protect the environment will not be adopted or become applicable to us. Revised or additional regulations which result in increased compliance costs or additional operating restrictions, particularly if those costs are not fully recoverable from our customers, could have a material adverse effect on our results of operations.

There may be changes in the regulatory environment that impair our ability to pass costs through to our customers.

      As a result of the energy crisis in California and the recent high natural gas prices in North America the regulatory environments in which our utility business operates have received an increased amount of public attention. The profitability of our utility operations is dependent on our ability to pass costs related to providing energy through to our customers. Although we believe that the current regulatory environment applicable to our utility business would permit us to recover our costs, it is possible that there could be changes in the regulatory environment that would impair our ability to recover costs historically absorbed by our customers.

A portion of the net income of NRG is derived from its California generation assets. Due to the liquidity crisis faced by some California utilities, we cannot assure you as to the collectibility of all amounts owed to NRG’s California affiliates.

      NRG operates in and sells to the wholesale power market in California.

      The combination of rising wholesale electric prices, increases in the cost of natural gas, the scarcity of hydroelectric power and regulatory limitations on the rates that Pacific Gas and Electric Company and Southern California Edison Company were allowed to charge their retail customers, caused both Pacific Gas and Southern California Edison to default in their payments to the California Power Exchange, the California Independent System Operator and other suppliers, including NRG. The California Power Exchange and Pacific Gas both filed for bankruptcy under Chapter 11 of the Bankruptcy Code in spring 2001.

      As a result of the situation in California, all of NRG’s interests in California are exposed to the heightened risk of delayed payments and/or nonpayment regardless of whether the sales are made directly to Pacific Gas, Southern California Edison or San Diego Gas and Electric Company or to the California Independent System Operator or the California Department of Water Resources. In addition, the FERC has jurisdiction over wholesale sales in the California power markets, and we cannot predict what actions the FERC may take, including imposition of price caps and refunds sought from generators. We are unable at this time to predict the severity of the adverse impact the California crisis will have on NRG’s financial position, results of operations and cash flows.

Our nonregulated businesses are riskier than our traditional utility businesses.

      Our earnings from nonregulated operations have increased significantly due to acquisitions and rapid expansion of our nonregulated business. We expect to continue investing in nonregulated projects, including power production projects through NRG, international projects through Xcel Energy International Inc., natural gas marketing and trading through e prime inc. and construction projects through Utility Engineering Corp.

      These projects could involve risks associated with operational factors such as competition, dependence on certain suppliers and customers, equipment performance, labor relations or governmental regulation. Operational changes may result from a customer’s or supplier’s inability to fulfill a contractual obligation, equipment failure, environmental regulation requirements or labor disputes.

      The risks of international operations include those related to specific economic and political conditions in each country in which our nonregulated projects exist, which could be greater than the risks in the United States. Among the potential risks are interruptions of business, changes in law or tax policy, risks of war or other hostilities, political instability, currency exchange rate fluctuations and inflation.

      Some of our nonregulated subsidiaries have project investments consisting of minority interests, which may limit the financial risk, but also limit the ability to control the development or operation of the projects. In addition, significant expenses may be incurred for projects pursued by our subsidiaries that do not materialize.

Our regulated and nonregulated businesses are subject to market and credit risks.

      We are exposed to market and credit risks in our generation, retail distribution and energy trading operations. To minimize the risk of market price and volume fluctuations, we enter into financial derivative instrument contracts to hedge purchase and sale commitments, fuel requirements and inventories of natural gas, distillate fuel oil, electricity and coal, and emission allowances. However, financial derivative instrument contracts do not eliminate the risks. Specifically, such risks include commodity price changes, market supply shortages, interest rate changes and counterparty default, including our contractual agreements with Enron Corp. Enron was a leader in the energy industry that recently filed for bankruptcy. The impact of these variables could result in our inability to fulfill contractual obligations, significantly higher energy or fuel costs relative to corresponding sales contracts or increased interest expense.

      The impact of these variables in conjunction with regulatory constraints on the components of our capital structure could also result in our inability to access capital funding sources adequate to finance our capital expenditure and nonregulated investment plan. In addition, current energy market conditions increase the risk that NRG may not be able to access adequate funding, directly or through us or other entities we control, to finance its planned nonregulated investment growth rate. Its access to debt funding is also limited by existing debt covenants. The result of these factors could be a reduced growth rate for both our regulated and nonregulated businesses.

FORWARD-LOOKING INFORMATION

      Many of the statements we make in this prospectus, including statements under “Financial Forecasts” beginning on page 31, as well as statements contained in documents we are incorporating by reference into this prospectus, are “forward-looking statements.” The Private Litigation Reform Act provides a “safe harbor” for forward-looking statements to encourage such disclosures without the threat of litigation, provided that those statements are identified as forward-looking and are accompanied by meaningful, cautionary statements identifying important factors that could cause the actual results to differ materially from those projected in the statement. Forward-looking statements are made in written documents and oral presentations of Xcel Energy and of its subsidiaries. These statements are based on management’s beliefs as well as assumptions and information currently available to management. When used in Xcel Energy’s or its subsidiaries’ documents or oral presentations, the words “anticipate,” “estimate,” “expect,” “projected,” “objective,” “outlook,” “forecast,” “possible,” “potential” and similar expressions are intended to identify forward-looking statements. In addition to any assumptions and other factors referred to specifically in connection with such forward-looking statements, factors that could cause the actual results of Xcel Energy or its subsidiaries to differ materially from those contemplated in any forward-looking statements include, among others, the following:

•	General economic conditions, including inflation rates and monetary fluctuations and their impact on capital expenditures;

•	The ability of Xcel Energy and its subsidiaries to obtain financing on favorable terms;

•	Specific business conditions in the energy industry;

•	The risk of a significant slowdown in growth or decline in the U.S. economy, the risk of delay in growth recovery in the U.S. economy or the risk of increased cost for insurance premiums, security and other items as a consequence of the September 11, 2001 terrorist attacks or other events;

•	Trade, monetary, fiscal, taxation and environmental policies of governments, agencies and similar organizations in geographic areas where Xcel Energy or its subsidiaries have a financial interest;

•	Customer business conditions, including demand for their products or services and supply of labor and materials used in creating their products and services;

•	Financial or regulatory accounting principles or policies imposed by the Financial Accounting Standards Board, the SEC, the FERC and similar entities with regulatory oversight;

•	Fluctuations in the availability or cost of capital due to changes in: interest rates; market perceptions of the energy industry, Xcel Energy or any of its subsidiaries; or security ratings;

•	Factors affecting the energy industry such as: unusual weather conditions; catastrophic weather-related damage; unscheduled generation outages, maintenance or repairs; unanticipated changes to fossil fuel, nuclear fuel or gas supply costs or availability due to higher demand, shortages, transportation problems or other developments; nuclear or environmental incidents; or electric transmission or gas pipeline constraints;

•	Employee workforce factors, including loss or retirement of key executives, collective bargaining agreements with union employees, or work stoppages;

•	Competitive factors, including the extent and timing of the entry of additional competition in the markets served by Xcel Energy and its subsidiaries;

•	State, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, have an impact on rate structures and affect the speed and degree to which competition enters the electric and gas markets; industry restructuring initiatives; transmission system operation and/or administration initiatives; recovery of investments made under traditional regulation; nature of competitors entering the industry; retail wheeling; a new pricing structure; and former customers entering the generation market;

•	Rate-setting policies or procedures of regulatory entities, including environmental externalities, which are values established by regulators assigning environmental costs to each method of electricity generation when evaluating generation resource options;

•	Nuclear regulatory policies and procedures, including operating regulations and spent nuclear fuel storage;

•	Social attitudes regarding the utility and power industries;

•	Risks associated with the California power market;

•	Cost and other effects of legal and administrative proceedings, settlements, investigations and claims;

•	Technological developments that result in competitive disadvantages and create the potential for impairment of existing assets;

•	Factors associated with nonregulated investments, including conditions of closing, foreign government actions, foreign economic and currency risks, political instability in foreign countries, partnership actions, competition, operating risks, dependence on certain suppliers and customers, domestic and foreign environmental and energy regulations;

•	The completion of the offer for NRG’s outstanding Common Stock, and the realization of the expectations regarding the acquisition of the NRG Common Stock, which may be affected by the satisfaction of conditions to the offer, actual results of Xcel Energy following completion of the transaction, the ability to defer or terminate projects, to reduce expenses and to realize synergies, cash levels and similar matters; and

•	Other business or investment considerations that may be disclosed from time to time in the SEC filings of Xcel Energy or in other publicly disseminated written documents.

      Additional factors that might affect our forward-looking statements are included in our most recently filed Quarterly Report on Form 10-Q, Current Reports on Form 8-K and Annual Report on Form 10-K, all of which we have incorporated by reference into this prospectus. The factors described above, in the documents we have incorporated by reference and in the “Risk Factors” section of this prospectus are not necessarily all of the important factors that could cause actual results, performance or achievements to differ materially from those expressed in, or implied by, our forward-looking statements. Other unknown or unpredictable factors also could have material adverse effects on our future results, performance or achievements. Accordingly, our actual results may differ from those expressed in, or implied by, our forward-looking statements. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or circumstances or otherwise. However, during the time that this offer is open, we will amend our offer documents if a material change occurs in the information we have previously disclosed.

BACKGROUND AND REASONS FOR THE OFFER

Background of the Offer

      Before June 2000, NRG was our wholly owned subsidiary. In June 2000, NRG completed its IPO in which it sold 32,395,500 shares of its Common Stock to the public at $15.00 per share. In March 2001, NRG sold an additional 18,400,000 shares of Common Stock to the public at $27.00 per share. Since May 2000, we have held, directly or through our subsidiary Wholesale, 100% of the outstanding shares of NRG Class A common stock, each of which may be converted at any time into one share of NRG Common Stock. The Class A common shares currently represent 74.3% of the combined NRG common shares outstanding and 96.7% of the combined voting power of NRG’s outstanding common shares.

      In 1989, NRG was developed as an independent power producer, or IPP, to create additional stockholder value as a growth company. NRG has grown substantially since then, and today it is the third largest IPP worldwide with approximately 20,000 megawatts of power generation in operation.

      However, numerous factors have led to significant erosion in the valuations, expectations of earnings and perceived creditworthiness within the IPP sector. These factors have significantly increased the cost and reduced the availability of capital for IPPs, including NRG. These factors include, among others:

•	The impact of the general economic weakness in many national and international markets, which tends to reduce demand for power;

•	The significant number of announced new plant additions, which, if completed, would substantially increase the supply of power and reduce profit margins;

•	Increasingly stringent credit quality requirements imposed by lenders and ratings agencies on borrowers in the IPP sector;

•	The uncertainty with respect to changes in public policy and regulation of the energy industry, including the IPP sector, in response to the energy crisis in California; and

•	The highly publicized controversy surrounding the bankruptcy of Enron and the associated industry concerns with respect to accounting practices.

      On December 13, 2001, we announced that our board had authorized an equity investment of $300 million in NRG, subject to approval by the finance committee of our board related to the timing and pricing of that investment. We indicated at that time that the $300 million investment in NRG was to be funded from the proceeds of the sale of Xcel Energy common stock. We explained in that announcement that we had taken this action in part in response to the recent stock price declines experienced by NRG and other IPPs, as well as the recent action by Moody’s placing NRG on credit watch. Our board also recommended that we continue to monitor all aspects of the future funding and structure of NRG, including, among other things, the amount and timing of expected capital expenditures by NRG, the issuance by NRG of additional debt or public equity and the infusion by us of additional equity into NRG, and examine the possible acquisition by us of the outstanding NRG Common Stock. Since that announcement, we have advanced $300 million to NRG as subordinated debt. We will cancel this debt if the offer and merger are completed (which would increase our contribution to NRG’s capital), but plan to convert the debt into NRG equity if the offer and merger are not completed. See “Information Concerning NRG and Recent Events” beginning on page 29 for a description of the terms of the subordinated debt and the terms on which it would be converted into equity.

      In January 2002, we engaged Lehman Brothers Inc. as our financial advisor to assist our management in its evaluation of the issues facing NRG now and in the near future and to help us evaluate various strategic options with respect to NRG and our business.

      On February 13, 2002, the executive officers of Xcel Energy who serve on the NRG board informed the other members of the NRG board of the intention of Xcel Energy management to present to the Xcel Energy board the next day a recommendation to acquire the outstanding public shares of NRG.

      On February 14, 2002, our board, with two members absent, met to consider management’s recommendation regarding the offer and merger. After presentations by our senior management and advice from our financial advisor, Lehman Brothers, and our counsel, Jones, Day, Reavis & Pogue, the offer and the merger were unanimously approved by the directors present at the meeting.

      On the morning of February 15, 2002, we delivered a letter to the NRG board outlining the offer and issued a press release disclosing the offer and its material terms to the public. The text of the letter from our board to the NRG board follows:

February 15, 2002

Board of Directors
NRG Energy, Inc.
901 Marquette Avenue
Minneapolis, Minnesota 55402
Attention: Board of Directors

Ladies and Gentlemen:

As you know, Xcel Energy has previously announced that it is reviewing its options with respect to NRG, which options include the possible acquisition by Xcel Energy of the outstanding publicly held NRG stock. Having reviewed its options, our Board of Directors has determined that it is desirable to acquire that stock. We believe this would yield a number of significant benefits and that it is the best strategy in the light of recent changes in the capital markets and in the energy sector and general economy. Most importantly, we believe that the transaction is essential to the funding of NRG’s operations.

As a result, we will announce this morning an exchange offer pursuant to which the public shareholders of NRG will be offered 0.4846 shares of common stock of Xcel Energy in a tax-free exchange for each outstanding share of NRG’s common stock. Based on the $23.73 closing price of our shares on February 14, 2002, our offer represents a value of $11.50 per NRG share and a 15% premium to the closing price of NRG common shares on that date. We believe that the transaction will be well received by your public shareholders, especially in light of the premium to recent trading prices.

Our exchange offer will be conditioned on there being tendered in the offer enough shares so that, when taken together with the shares we would own upon conversion of our Class A shares, our ownership of NRG reaches at least 90%. We will not waive this condition. The exchange offer will also be subject to any requisite regulatory approvals and other customary conditions.

Promptly after the successful completion of our exchange offer, unless there is an order prohibiting us from doing so, we will effect a “short form” merger of NRG with a subsidiary of Xcel Energy. In the merger (subject to the exercise of appraisal rights), each share of NRG’s common stock will be exchanged for the same number of shares of our common stock as is paid in the exchange offer. As a result, NRG would become a wholly owned subsidiary of Xcel Energy.

We intend to file our offer materials with the Securities and Exchange Commission and commence our exchange offer as soon as practicable.

Although we are not seeking to negotiate the terms of the transaction with you and are not asking for NRG Board approval, we are aware that you will need to review the transaction and communicate with your shareholders. You may wish to retain independent financial and legal advisors to assist you, and we would support that decision.

We look forward to moving ahead with this exciting transaction, which we believe will generate value for Xcel Energy and NRG shareholders alike.

Sincerely,

/s/ WAYNE H. BRUNETTI

Wayne H. Brunetti

      On February 15, 2002, the NRG board met. At that meeting, the executive officers of Xcel Energy that are members of the NRG board offered to answer questions with respect to our offer and discussed the recommendation to form an independent committee as well as management authority during the pendency of the offer.

      On February 26, 2002, NRG announced that a committee of independent directors of its board had engaged Credit Suisse First Boston Corporation as financial advisor and Sullivan & Cromwell as legal counsel to assist it in connection with the offer.

      On March 4, 2002, at an NRG board meeting, NRG management presented NRG’s financial results for 2001 and its outlook for 2002, including their key assumptions. At that meeting, the NRG board authorized a special committee to evaluate our offer and adopted resolutions regarding management authority during the pendency of the offer.

      On March 13, 2002, we commenced the offer.

Reasons for the Offer and the Merger

      As a result of our consideration of the factors discussed under “— Background of the Offer” above, as well as those discussed beginning on page 26 under “Additional Factors for Consideration by NRG Stockholders,” we determined that it was necessary to reassess NRG’s original business plan in order to address several significant issues. These issues include, but are not limited to, the following:

•	NRG’s plan to significantly expand its megawatt capacity in an environment of perceived overcapacity of power generation;

•	The significant amount of capital required to fund NRG’s stated growth plan;

•	The increasing risk that NRG’s credit rating will be downgraded to below investment grade unless corrective action is taken and the detrimental impact that such a downgrade would have on NRG, in particular due to the requirements under NRG’s corporate guarantees and commitments existing at December 31, 2001 that NRG deposit approximately $960 million in letters of credit or cash collateral within five to 30 days of any such downgrade (see “Information Concerning NRG and Recent Events” beginning on page 29);

•	The high cost of equity financing and the dilutive effect that any substantial equity issuance would have on NRG’s stockholders, including from any substantial purchase by us of newly issued NRG equity;

•	NRG’s limited liquidity and immediate need for funds to carry out its business plan; and

•	Recent reversals of competitors’ plans for initial public offerings or spin-offs of the stock of IPP subsidiaries.

      In order to address these issues, we believe that NRG’s focus must be on selected growth opportunities and cost management so that, if the offer and merger are completed, NRG will have a stronger balance sheet and reduced dependence on external financing, which we believe should enable it to avoid a credit rating downgrade, achieve earnings growth and contribute greater stockholder value.

      Our plans for NRG in 2002 include:

•	Infusing $600 million of equity into NRG, consisting of an initial loan of $300 million recently made to NRG, plus an additional $300 million to be provided in 2002 after the offer and the merger are completed. We will cancel the $300 million debt previously advanced to NRG if the offer and merger are completed, but plan to convert this debt into an equity interest in NRG if this offer and the merger are not completed. See “Information Concerning NRG and Recent Events” beginning on page 29. We believe that, if our plans for NRG are implemented, this equity infusion will eliminate NRG’s need to issue additional equity in the near term;

•	Slowing NRG’s growth in megawatt capacity and the possible sale of $1.9 billion of existing generating assets;

•	Canceling approximately $700 million of planned projects and deferring about $900 million of planned projects; and

•	Beginning the process of selling unassigned turbines and deferring installment of additional unassigned turbines.

We expect these actions, if successful, would reduce 2002 cash requirements of NRG by about $3 billion.

      We believe that, if the offer and merger are completed and our plans for NRG are implemented, NRG will be a largely domestic-based, non-regulated IPP with regionally based businesses focused around high-load centers with a continued focus on retaining optimal fuel sources, dispatch mix and power sales. If the offer and merger are completed, we also expect to capture other benefits principally related to:

•	Realizing efficiencies from reducing NRG’s business development activities and administrative and general costs, with annual estimated cost savings of approximately $45 million;

•	Integrating power plant management across our system; and

•	Capturing infrastructure savings by consolidating our trading and marketing organization, where appropriate and while honoring all regulatory requirements, in order to maximize available synergies.

The foregoing discussion of the information and factors considered by our board and the various factors outlined under “Additional Factors for Consideration by NRG Stockholders” beginning on page 26 are not intended to be exhaustive, but include the material factors our board considered. In view of the variety of factors considered in connection with its evaluation of the offer and the merger, our board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual directors may have given differing weights to different factors.

ADDITIONAL FACTORS FOR CONSIDERATION BY NRG STOCKHOLDERS

      In deciding whether or not to tender your shares of NRG Common Stock, you should consider the following factors in addition to the factors set forth under “Risk Factors” beginning on page 15 and the other factors set forth in this prospectus.

      We believe the offer should be attractive to you as an NRG stockholder for the following reasons:

•	Based on the $23.73 closing price of our shares on February 14, 2002, the day prior to the announcement of this offer, our offer represents a value of $11.50 per NRG share, which is:

•	a 15.0% premium to the closing price of NRG Common Stock on that date,

•	a 15.7% premium to the average closing price of NRG’s shares during the 10 trading day period ending on that date, and

•	a 53.1% premium to NRG’s recent 52-week low of $7.51 on February 6, 2002, which was two days prior to renewed market rumors about the possibility of our purchase of NRG’s Common Stock that coincided with an increase in NRG’s stock price.

•	Based on the more recent closing price of Xcel Energy’s shares of $25.69 on March 11, 2002, the exchange ratio of 0.4846 of an Xcel Energy share for each share of NRG Common Stock represents a value of $12.45 per NRG share, which is:

•	a 24.5% premium to the closing price of NRG’s shares on February 14, 2002,

•	a 25.2% premium to the average closing price of NRG’s shares during the 10 trading day period ending on February 14, 2002, and

•	a 65.8% premium to NRG’s recent 52-week low of February 6, 2002.

•	We believe that the combination of NRG with Xcel Energy is the best available alternative for NRG and its stockholders at this time given NRG’s need for a significant equity infusion to strengthen its balance sheet, reduce the likelihood of a credit rating downgrade and fund its business and capital expenditures.

•	Any substantial issuance of equity by NRG as a stand-alone entity under current market conditions would be significantly dilutive to NRG’s earnings per share and the percentage ownership of current NRG stockholders, adversely affecting all NRG stockholders, including us. In addition, although our purchase of additional NRG equity while NRG is a stand-alone entity would avoid the dilution of our percentage ownership in NRG, it would reduce the percentage of NRG’s common shares that you would own and would still dilute NRG’s earnings per share.

•	Once the offer and merger are completed, Xcel Energy will be able to provide NRG with more efficient access to capital to pursue selected growth opportunities than NRG would have on a stand-alone basis as a result of our larger asset base, more diversified base of earnings, cash flow and higher credit rating.

•	Absent the completion of the offer and merger and subsequent equity infusion by Xcel Energy, NRG’s credit rating is more likely to be downgraded. If that were to happen, many of the corporate guarantees and commitments that NRG currently has in place would need to be supported with letters of credit or cash collateral within five to 30 days of a downgrade. As of December 31, 2001, the amount of collateral that would have been required if NRG were downgraded was approximately $960 million, which amount could increase to $1.45 billion by the end of 2002.

•	As an Xcel Energy stockholder, you will continue to participate in NRG’s growth through your ownership of Xcel Energy shares and participate in Xcel Energy’s future valuation.

•	As an Xcel Energy stockholder, you will receive Xcel Energy’s dividend, which we currently expect to continue to pay at an annual rate of $1.50 per share for each Xcel Energy share you own. See “Comparative Stock Prices and Dividends — Xcel Energy Dividend Policy” on page 34. As an Xcel

Energy stockholder, you will also be eligible to participate in our dividend reinvestment plan. NRG does not currently pay a dividend.

•	We believe the transaction will be accretive to Xcel Energy’s earnings per share in 2002.

•	We believe greater stockholder value will be realized from the integration of the operations of NRG and our other operations. We expect that the transaction will optimize asset utilization through consolidation of trading and marketing capabilities, power plant management and consolidation of various corporate operations.

•	The transaction will support our asset-based energy merchant strategy, a strategy which we believe is currently considered by the market to be more viable on a long-term basis than a stand-alone IPP strategy.

      You should also consider the following factors in deciding whether to tender your NRG shares:

•	The exchange ratio reflects a value per NRG share below NRG’s IPO price of $15.00 in June 2000, its subsequent offering price of $27.00 in March 2001 and the trading prices at which NRG shares have traded until recently. The highest NRG trading price was $36.85, reached on April 2, 2001. In addition, the ratio of NRG’s trading prices to Xcel Energy’s trading prices has been declining for several months. For example, the ratios determined by dividing NRG’s average share price by Xcel Energy’s average share price during the three month, one month and 10 trading day periods ending on February 14, 2002 were 0.5333, 0.4559 and 0.4086, respectively.

•	As a stockholder of Xcel Energy, your interest in the performance and prospects of NRG will only be indirect and in proportion to your share ownership in Xcel Energy. You therefore may not realize the same financial benefits of future appreciation in the value of NRG, if any, that you may realize if the offer is not successfully completed and you remained an NRG stockholder.

•	There can be no effective “market check” on our offer because we own 74.3% of the outstanding shares of both classes of NRG’s common shares combined, and 96.7% of the combined voting power of NRG’s outstanding common shares and do not intend to sell or otherwise dispose of our NRG shares. Moreover, even if we contemplated disposing of NRG, accounting and tax limitations could significantly adversely affect our willingness to sell or divest NRG to third parties for a significant period into the future. The merger that formed Xcel Energy was accounted for as a pooling of interests, which may adversely affect our willingness to divest NRG until August 2002. In addition, transactions related to the merger of Xcel Energy subsidiaries Public Service Company of Colorado and Southwestern Public Service Company prior to the Xcel Energy merger could prevent us from effecting any tax-free spinoff of NRG until June 2003. We believe the possibility is remote that any third party would bid for NRG in these circumstances.

•	NRG has recently experienced significant growth, and we derive a significant portion of our financial results from NRG. NRG’s net income for the year ended December 31, 2001 increased 45% over NRG’s net income for the prior year. In addition, in the year ended December 31, 2001, we derived 25% of our net income from NRG (or 31% if minority interests in NRG are attributed to Xcel Energy). See the forecasts of NRG’s future results under “Financial Forecasts” beginning on page 31.

•	Because NRG shares accepted in the offer will be exchanged for Xcel Energy shares, you should consider Xcel Energy’s business, prospects and financial condition before you decide to tender your shares in the offer. In considering our business, prospects and financial condition, you should review the documents incorporated by reference in this prospectus because they contain detailed business, financial and other information about us. See “Where You Can Find More Information” beginning on page 92.

INFORMATION CONCERNING XCEL ENERGY AND RECENT EVENTS

      The following information is qualified in its entirety by and should be read together with the more detailed information and financial statements included in or incorporated by reference into this prospectus.

      In August 2000, Northern States Power Co. (NSP) and New Century Energies, Inc. merged to form Xcel Energy. The Class A shares held by NSP prior to the merger are now held by Xcel Energy, through a subsidiary. On February 28, 2002, we completed a public offering of 23 million shares of Xcel Energy common stock at an offering price of $22.50 per share, with aggregate net proceeds to us of approximately $500 million.

      We are a public utility holding company with six public utility subsidiaries:

•	Northern States Power Company, a Minnesota corporation, which serves 1.3 million electric customers and 0.4 million gas customers in Minnesota, North Dakota and South Dakota;

•	Public Service Company of Colorado, a Colorado corporation, which serves 1.3 million electric customers and 1.1 million gas customers in Colorado;

•	Southwestern Public Service Company, a New Mexico corporation, which serves 390,000 electric customers in portions of Texas, New Mexico, Oklahoma and Kansas;

•	Northern States Power Company, a Wisconsin corporation, which serves 230,000 electric customers and 90,000 gas customers in northern Wisconsin and Michigan;

•	Cheyenne Light, Fuel and Power Company, a Wyoming corporation, which serves 40,000 electric customers and 30,000 gas customers in and around Cheyenne, Wyoming; and

•	Black Mountain Gas Company, an Arizona corporation, which serves 8,600 customers in Arizona.

      Our other significant regulated subsidiary is Viking Gas Transmission Company, an interstate gas pipeline.

      We also own or have an interest in a number of nonregulated businesses, the largest of which is NRG. In addition to NRG, our nonregulated subsidiaries include Seren Innovations, Inc. (broadband telecommunications services), e prime, inc. (natural gas marketing and trading), Planergy International Inc. (energy management, consulting and demand-side management services), Utility Engineering (engineering, construction and design), Xcel International (IPP) and Eloigne Company (acquisition of rental housing projects that qualify for low-income housing tax credits).

      For information on our nonregulated subsidiaries, see “Management’s Discussion and Analysis — Results of Operations — Nonregulated Subsidiaries and Holding Company” in our Current Report on Form 8-K filed on February 25, 2002. For information regarding our segments and foreign revenues, see Note 18 to our Financial Statements for the Fiscal Year Ended December 31, 2001 filed in our Current Report on Form 8-K on February 25, 2002.

      A detailed description of our business is included in the documents we have filed with the SEC which we have incorporated by reference into this prospectus. See “Where You Can Find More Information” beginning on page 92.

INFORMATION CONCERNING NRG AND RECENT EVENTS

      NRG is a leading global energy company, primarily engaged in the acquisition, development, ownership, and operation of power generation facilities and the sale of energy, capacity and related products. As of December 31, 2001, NRG had interests in power generation facilities (including those under construction) having a total generating capacity of 38,388 megawatts, or MW, of which NRG has or will have net ownership of 24,357 MW. This is an increase from 15,007 MW of net ownership interests as of December 31, 2000. Approximately 19,100 MW, or 78%, of NRG’s net MW generation in operation and under construction is located in the United States. NRG also has international power generation projects managed in three distinct markets: Australia/ Asia Pacific, Europe and Latin/ South America. At December 31, 2001, NRG had net ownership interests of 2,297 MW in Asia Pacific, 1,854 MW in Europe and 1,107 MW in Latin America.

      NRG is a majority owned subsidiary of Xcel Energy. We own 147,604,500 Class A shares, which represent 74.3% of both classes of NRG’s outstanding common shares combined. Because each Class A share entitles us to 10 votes, we hold 96.7% of the combined voting power of all of NRG’s outstanding common shares.

      In addition to NRG’s power generation projects, NRG also has interests in district heating and cooling systems and steam transmission operations. As of December 31, 2001, NRG’s thermal and chilled water businesses had a steam and chilled water capacity equivalent to 1,506 MW of which its net ownership interest was 1,379 MW. NRG believes that through its subsidiary, NEO Corporation, it is one of the largest landfill gas generation companies in the United States, extracting methane from landfills to generate electricity. NEO owns 31 landfill gas collection systems and has 46 MW of net ownership interests in related electric generation facilities. NEO also has 42 MW of net ownership interests in 18 small hydroelectric facilities and 109 MW of net ownership interest in seven distributed generation facilities.

      NRG’s unsecured credit rating is BBB- from S&P’s and Baa3 from Moody’s. In December 2001, Moody’s placed NRG’s credit rating on review for potential downgrade.

      As of December 31, 2001, NRG’s off-balance sheet obligations pursuant to its guarantees of performance, equity and indebtedness obligations of its subsidiaries totaled approximately $721.7 million. NRG is directly liable for the obligations of certain of its project affiliates and other subsidiaries pursuant to guarantees relating to some of their indebtedness, equity and operating obligations. In addition, in connection with the purchase and sale of fuel emission credits and power generation products to and from third parties with respect to the operation of some of NRG’s generation facilities in the United States, NRG may be required to guarantee a portion of the obligations of some of its subsidiaries.

      If Moody’s or S&P were to downgrade NRG, many of the corporate guarantees and commitments currently in place would need to be supported with letters of credit or cash collateral within five to 30 days. As of December 31, 2001, the amount of collateral required, if NRG was downgraded, was approximately $960 million to satisfy some of the above mentioned guarantees and some obligations associated with its $2 billion construction/ acquisition revolver. Of the $960 million in collateral that could be required, approximately $200 million relates to NRG’s guarantees of debt service reserve accounts required by some of its project-level financings, approximately $400 million relates to NRG’s power marketing activities, and $360 million would be required to support its Contingent Equity Guarantee associated with its $2 billion construction/acquisition revolver.

      Because NRG places a maximum amount on its guarantees in place to support power marketing activities, and because of the relatively small number of margin accounts in place, even very large changes in market conditions would not have a material impact on the approximately $400 million of collateral that would be required for NRG’s power marketing activities in the event of a downgrade.

      In the event of a downgrade, NRG would expect to meet its collateral obligations with cash on hand, available credit lines provided under its revolving line of credit, liquidity support from Xcel Energy and potentially from the issuance of debt into capital markets. NRG’s revolving line of credit was increased from $500 million to $1 billion on March 8, 2002. In addition, NRG intends to maintain its $125 million letter of credit facility and plans to secure an additional $125 million credit facility for total credit facilities of $1.25 billion to be available in 2002.

      The Contingent Equity Guarantee associated with NRG’s construction/ acquisition revolver could increase to a maximum of $850 million by the end of 2002 as NRG utilizes the capacity of the construction/ acquisition revolver.

      Therefore, the amount of collateral required by the end of 2002 in the event of a downgrade could increase to $1.45 billion.

      On February 28, 2002, NRG issued to Xcel Energy a $300 million subordinated convertible note. The note bears interest at a rate per annum equal to a 30-day LIBOR plus 0.90%. The interest rate at February 28, 2002 was 2.77%. Payments on the unpaid principal amount of the note, together with interest, are due quarterly in arrears commencing May 31, 2002, however, as long as NRG has any senior indebtedness outstanding, NRG will not make any payments of principal or interest on the note. The note is subordinated to all of NRG’s present and future secured and unsecured obligations for borrowed money or guarantees. We may, at our option, at any time so long as the NYSE rules do not require prior approval of the NRG stockholders, cause NRG to convert all, but not less than all, of the note into an aggregate number of shares of NRG’s Common Stock equal to the sum of the then outstanding principal amount of the note and all accrued but unpaid interest divided by the price per share on the date specified in our notice to convert. The price per share will be determined by the Independent Committee of the NRG board, whose members are the same as the members of the special committee, and approved by the Finance Committee of the Xcel Energy board, but at a price per share not less than the average closing price for the NRG Common Stock on the NYSE during the five-trading day period prior to the date of conversion. We will cancel this debt if the offer and merger are completed, thereby effectively making a capital contribution to NRG. If the offer and merger are not completed, we plan to convert the note into NRG Common Stock.

      A detailed description of NRG’s business is included in the documents filed by NRG with the SEC, which we have incorporated by reference into this prospectus. See “Where You Can Find More Information” beginning on page 92.

FINANCIAL FORECASTS

      As part of its business planning cycles, the management of Xcel Energy prepares financial forecasts of its future results. The following is Xcel Energy management’s forecasts of consolidated earnings per share and operating results of Xcel Energy and earnings per share and operating results for each of its business components. Actual 2001 figures are presented for comparison purposes.

      The forecasts below are pro forma for the Xcel Energy equity issuance completed on February 28, 2002 and the Xcel Energy equity that will be issued in the offer and the merger. The forecasts assume, among other things:

•	That the offer and merger are completed in April 2002.

•	Normalized weather patterns throughout 2002.

•	Xcel Energy’s forecasts include 74% of NRG’s earnings for the first quarter and 100% of NRG’s earnings for the last three quarters of 2002.

•	The implementation of our business plan for NRG, which would involve:

•	Sales of NRG assets for approximately $1.9 billion with net proceeds of approximately $1.1 billion after repayment of related debt. The sales are assumed to occur late in the fourth quarter of 2002 with no material write-offs. The forecasts further assume that the income and expenses associated with those asset sales are included for the entire year;

•	Cost savings of approximately $45 million due to reductions in business development and administrative and general expenses related to the implementation of the Xcel Energy business plan for NRG;

•	That Xcel Energy infuses $600 million of equity into NRG, consisting of an initial loan of $300 million previously made to NRG (see “Information Concerning NRG and Recent Events” beginning on page 29), plus an additional $300 million to be provided after consummation of the offer and the merger; and

•	The cancellation by NRG of about $700 million of planned projects and the deferral by NRG of about $900 million of planned projects.

      The Regulated Operations component includes the earnings contribution from Xcel Energy’s six regulated electric and gas utilities and Viking Gas. The earnings contribution from NRG for 2001 reflects Xcel Energy’s 74% ownership of NRG. Other Enterprises includes: Seren Innovations, e prime, Planergy, Eloigne, Utility Engineering and other smaller subsidiaries. Unallocated Financing includes interest expense and preferred dividend costs, which are incurred at the Xcel Energy and intermediate holding company levels and are not directly assigned to individual subsidiaries.

Earnings (Loss) per Share

		Forecasted
		Pro forma
	2001 Actual	2002 Range

Xcel Energy	$2.30	$ 2.40 – $ 2.50
Business Components:
Regulated Operations	$1.90	$ 1.65 – $ 1.70
NRG Energy	$0.58	$ 0.90 – $ 0.95
Other Enterprises	$(0.07)	$(0.04) – $ 0.00
Unallocated Financing	$(0.11)	$(0.14) – $(0.10)

Net Income (Loss)($millions)

		Forecasted
		Pro forma
	2001 Actual	2002 Range

Xcel Energy	$791	$920 – $960
Business Components:
Regulated Operations	$655	$632 – $652
NRG Energy	$200	$345 – $364
Other Enterprises	$(26)	$(15) – $ 0
Unallocated Financing	$(38)	$(54) – $(38)

      Beyond 2002, Xcel Energy expects average annual earnings per share growth to be approximately 7% – 9%. It is expected that the earnings from NRG will increase at approximately 15% per year. In addition, Regulated Operations are expected to provide moderate growth in earnings. It is also expected that there will be modest improvement in the earnings of Other Enterprises. Unallocated Financing is expected to remain at approximately forecasted 2002 levels.

      The forecasts above were prepared by Xcel Energy management for internal planning purposes only and not with a view to public disclosure and are not necessarily in compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts. The forecasts are not fact and should not be relied upon as being indicative of future results, and you are cautioned not to place undue reliance on these forecasts.

      The forecasts constitute forward-looking statements that are subject to various risks and uncertainties that could cause actual results to differ materially from the forecasts and should be read with caution. The forecasts are subjective in many respects and thus susceptible to interpretations and periodic revisions based on actual experience and recent developments. See “Risk Factors” beginning on page 15 and “Forward-Looking Information” beginning on page 20.

      While presented with numerical specificity, the forecasts are based upon a variety of assumptions relating to the businesses of Xcel Energy and each of its business components including the ability of Xcel Energy and each of its business components to achieve strategic goals, objectives and targets over the applicable period and, in the case of NRG, the successful implementation of Xcel Energy’s business plan for NRG. These assumptions involve judgments with respect to the impact of general economic and business conditions, the competitive and political environment in which each operates, the market for NRG assets, the sales of which are contemplated by our business plan for NRG and other factors, all of which are difficult or impossible to predict accurately and are beyond the control of the management of NRG and Xcel Energy. See “Risk Factors” beginning on page 15 and “Forward-Looking Information” beginning on page 20. There can be no assurance that the assumptions made in preparing the forecasts will prove accurate, and actual results may be materially greater or less than those contained in the forecasts.

      You should understand that many important factors, in addition to those discussed in this prospectus, could cause the forecasted results to differ materially from those expressed in forward-looking statements and may cause the forecasts or the underlying assumptions to be inaccurate.

      For these reasons, you should not regard our inclusion of forecasts in this prospectus as an indication that Xcel Energy or any of its affiliates or representatives considers that the forecasts are or will prove to be correct, and the forecasts should not be relied on as such.

      Except to the extent required under applicable securities laws, Xcel Energy does not intend to make publicly available any update or other revisions to any of the forecasts to reflect circumstances existing after the date of preparation of the forecasts or to reflect the occurrence of future events even if any or all of the assumptions underlying any of the forecasts are shown to be in error.

COMPARATIVE STOCK PRICES AND DIVIDENDS

      Xcel Energy common stock and NRG Common Stock are both listed on the NYSE. Xcel Energy common stock is also listed on the Chicago Stock Exchange and the Pacific Exchange. The ticker symbol for Xcel Energy common stock is “XEL” and the ticker symbol for NRG Common Stock is “NRG.” The following table shows, for the calendar quarters indicated, based on the NYSE Composite Transactions Tape, (1) the reported high and low sales prices per share of Xcel Energy common stock, (2) the reported high and low sales prices per share of NRG Common Stock, and (3) dividends declared per Xcel Energy share during those quarters. Since its IPO, NRG has not declared or paid any dividends on shares of its Common Stock.

	Xcel Energy(1)			NRG(2)

	High	Low	Dividend	High	Low

2002
First Quarter (through March 11, 2002)	$28.49	$22.26	N/A	$16.61	$7.51
2001
First Quarter	$30.35	$24.19	$.375	$37.70	$20.50
Second Quarter	$31.85	$27.39	$.375	$36.85	$21.00
Third Quarter	$29.51	$25.00	$.375	$25.96	$13.10
Fourth Quarter	$29.77	$25.30	$.375	$20.99	$9.70
2000
First Quarter	$20.56	$16.13	$.369	N/A	N/A
Second Quarter	$23.81	$19.50	$.371	$18.44	$16.06
Third Quarter	$27.56	$20.13	$.336	$36.50	$17.63
Fourth Quarter	$30.00	$24.63	$.375	$37.50	$21.63

(1)	Xcel Energy historical stock price information for periods prior to August 19, 2000 is information for the common stock of Xcel Energy’s predecessor, Northern States Power Company (which was listed on the NYSE under the symbol “NSP”). Xcel Energy was formed on August 18, 2000 by the merger of Northern States Power Company with New Century Energies, Inc.

(2)	NRG Common Stock was first traded on the NYSE on June 5, 2000, the date on which NRG completed its IPO. Prior to June 5, 2000, there was no established public trading market for NRG’s Common Stock.

      The closing sale price for shares of Xcel Energy’s common stock on February 14, 2002, the last full trading day prior to Xcel Energy’s announcement of this offer, was $23.73. The closing sale price on March 11, 2002, the last full trading day prior to the printing of this prospectus for which this information was practicably available, was $25.69. You are urged to obtain current market quotations.

      The closing sale price for the shares of NRG’s Common Stock on February 14, 2002 was $10.00. The closing sale price on March 11, 2002 was $12.85. You are urged to obtain current market quotations.

      As of February 28, 2002, there were 369,594,367 shares of Xcel Energy common stock outstanding and approximately 143,000 holders of record of Xcel Energy common stock. As of February 27, 2002, there were 50,975,665 shares of NRG Common Stock outstanding. According to NRG’s transfer agent, there were 278 holders of record of NRG Common Stock as of March 6, 2002. Xcel Energy’s subsidiary, Wholesale, is the holder of record of all of NRG’s outstanding shares of Class A common stock.

      Our common stock includes associated rights to purchase common stock pursuant to a Stockholder Protection Rights Agreement between us and Wells Fargo Bank Minnesota, N.A., as Rights Agent. See “Comparison of Rights of Holders of NRG’s Common Stock and Holders of Xcel Energy’s Common Stock” beginning on page 74.

Xcel Energy Dividend Policy

     Dividend Rights

      Before we can pay any dividends on our common stock, the holders of our preferred stock are entitled to receive their dividends at the respective rates provided for the shares of their series. In addition, we may not, except in certain limited circumstances, declare or pay any dividends on our common stock if we have deferred payment of interest on the junior subordinated debentures that were issued in connection with the trust originated preferred securities issued and sold by our subsidiary trust, NSP Financing I.

     Limitations on Payment of Dividends and Acquisition of Common Stock

      So long as any shares of our preferred stock are outstanding, dividends (other than dividends payable in common stock), distributions or acquisitions of our common stock:

•	may not exceed 50% of net income for a prior twelve-month period, after deducting dividends on any preferred stock during the period, if at the end of such period the ratio of the sum of the capital represented by the common stock, premiums on capital stock (restricted to premiums on common stock only by SEC orders), and surplus accounts to the sum of the total capital and the surplus accounts of Xcel Energy (adjusted to reflect payment of the common stock dividend), or the capitalization ratio, is less than 20%;

•	may not exceed 75% of net income for such twelve-month period, as adjusted if the capitalization ratio is 20% or more, but less than 25%; and

•	if the capitalization ratio exceeds 25%, dividends, distributions or acquisitions may not reduce the ratio to less than 25% except to the extent permitted by the provisions described in the above two bullet points.

      Because we are a holding company and conduct all of our operations through our subsidiaries, our cash flow and ability to pay dividends will be dependent on the earnings and cash flows of our subsidiaries and the distribution or other payment of those earnings to us is in the form of dividends or in the form of repayments of loans. Some of our subsidiaries may have restrictions on their ability to pay dividends including covenants under their borrowing arrangements and mortgage indentures, and possibly also restrictions imposed by their regulators.

      Future dividend levels will be dependent upon our results of operations, financial position, cash flows and other relevant factors, and will be evaluated by our board. No assurance can be given that we will continue to pay dividends on our common stock at the current annual rate, or at all, in the future.

NRG Dividend Policy

      Since its IPO, NRG has not declared or paid any dividends on its shares of Common Stock or Class A common stock.

THE OFFER

      We are making this offer to acquire all of the outstanding shares of NRG’s Common Stock, the class of NRG’s common shares held by the public, on behalf of and as agent for our indirect, wholly owned subsidiary NRG Acquisition Company, LLC, or the Purchaser, and its parent company Wholesale, our subsidiary. We currently do not own any shares of NRG’s Common Stock, but we do own, through Wholesale, all 147,604,500 of NRG’s Class A common shares, each of which is convertible by us, at any time, into one share of NRG’s Common Stock. These Class A shares represent 74.3% of all of the outstanding shares of both classes of NRG’s common shares combined. Because each Class A share entitles us to 10 votes, we hold 96.7% of the combined voting power of all of NRG’s outstanding common shares. Within this document, all references to our acceptance, acquisition or ownership of NRG Class A shares or Common Stock mean acceptance, acquisition or ownership by Wholesale and/or the Purchaser.

      On behalf of the Purchaser and Wholesale, as their agent, we are offering to exchange 0.4846 of a share of Xcel Energy common stock and cash in lieu of fractional shares for each outstanding share of NRG Common Stock that is validly tendered and not properly withdrawn prior to the expiration of the offer, upon the terms and conditions set forth in this prospectus and the related letter of transmittal. We will not acquire any shares of NRG’s Common Stock in the offer unless NRG stockholders who are not directors or executive officers of Xcel Energy have tendered into this offer, and not withdrawn, as of the expiration of the offer, enough shares so that, when taken together with the shares of NRG Common Stock that we would hold after conversion of Class A shares, we would own at least 90% of NRG’s outstanding Common Stock. We refer to this condition as the minimum condition. We will not waive this condition. Based on the number of shares of NRG Common Stock currently outstanding, at least 31,117,680 shares, or approximately 61% of the outstanding shares of Common Stock, must be tendered by those stockholders in order for this condition to be satisfied. If, prior to the expiration of the offer, all currently outstanding, exercisable options for NRG Common Stock were exercised, and shares of NRG Common Stock were purchased pursuant to all of the currently outstanding NRG equity units, then there would need to be tendered into the offer by the above described stockholders at least 40,123,539 shares, or 65.8% of the then-outstanding NRG Common Stock, in order for this condition to be satisfied. For purposes of determining whether the minimum condition has been satisfied, we will treat as outstanding shares issuable with respect to equity units for which an “election to settle early” has been received by NRG prior to the merger, even if shares of NRG Common Stock have not yet been issued. Our obligation to exchange Xcel Energy shares for NRG shares is also subject to the issuance of an order by the SEC under PUHCA, as and to the extent required, authorizing us to complete the offer and merger and other conditions described in this prospectus under “— Conditions of the Offer” beginning on page 45.

      If we successfully complete the offer, as soon as possible after the offer is completed, unless a court prevents us from carrying out the short-form merger, as described below, Wholesale will convert enough Class A shares into shares of NRG Common Stock so that we own at least 90% of NRG’s outstanding Common Stock. Wholesale will then contribute all of the Common Stock of NRG that it holds, and at least 90% of any Class A shares that it owns and did not convert, to its subsidiary, the Purchaser, and the Purchaser will convert into a corporation and immediately effect a short-form merger with NRG under Delaware law, unless a court prevents us from doing so. Each outstanding share of NRG Common Stock that we do not acquire in the offer (except for the shares of Common Stock that we will own upon conversion of Class A shares and except for shares held by stockholders who properly perfect their appraisal rights under Delaware law) will be converted in the merger into the right to receive 0.4846 of a share of Xcel Energy common stock and cash in lieu of fractional shares. Accordingly, if you do not tender your shares and we effect the short-form merger, you will receive the same consideration per NRG share as you would have received if you had tendered your shares of NRG Common Stock into the offer, unless you properly perfect your appraisal rights under Delaware law. See “— Purpose of the Offer; The Merger” beginning on page 42 and “— Appraisal Rights” beginning on page 43. After completion of the merger, NRG will be an indirect, wholly owned subsidiary of Xcel Energy.

      When we refer to the expiration of the offer we mean 5:00 p.m., New York City time, on April 10, 2002, unless we extend the period of time for which the offer is open, in which case references to the expiration of the offer will mean the latest time and date on which the offer is open.

      You will not receive any fractional shares of Xcel Energy common stock in the offer or the merger. Instead, the exchange agent for the offer will aggregate any fractional shares issuable and sell them. The proceeds from the sale of the fractional shares will be distributed to you and the other tendering stockholders on a pro rata basis, net of commissions. See “— Cash in Lieu of Fractional Shares of Xcel Energy Common Stock” on page 37.

      If you are the record owner of your shares of NRG Common Stock and you tender those shares directly to the exchange agent, you will not be obligated to pay any charges or expenses to the exchange agent or any brokerage commissions. If you own your shares of NRG Common Stock through a broker or other nominee, and your broker or nominee tenders those shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply.

Timing of the Offer

      We commenced the offer on March 13, 2002, the date of this prospectus. Our offer is scheduled to expire at 5:00 p.m., New York City time, on April 10, 2002, unless we extend the period of the offer. All references to the expiration of the offer mean the time of expiration, as extended. Although we are entitled to extend the offer in the manner described under “— Extension, Termination and Amendment” below, we will not provide for a “subsequent offer period” (as provided for in Rule 14d-11 under the Exchange Act) after the expiration of the offer. For more information, see the discussion under “— Extension, Termination and Amendment” below.

Extension, Termination and Amendment

      We expressly reserve the right, in our sole discretion, to extend, on one or more occasions, the period of time during which the offer remains open, and we can do so by giving oral or written notice of the extension to the exchange agent. If we decide to extend our offer, we will make an announcement to that effect no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. We are not making any assurances that we will exercise our right to extend our offer, although we currently intend to do so until all conditions have been satisfied or, where permissible, waived. During any extension, all NRG shares previously tendered and not properly withdrawn will remain deposited with the exchange agent, subject to your right to withdraw your NRG shares as described below under “— Withdrawal Rights” on page 39.

      Subject to the SEC’s applicable rules and regulations, we reserve the right, in our sole discretion, to delay, on one or more occasions, our acceptance for exchange of NRG shares pursuant to our offer. We also reserve the right to terminate our offer and not accept for exchange any NRG shares, upon the failure of any of the conditions of the offer to be satisfied or, where permissible, waived, or otherwise to amend the offer in any respect (except as described below), by giving oral or written notice of delay, termination or amendment to the exchange agent and by making a public announcement. We will follow any extension, delay, termination or amendment, as promptly as practicable, with a public announcement. In the case of an extension, an announcement will be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. Subject to applicable law, including Rules 14d-4(c) and 14d-6(d) under the Securities Exchange Act of 1934, or the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the offer be promptly sent to the stockholders in a manner reasonably designed to inform the stockholders of the change, and without limiting the manner in which we may choose to make any public announcement, we assume no obligation to publish, advertise or otherwise communicate any public announcement other than by making a release to the Dow Jones News Service.

      We expressly reserve the right to modify, on one or more occasions, the terms and conditions of the offer, except that we will not modify or waive the minimum condition, the registration statement effectiveness condition, the listing condition and the PUHCA condition.

      If we make a material change in the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required under the Exchange Act.

Exchange of NRG Shares; Delivery of Xcel Energy Common Stock

      Upon the terms and subject to the conditions of the offer, including, if the offer is extended or amended, the terms and conditions of the extension or amendment, promptly after the expiration of the offer we will accept for exchange NRG shares validly tendered and not properly withdrawn and, as soon as practicable afterwards, we will exchange Xcel Energy common stock, and cash in lieu of fractional shares, for the shares of NRG Common Stock. In all cases, the exchange of NRG shares tendered and accepted for exchange pursuant to the offer will be made only if the exchange agent timely receives (1) certificates for those NRG shares, or a timely confirmation of a book-entry transfer of those NRG shares in the exchange agent’s account at The Depository Trust Company, or DTC, and a properly completed and duly executed letter of transmittal, and any other required documents; or (2) a timely confirmation of a book-entry transfer of those NRG shares in the exchange agent’s account at DTC, together with an “agent’s message” as described on page 38 under “— Procedure for Tendering Shares.” Alternatively, if appropriate, you may comply with the guaranteed delivery procedures set forth under “— Guaranteed Delivery” on page 39.

      For purposes of the offer, we will be deemed to have accepted for exchange NRG shares validly tendered and not properly withdrawn when, as and if we notify the exchange agent of our acceptance of the tender of those NRG shares pursuant to the offer. The exchange agent will deliver shares of Xcel Energy common stock in exchange for shares of NRG Common Stock and cash in lieu of fractional shares of Xcel Energy common stock as soon as practicable after receipt of our notice. The exchange agent will act as the agent for tendering NRG stockholders for the purpose of receiving Xcel Energy common stock and cash to be paid in lieu of fractional shares of Xcel Energy common stock and transmitting the stock and cash to you. You will not receive any interest on any cash that we pay you, even if there is a delay in making the exchange.

      If we do not accept NRG shares for exchange pursuant to the offer or if a stockholder submits certificates for more NRG shares than the stockholder is tendering into the offer, we will return certificates for these unexchanged NRG shares without expense to the tendering stockholder. If we do not accept NRG shares for exchange pursuant to the offer, NRG shares tendered by book-entry transfer into the exchange agent’s account at DTC pursuant to the procedures described on page 38 under “— Procedure for Tendering Shares” will be credited to the account maintained with DTC from which those shares were originally transferred as soon as practicable following expiration or termination of the offer.

Cash in Lieu of Fractional Shares of Xcel Energy Common Stock

      Xcel Energy will not issue certificates representing fractional shares of Xcel Energy common stock pursuant to the offer. The exchange agent, acting as agent for NRG stockholders otherwise entitled to receive fractional shares of Xcel Energy common stock, will aggregate all fractional shares and sell them for the accounts of such stockholders. The proceeds realized by the exchange agent upon the sale of such fractional shares will be distributed, net of commissions, to such stockholders on a pro rata basis. Such cash payments will be made through the exchange agent if the shares of NRG Common Stock are tendered to the exchange agent or if such shares are tendered through DTC. None of the exchange agent, Xcel Energy, NRG, the information agent or the dealer manager will guarantee any minimum proceeds from the sale of shares of Xcel Energy common stock, and no interest will be paid on any such proceeds.

Procedure for Tendering Shares

      For you to validly tender your shares of NRG Common Stock into our offer, you must do one of the following:

•	Deliver certificates for your shares and a properly completed and duly executed letter of transmittal, along with any required signature guarantees and any other required documents, to the exchange agent at one of its addresses set forth on the back cover of this prospectus before the expiration of the offer;

•	Arrange for a book-entry transfer of your shares to be made to the exchange agent’s account at DTC and receipt by the exchange agent of a confirmation of this transfer before the expiration of the offer, and deliver a properly completed and duly executed letter of transmittal and any other required documents to the exchange agent at one of its addresses set forth on the back cover of this prospectus before the expiration of the offer; or

•	Arrange for a book-entry transfer of your shares to the exchange agent’s account at DTC and receipt by the exchange agent of confirmation of this transfer that includes an “agent’s message” before the expiration of the offer.

•	Alternatively, if appropriate, you may tender your NRG shares by complying with the guaranteed delivery procedures set forth on page 39 under “— Guaranteed Delivery.”

      The term “agent’s message” means a message, transmitted by DTC and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering the NRG shares which are the subject of the book-entry confirmation, that the participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce that agreement against the participant.

      The exchange agent will establish an account with respect to the NRG shares at DTC for purposes of the offer within two business days after the date of this prospectus, and any financial institution that is a participant in DTC may make book-entry delivery of the NRG shares by causing DTC to transfer the NRG shares into the exchange agent’s account in accordance with DTC’s procedure for the transfer. For a tender made through book-entry delivery at DTC to be valid, the exchange agent must receive a book-entry confirmation of transfer and either a duly executed letter of transmittal along with any other required documents at one of its addresses set forth on the back cover of this prospectus by the expiration date of the offer, or an agent’s message as part of the book-entry confirmation.

      Signatures on all letters of transmittal must be guaranteed by an eligible institution, except in cases in which NRG shares are tendered either by a registered holder of NRG shares who has not completed the box entitled “Special Issuance Instructions” or the box entitled “Special Delivery Instructions” on the letter of transmittal or for the account of an eligible institution. By “eligible institution,” we mean a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of a recognized Medallion Program approved by the Securities Transfer Association Inc., including the Securities Transfer Agent’s Medallion Program, the Stock Exchange Medallion Program and the New York Stock Exchange Medallion Signature Program or any other “eligible guarantor institution,” as that term is defined in Rule 17Ad-15 under the Exchange Act.

      If the certificates for shares are registered in the name of a person other than the person who signs the letter of transmittal, the certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signature(s) on the certificates or stock powers guaranteed in the manner we have described above.

      The method of delivery of NRG share certificates and all other required documents, including delivery through DTC, is at your option and risk, and the delivery will be deemed made only when actually received by the exchange agent. If delivery is by mail, we recommend registered mail with return receipt requested, properly insured. In all cases, you should allow sufficient time to ensure timely delivery.

Withdrawal Rights

      NRG shares tendered pursuant to the offer may be withdrawn at any time before the expiration of the offer. After the expiration of the offer, tenders are irrevocable. However, if we have not accepted tendered shares for exchange by May 11, 2002 the shares may be withdrawn at any time thereafter.

      For your withdrawal to be effective, the exchange agent must timely receive from you a written or facsimile transmission notice of withdrawal at one of its addresses set forth on the back cover of this prospectus, and your notice must include your name, address, social security number, the certificate number(s) and the number of shares to be withdrawn as well as the name of the registered holder, if it is different from that of the person who tendered those shares. If NRG shares have been tendered pursuant to the procedures for book-entry tender discussed above under “— Procedure for Tendering Shares,” the notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn shares and must otherwise comply with DTC’s procedures. If certificates have been delivered or otherwise identified to the exchange agent, the name of the registered holder and the serial numbers of the particular certificates evidencing the NRG shares withdrawn must also be furnished to the exchange agent, as stated above, prior to the physical release of the certificates. We will decide all questions as to the form and validity (including time of receipt) of any notice of withdrawal, in our sole discretion, and our decision will be final and binding.

      An eligible institution must guarantee all signatures on the notice of withdrawal unless the NRG shares have been tendered for the account of an eligible institution or a registered holder.

      None of Xcel Energy, the exchange agent, the dealer manager, the information agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal nor will any of them incur any liability for failure to give any notification. Any NRG shares properly withdrawn will be deemed not to have been validly tendered for purposes of the offer. However, you may retender withdrawn NRG shares by following one of the procedures discussed under “— Procedure for Tendering Shares” above or “— Guaranteed Delivery” below at any time before the expiration of the offer.

Guaranteed Delivery

      If you wish to tender NRG shares pursuant to the offer and either (1) certificates for your NRG shares are not immediately available, (2) you cannot deliver the certificates and all other required documents to the exchange agent by the expiration of the offer, or (3) you cannot complete the procedure for book-entry transfer on a timely basis, you may nevertheless tender your NRG shares, so long as all of the following conditions are satisfied:

•	you make your tender by or through an eligible institution;

•	the exchange agent receives from you a properly completed and duly executed notice of guaranteed delivery, substantially in the form made available by us, before the expiration of the offer; and

•	the exchange agent receives from you within three NYSE trading days after the date of execution of the notice of guaranteed delivery the certificates for all of the NRG shares you are tendering in proper form for transfer or a confirmation of a book-entry transfer of those shares into the exchange agent’s account at DTC as described above, together with a properly completed and duly executed letter of transmittal, with any required signature guarantees and all other required documents, or, in the case of a book-entry transfer, an agent’s message.

      You may deliver the notice of guaranteed delivery to the exchange agent by hand or send it by facsimile transmission or mail and you must include a guarantee by an eligible institution in the form set forth in that notice.

      In all cases, we will exchange NRG shares tendered and accepted for exchange pursuant to our offer only if the exchange agent timely receives certificates for the shares, confirmation of a book-entry transfer of those shares into the exchange agent’s account at DTC as described above and a properly completed and duly executed letter of transmittal or an agent’s message in connection with a book-entry transfer.

Effect of a Tender of Shares

      By executing a letter of transmittal, you will agree and acknowledge that our acceptance for exchange of NRG shares you tender in the offer will, without any further action, revoke any prior powers of attorney and proxies that you may have granted in respect of those shares and you will not grant any subsequent proxies and, if any are granted, they will not be deemed effective. We reserve the right to require that, in order for NRG shares to be validly tendered, we must be able to exercise full voting, consent and other rights with respect to those NRG shares immediately upon our acceptance of those NRG shares for exchange.

      We will determine questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of NRG shares, in our sole discretion, and our determination will be final and binding. We reserve the absolute right to reject any and all tenders of NRG shares that we determine are not in proper form or the acceptance of or exchange for which may, in the opinion of our counsel, be unlawful. No tender of NRG shares will be deemed to have been validly made until all defects and irregularities in tenders of those shares have been cured or waived. Neither we, the dealer manager, the exchange agent, the information agent, nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any NRG shares nor will any of them incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of the offer, including the letter of transmittal and instructions, will be final and binding.

      The tender of NRG shares pursuant to any of the procedures described above will constitute a binding agreement between you and us upon the terms and subject to the conditions of the offer.

Material U.S. Federal Income Tax Consequences

      The following is a description of the material United States federal income tax consequences of the offer and the merger. Our description is not a comprehensive description of all of the tax consequences that may be relevant to you. For example, we have not described tax consequences that arise from rules that apply only to some classes of taxpayers.

      Our description is based upon the Internal Revenue Code of 1986, as amended, or the Code, the regulations of the United States Treasury Department, and court and administrative rulings and decisions in effect on the date of this prospectus, all of which are subject to change, possibly retroactively. Any change could affect the continuing validity of the tax consequences described in this prospectus. We have not requested and will not request an advance ruling from the Internal Revenue Service as to the tax consequences of the offer and the merger.

      For purposes of our description, we have assumed that NRG stockholders hold their NRG shares as capital assets. Our description does not address all of the tax consequences that may be relevant to particular NRG stockholders in light of their individual circumstances or to NRG stockholders who are subject to special treatment under the United States federal income tax laws, such as:

•	banks;

•	tax-exempt organizations;

•	insurance companies;

•	mutual funds;

•	traders in securities who elect to apply a mark-to-market method of accounting;

•	dealers in securities or foreign currencies;

•	NRG stockholders who received their NRG shares as compensation;

•	NRG stockholders who are not U.S. persons; and

•	NRG stockholders who hold NRG shares as part of a hedge, straddle or conversion transaction.

      The description does not include any tax consequences arising under the laws of any state, locality or foreign jurisdiction.

      The term “U.S. person” means:

•	an individual who is a U.S. citizen or a U.S. resident alien;

•	a corporation or partnership or other entity treated as a corporation or partnership for United States federal income tax purposes, created or organized in the United States or under the laws of the United States or any state;

•	a trust where (a) a U.S. court is able to exercise primary jurisdiction over the trust and (b) one or more U.S. persons have the authority to control all substantial decisions of the trust; or

•	an estate that is subject to U.S. tax on its worldwide income from all sources.

      In the opinion of Jones, Day, Reavis & Pogue, counsel to Xcel Energy, (1) the exchange of NRG shares for Xcel Energy common stock in the offer and the merger will constitute a reorganization within the meaning of Section 368(a) of the Code and (2) Xcel Energy, Wholesale and NRG will each be a party to the reorganization. This opinion of our counsel is based upon representations we have made and on various assumptions set forth in the opinion, and is subject to the accuracy of the description of the offer and the merger in this prospectus, without waiver or modification, and certain further qualifications as set forth in the opinion. The opinion neither binds the Internal Revenue Service nor precludes it from adopting a contrary position.

      Assuming the offer and the merger qualify as a reorganization:

•	NRG stockholders will not recognize any income, gain or loss on the exchange of NRG shares for Xcel Energy common stock in the offer or the merger, except with respect to cash, if any, they receive in lieu of fractional shares of Xcel Energy common stock;

•	the tax basis to an NRG stockholder of the Xcel Energy common stock received in exchange for NRG Common Stock pursuant to the offer or the merger will equal the NRG stockholder’s tax basis in the NRG shares surrendered, decreased by the amount of any tax basis allocable to any fractional share interest in Xcel Energy common stock for which cash is received;

•	the holding period of an NRG stockholder for the Xcel Energy common stock received pursuant to the offer or the merger will include the holding period of the NRG shares surrendered in exchange; and

•	an NRG stockholder who receives cash in lieu of a fractional share of Xcel Energy common stock pursuant to the offer or the merger will recognize gain or loss on the exchange in an amount equal to the difference between the amount of cash received and the basis of the NRG stock exchanged that is allocable to the fractional share. The gain or loss generally will constitute capital gain or loss. The deductibility of capital losses is subject to limitations for both individuals and corporations.

      An NRG stockholder who receives cash for its NRG shares pursuant to the exercise of appraisal rights generally will recognize gain or loss equal to the difference between the tax basis of the NRG shares surrendered and the amount of cash received, except that any cash received that is or is deemed to be interest for federal income tax purposes will be taxed as ordinary income. A stockholder receiving cash pursuant to the exercise of appraisal rights may be required to recognize gain or loss in the year the merger closes, irrespective of whether the stockholder actually receives payment for its NRG shares in that year.

      Tax matters are very complicated, and the tax consequences of the offer and the merger to each NRG stockholder will depend on the facts of that stockholder’s particular situation. You are urged to consult your own tax advisors regarding the specific tax consequences of the offer and the merger, including tax return reporting requirements, the applicability of federal, state, local and foreign tax laws and the effect of any proposed changes in the tax laws.

Purpose of the Offer; The Merger

      We are making this offer to acquire all of the outstanding shares of NRG’s Common Stock, the class of NRG’s common stock held by the public, on behalf of and as agent for our indirect wholly owned subsidiary, the Purchaser, and its parent company, Wholesale. We currently own through our wholly owned subsidiary, Wholesale, all 147,604,500 of NRG’s Class A common shares, each of which is convertible into one share of NRG’s Common Stock. These Class A shares represent 74.3% of all of the outstanding NRG common shares combined. Because each Class A share entitles us to 10 votes, we currently hold 96.7% of the combined voting power of all of NRG’s outstanding common shares.

      We are offering to exchange 0.4846 of a share of Xcel Energy common stock, and cash in lieu of fractional shares, for each outstanding share of NRG Common Stock that is validly tendered and not properly withdrawn on or prior to the expiration of the offer, upon the terms and conditions set forth in this prospectus and the related letter of transmittal. We will not acquire any shares in the offer unless NRG stockholders who are not directors or executive officers of Xcel Energy have tendered into this offer, and not withdrawn, as of the expiration of the offer, enough shares so that, when taken together with the shares of NRG Common Stock that we would hold after conversion of Class A shares, we would own at least 90% of NRG’s outstanding Common Stock. Based on the number of shares of NRG Common Stock currently outstanding, at least 31,117,680 shares, or approximately 61% of the outstanding shares of NRG Common Stock, must be tendered by those stockholders in order for this condition to be satisfied.

      If we successfully complete this offer, Wholesale will convert enough of the Class A shares held by it into shares of NRG Common Stock so that we will own at least 90% of NRG’s outstanding Common Stock. We will then effect a short-form merger with NRG under Delaware law as soon as possible after we complete the offer, unless a court prevents us from doing so. Wholesale will contribute all of the Common Stock of NRG it holds and at least 90% of the Class A shares that it holds to its subsidiary, the Purchaser, which will convert from a limited liability company to a corporation under Delaware law immediately before we effect a short-form merger of NRG with the Purchaser. Each outstanding share of NRG Common Stock we do not acquire in the offer (except for the shares of Common Stock issued upon conversion of Class A shares and except for shares held by NRG stockholders who properly perfect their appraisal rights under Delaware law) will be converted in the merger into the right to receive 0.4846 of a share of Xcel Energy common stock, and cash in lieu of fractional shares, the same consideration per NRG share the holder would have received if the holder had tendered those shares into the offer, unless the holder properly perfects appraisal rights under Delaware law.

      If we successfully complete the offer but are prevented by a court from effecting the short-form merger, any Common Stock not tendered into the offer will remain outstanding until we are able to effect such a merger, if ever. We consider this possibility to be unlikely as we do not intend to complete the offer unless we believe we can also complete the merger; however, in these circumstances, the liquidity of and market for those remaining publicly held shares of NRG’s Common Stock, and the rights of the holders of those shares, could be adversely affected. NRG’s Common Stock is currently listed on the NYSE. Depending upon the number of NRG shares purchased in the offer, NRG’s Common Stock may no longer meet the requirements for continued listing and may be delisted from the NYSE. If this were to happen, we would attempt to list NRG shares for trading on another securities exchange. It is also possible that NRG’s Common Stock would continue to trade in the over-the-counter market and that price quotations would be reported by other sources. The extent of the public market for NRG’s Common Stock and the availability of these quotations would depend, however, upon the number of holders of NRG’s Common Stock remaining at that time, the interest in maintaining a market in NRG’s Common Stock on the part of securities firms, the possible termination of registration of NRG’s Common Stock under the Exchange Act, as described below, and other factors.

      NRG’s Common Stock is currently registered under the Exchange Act. This registration may be terminated upon application by NRG to the SEC if NRG’s Common Stock is no longer listed on a securities exchange and there are fewer than 300 holders of record of the NRG Common Stock. Based on information received by us from NRG’s transfer agent, there were 278 holders of record of NRG Common Stock as of March 6, 2002. Despite the termination of the registration of NRG Common Stock under the Exchange Act,

NRG will continue to be required to furnish information to its security holders and the SEC as a result of its corporate units continuing to be registered under the Exchange Act and listed on the NYSE. If, in the future, no NRG securities were registered under the Exchange Act, this would substantially reduce the information required to be furnished by NRG to its securityholders and to the SEC, although NRG would remain obligated under certain of the indentures to which it is party, to furnish, upon request of the holders of indenture securities, (1) annual consolidated comparative financial statements of NRG prepared in accordance with generally accepted accounting principles in the United States, together with any corresponding notes, a report by an independent accountant of established national reputation and a management’s discussion and analysis of financial condition and results of operation, as well as (2) unaudited condensed consolidated comparative balance sheets and cash flow and income statements of NRG. Termination of registration of NRG’s Common Stock would also make certain of the provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with stockholders’ meetings and the related requirement of an annual report to stockholders no longer applicable.

      Shares of NRG Common Stock are currently “margin securities” under the regulations of the Board of Governors of the Federal Reserve System. This has the effect of allowing brokers to extend credit on shares of NRG Common Stock as collateral. Depending on factors similar to those described above regarding listing and market quotations, it is possible that shares of NRG Common Stock would no longer constitute “margin securities” for purposes of the Federal Reserve Board’s margin regulations. If registration of NRG’s shares under the Exchange Act is terminated, NRG’s shares would no longer be “margin securities.”

Appraisal Rights

      Under Delaware law, holders of NRG Common Stock do not have appraisal rights in connection with the offer. If the offer is successfully completed, holders of shares of NRG Common Stock who (a) did not tender their shares into the offer and hold Common Stock at the effective time of the merger, (b) do not wish to accept the consideration provided for in that merger and (c) comply with the procedures provided for in Section 262 of the Delaware General Corporation Law, or the DGCL, will be entitled to have their NRG shares appraised by the Delaware Court of Chancery and to receive a payment in cash of the “fair value” of those shares as determined by the court. The following summarizes provisions of Section 262 of the DGCL regarding appraisal rights that would be applicable in connection with the merger, which will be effected as a merger of a wholly owned subsidiary of Xcel Energy with NRG. This discussion is qualified in its entirety by reference to Section 262 of the DGCL. A copy of Section 262 is attached to this document as Annex A. If you fail to take any of the actions required by the DGCL, your rights to an appraisal in connection with the merger will be waived or terminated.

     Notification of Merger’s Effective Time

      Within 10 days after the effective time of the merger, NRG will send notice of the effective time and the availability of appraisal rights to each holder of its Common Stock.

     Electing Appraisal Rights

      To exercise appraisal rights, the record holder of NRG Common Stock must, within 20 days after the date NRG mails the notice referred to in the prior paragraph, deliver a written demand for appraisal to NRG. This demand must reasonably inform NRG of the identity of the holder of record and that the stockholder demands appraisal of his, her or its NRG shares.

      A demand for appraisal must be delivered to: Corporate Secretary, NRG Energy, Inc., 901 Marquette Avenue, Minneapolis, Minnesota 55402.

     Only Record Holders May Demand Appraisal Rights

      Only record holders of NRG Common Stock as of the effective time of the merger are entitled to demand appraisal rights. Each demand must be executed by or for the record holder, fully and correctly, as the holder’s name appears on the holder’s stock certificates.

•	If shares of NRG Common Stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand should be executed in that capacity.

•	If shares of NRG Common Stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all owners.

•	An authorized agent, including one for two or more joint owners, may execute the demand for appraisal for a holder of record. The agent must identify the owner or owners of record and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the owner or owners of record.

•	A holder of record, such as a broker, who holds shares of NRG Common Stock as nominee for more than one beneficial owner may exercise rights of appraisal with respect to shares of NRG Common Stock held for all or less than all of those beneficial owners’ interests. In that case, the written demand should set forth the number of shares of NRG Common Stock covered by the demand. If the number of shares is not expressly mentioned, the demand will be presumed to cover all NRG Common Stock standing in the name of the record holder. NRG stockholders who hold their shares in brokerage accounts or through any other nominee and who wish to exercise appraisal rights should consult their brokers or other nominees to determine the procedures they must follow in order for their brokers and other nominees to exercise appraisal rights in respect of their NRG shares.

     Court Petition Must Be Filed

      Within 120 days after the effective time of the merger, NRG or any stockholder who has satisfied the foregoing conditions may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of NRG Common Stock. NRG will have no obligation to file such a petition. Stockholders seeking to exercise appraisal rights should initiate all necessary action to perfect their rights within the time periods prescribed by the DGCL.

      Within 120 days after the effective time of the merger, any stockholder who has complied with the requirements under Section 262 of the DGCL for the exercise of appraisal rights may make a written request to receive from NRG a statement of the total number of shares of NRG Common Stock with respect to which demands for appraisal have been received and the total number of holders of these shares. NRG will be required to mail these statements within ten days after it receives a written request.

     Appraisal Proceeding by Delaware Court

      If a petition for an appraisal is timely filed, after a hearing on the petition, the Delaware Court of Chancery will determine which of the stockholders are entitled to appraisal rights. The court will appraise the shares of NRG Common Stock owned by the stockholders and determine their fair value. In determining fair value, the court may consider a number of factors including market values of NRG Common Stock, asset values and other generally accepted valuation considerations, but will exclude any element of value arising from the consummation or expectation of the merger. The court will also determine the amount of interest, if any, to be paid upon the value of the Common Stock to the stockholders entitled to appraisal.

      The value determined by the court for shares of NRG Common Stock could be more than, less than, or the same as the merger consideration, but the form of the consideration payable as a result of the appraisal proceeding would be cash. The court may determine the costs of the appraisal proceeding and allocate them to the parties as the court determines to be equitable under the circumstances. The court may also order that all or a portion of any stockholder’s expenses incurred in connection with an appraisal proceeding, including reasonable attorney’s fees and expenses and reasonable fees and expenses of experts utilized in the appraisal proceeding, be charged, on a pro rata basis against the value of all shares of NRG Common Stock entitled to appraisal.

     Effect of Appraisal Demand on Voting and Right to Dividends; Tax Consequences

      Any stockholder who has duly demanded an appraisal in compliance with the DGCL will not, after the effective time of the merger, be entitled to vote the shares of NRG Common Stock subject to the demand for any purpose. The shares subject to the demand will not be entitled to dividends or other distributions, other than those payable or deemed to be payable to stockholders of record as of a date prior to the effective time of the merger. We describe above under “— Material U.S. Federal Income Tax Consequences,” beginning on page 40, the tax consequences to an NRG stockholder who receives cash for his, her or its NRG shares pursuant to the exercise of appraisal rights.

     Loss, Waiver or Withdrawal of Appraisal Rights

      Holders of NRG Common Stock will lose their right to appraisal if they do not file a petition for appraisal within 120 days after the effective time of the merger. A stockholder will also lose the right to an appraisal by delivering to NRG a written withdrawal of the stockholder’s demand for an appraisal. Any attempt to withdraw a demand that is made more than 60 days after the effective time of the merger requires NRG’s written approval. If appraisal rights are not perfected or a demand for appraisal rights is timely withdrawn, a stockholder will be entitled to receive the consideration otherwise payable pursuant to the merger, without interest. The number of shares of Xcel Energy common stock, and cash in lieu of a fraction of a share of Xcel Energy common stock, delivered to such stockholder will be based on the same exchange ratio used in the offer and the merger, regardless of the market price of Xcel Energy’s shares at the time of delivery.

     Dismissal of Appraisal Proceeding

      If an appraisal proceeding is timely instituted, the proceeding may not be dismissed, without the approval of the court, as to any stockholder who has perfected a right of appraisal.

Conditions of the Offer

      The offer is subject to a number of conditions, which we describe below. These conditions must be satisfied or, where permissible, waived before or as of the expiration of the offer for us to accept NRG shares pursuant to the offer. If each of these conditions is not satisfied or, where permissible, waived before or as of the scheduled expiration of the offer, we may choose to extend the expiration of the offer or terminate the offer.

     Minimum Condition

      There must be validly tendered by NRG stockholders who are not directors or executive officers of Xcel Energy, and not properly withdrawn prior to the expiration of the offer, enough shares of NRG Common Stock so that, when taken together with the shares of NRG Common Stock that Xcel Energy would hold after conversion of Class A shares, we would own at least 90% of NRG’s outstanding Common Stock. Based on the number of shares of NRG Common Stock currently outstanding, at least 31,117,680 shares, or approximately 61% of the outstanding NRG Common Stock, must be tendered by those stockholders in order for this condition to be satisfied. If, prior to the expiration of the offer, all currently outstanding, exercisable options for NRG Common Stock were exercised, and shares of NRG Common Stock were purchased pursuant to all of the currently outstanding NRG equity units, then at least 40,123,539 shares, or approximately 65.8% of the outstanding NRG Common Stock, would need to be tendered into the offer by the above described stockholders, in order for this condition to be satisfied. For purposes of determining whether the minimum condition has been satisfied, we will treat as outstanding shares of NRG Common Stock issuable with respect to equity units for which an “election to settle early” has been received by NRG prior to the merger, even if shares have not yet been issued. We will not waive this condition.

     Registration Statement Effectiveness Condition

      The registration statement on Form S-4 of which this prospectus is a part must have become effective under the Securities Act and not be the subject of any stop order or proceedings seeking a stop order. We will not waive this condition.

     Listing Condition

      The Xcel Energy common stock issuable in the offer and the merger must have been approved for listing on the NYSE, Chicago Stock Exchange and Pacific Exchange, subject to official notice of issuance. We will not waive this condition.

     Regulatory Approval

      The offer is subject to the issuance of an order by the SEC under PUHCA, as and to the extent required, authorizing us to complete the offer and merger. See “— Certain Legal Matters and Regulatory Approvals” beginning on page 47. We will not waive this condition. If it is determined that no order is required under PUHCA, then this condition will be considered to have been satisfied.

     Additional Conditions

      In addition, we will not be required to accept shares of NRG Common Stock for exchange and may choose to extend the expiration of the offer or to terminate the offer if any of the following occurs and is continuing, and in our good faith reasonable judgment, regardless of the circumstances, it would be inadvisable for us to proceed with the offer:

1. Any governmental authority of competent jurisdiction has issued an injunction, order, decree, judgment or ruling that is in effect, or has promulgated or enacted a statute, rule, regulation or order, which in any such case:

•	restrains or prohibits us from making or completing the offer or the merger;

•	prohibits or restricts our or any of our affiliates’ ownership or operation of any portion of NRG’s business or assets, or would substantially deprive us or any of our affiliates of the benefit of ownership of NRG’s business or assets, or compels us, or any of our affiliates, to dispose of or hold separate any portion of NRG’s business or assets;

•	imposes material limitations on our ability to acquire, hold or exercise full rights of ownership of the NRG shares, including the right to vote NRG shares; or

•	imposes any material limitations on our ability and/or the ability of our affiliates or subsidiaries to control in any material respect the business and operations of NRG; or

2. Any litigation or other legal action is instituted, pending or threatened by or before any court or other governmental authority which seeks to:

•	restrain or prohibit us from making or completing the offer or the merger or impose on us or any of our affiliates any other restriction, prohibition or limitation referred to in the above paragraph 1 that in our reasonable judgment is reasonably likely to be successful; or

•	impose any liability on Xcel Energy, NRG or their affiliates that, in our reasonable judgment, is reasonably likely to result in liability material to Xcel Energy and its subsidiaries on a consolidated basis, or NRG and its subsidiaries on a consolidated basis; or

3. (a) Any general suspension of, or limitation on prices for, trading in NRG’s Common Stock or Xcel Energy’s common stock on the NYSE; (b) a declaration of a banking moratorium or any general suspension of payments in respect of banks in the United States; or (c) in the case of any of the events described in clause (a) or (b) above existing at the time of the commencement of our offer, a material acceleration or worsening of that event; or

4. Any change, development, effect or circumstance that, in our reasonable judgment, would reasonably be expected to have a material adverse effect on NRG; or

5. NRG shall have filed for bankruptcy or another person shall have filed a bankruptcy petition against NRG which is not dismissed within two business days.

      These five conditions of the offer are for our sole benefit and may be waived by us, in whole or in part, at any time and from time to time prior to the expiration of the offer, in our sole discretion, subject to our obligations under the SEC’s rules and regulations. Our failure to exercise any of the foregoing rights will not be deemed a waiver of any right and each right shall be deemed an ongoing right which may be asserted at any time and from time to time prior to the expiration date of the offer. We do not believe that the stockholder litigation described below under “ — Stockholder Litigation” is likely to give rise to the circumstances we described in paragraph 2 above.

Certain Legal Matters and Regulatory Approvals

     General

      Except as we have described in this prospectus, we are not aware of any license or regulatory permit material to the business of NRG and its subsidiaries, on a consolidated basis, that may be materially adversely affected by our acquisition of NRG Common Stock, or of any filing or approval that would be required for our acquisition of NRG Common Stock. We intend to make all required filings under the Securities Act, the Exchange Act and PUHCA in connection with the offer and merger.

Approval Under the Public Utility Holding Company Act

      We expect to file promptly our application with the SEC requesting the issuance of an order under PUHCA authorizing us to complete the offer and merger. Completion of the offer will be subject to the receipt of this order, as and to the extent required.

      In the context of acquisitions, PUHCA contains various conditions applicable to acquisitions of public utilities or of companies owning public utilities. Because NRG is not a public utility or an owner of a public utility, these provisions will not apply. However, the SEC must determine whether, among other things, this offer and merger comply with applicable state laws and otherwise conform to PUHCA’s corporate simplification standards.

      We believe that the conditions for approval of this offer and the merger under PUHCA can be met and have requested the SEC to issue an order promptly. We believe that this order will be issued in a timely fashion. Nevertheless, we cannot give assurances that the SEC will approve this offer and merger under PUHCA or, if such approval is obtained, when such approval will be obtained or whether the terms of the approval will ultimately be acceptable.

     State Takeover Laws

      A number of states have adopted takeover laws and regulations which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which have substantial assets, stockholders, principal executive offices or principal places of business in those states. We have not attempted to comply with any state takeover statutes in connection with the offer, since we do not believe that any of these apply. However, we reserve the right to challenge the validity or applicability of any state law allegedly applicable to the offer, and nothing in this prospectus nor any action taken in connection herewith is intended as a waiver of that right. If one or more takeover statutes applies to the offer and is not found to be invalid, we may be required to file documents with, or receive approvals from, relevant state authorities and we may also be unable to accept for exchange shares tendered into the offer or may delay the offer. See “— Conditions of the Offer” beginning on page 45.

     Non-U.S. Approvals

      We are unaware of any requirement for the filing of information with, or the obtaining of the approval of, governmental authorities in any non-U.S. jurisdiction that is applicable to the offer or the merger.

Certain Effects of the Offer

     Effects on the Market

      If we successfully complete the offer, we intend to cause the delisting of NRG Common Stock from the NYSE following completion of the merger.

     Exchange Act Registration

      The shares of NRG Common Stock are currently registered under the Exchange Act. If we successfully complete the offer, following completion of the merger, we will file a Form 15 with the SEC and will request that the NYSE file a Form 25 with the SEC terminating registration of the NRG shares under the Exchange Act.

Financing of the Offer

      The shares of Xcel Energy common stock to be issued in the offer and the merger will come from Xcel Energy’s authorized but unissued shares. Xcel Energy’s fees and expenses in connection with the offer will be paid from Xcel Energy’s available capital resources.

Stockholder Litigation

      Shortly after we announced the offer and the merger on February 15, 2002, individual stockholders of NRG filed nine separate but similar class action complaints in the Delaware Court of Chancery against Xcel Energy, NRG and the nine members of NRG’s board. Each of the actions was brought as a class action on behalf of all holders of NRG’s shares, other than the defendants and persons related to or affiliated with the defendants. The actions generally allege that Xcel Energy, NRG and the individual defendants breached fiduciary duties of care, loyalty and candor in connection with the offer and merger, which the complaints assert is being undertaken in an unfair and coercive manner, at an unfairly low price, using inside information and with inadequate disclosure, all in furtherance of the interests of Xcel Energy at the expense of the public stockholders of NRG. More specifically, the complaints, considered collectively, allege that:

•	we are engaged in an improper plan or scheme to benefit Xcel Energy at the expense of NRG’s minority stockholders;

•	with the acquiescence of NRG and its directors, we are engaged in self-dealing and we are not acting in good faith toward, or dealing fairly with, NRG’s minority stockholders;

•	we and NRG’s directors have clear and material conflicts of interest, and have not taken adequate measures to protect the interests of NRG’s minority stockholders;

•	we have used our access to internal financial information about NRG, its true value, expected increase in its value, and the benefits of 100% ownership of NRG for our own benefit and to the detriment of NRG’s minority stockholders, who are not privy to that information;

•	we timed the offer and the merger to take advantage of a depressed price for NRG stock and to place an artificial lid or cap on that price, in order to justify an unreasonably low price to NRG’s minority stockholders, which does not reflect NRG’s intrinsic value, its progress or its future value, and represents an inadequate premium;

•	we have used our ownership of NRG shares to exercise voting control of NRG and control its proxy process, selecting, dominating, and controlling all the directors, some of whom are employees of Xcel Energy;

•	we are using our control of NRG to force NRG stockholders to sell their Common Stock at an unfairly low price that is dictated by us;

•	as a result of our stock ownership of NRG shares and representation on NRG’s board, no third party will likely make a competing bid for NRG, and there is no opportunity for an auction or other type of market check;

•	the defendants have failed to disclose all material facts in connection with the offer and the merger; and

•	the directors of NRG failed to explore ways to maximize stockholder value for NRG’s minority stockholders.

      The actions considered collectively, seek judgment declaring that they may be maintained as class actions, with the respective plaintiffs as class representatives; enjoining the offer and merger; if the transaction is consummated, then rescinding it or awarding rescissory damages; awarding an unspecified sum in damages; accounting to plaintiffs and the class for all profits and special benefits obtained through the transaction; and awarding unspecified costs, disbursements, and attorneys’ and experts’ fees and expenses.

      More recently, a similar class-action complaint challenging the transaction was filed in a Minnesota state court by an NRG stockholder against us, NRG, and seven of the nine NRG directors (excluding two of our present officers), advancing essentially the same charges in breach of fiduciary duties, unfairness, and use of superior knowledge in furtherance of the interests of Xcel Energy at the expense of public stockholders of NRG, and characterizing the activities of the special committee and its advisers as a sham. The action seeks judgment declaring that it may be maintained as a class-action; declaring the proposed transaction to be unfair, unjust and inequitable to plaintiff and members of the class; enjoining the defendants from taking any steps to accomplish or implement the proposed transaction without adequate safeguards for the interests of the public stockholders; awarding an unspecified sum in damages, plus interest; and awarding unspecified costs and disbursements, including attorneys’, accountants’ and experts’ fees.

      Neither we nor the other defendants have yet responded to the complaints but we believe there are both factual and legal defenses available and intend to pursue them actively.

      This description of these actions is qualified in its entirety by reference to the allegations in the related complaints, which we have filed with the SEC and which we incorporate by reference into this prospectus.

Conduct of NRG if the Offer is Not Completed

      If the offer is not completed for any reason, including because the minimum condition or another condition is not satisfied or, if permissible, waived, we expect that NRG will continue to be a majority owned subsidiary of Xcel Energy and operate its business subject to market and industry conditions and the terms of the agreements and other documents described below under “Relationships with NRG and Related Transactions.” We have no current intention to sell or otherwise dispose of our NRG shares. See “Background and Reasons for the Offer” beginning on page 22 and “Additional Factors for Consideration by NRG Stockholders” beginning on page 26.

      If the offer is not completed, there can be no assurance that Xcel Energy will be able to execute its plan for NRG in 2002. See “Background and Reasons for the Offer — Reasons for the Offer and the Merger” beginning on page 24.

Relationships with NRG and Related Transactions

      NRG was initially incorporated in Minnesota in 1989, and was reincorporated in Delaware in 1992, as a wholly owned subsidiary of NSP. All of NSP’s shares of NRG Common Stock were converted to Class A shares in May 2000 pursuant to the pending IPO of NRG’s Common Stock. NRG became publicly traded in June 2000 upon the completion of its IPO. In August 2000, NSP merged with NCE to form Xcel Energy. Immediately following that merger, the surviving company, NSP, changed its name to Xcel Energy and contributed all of its NRG Class A shares to a newly formed subsidiary Wholesale. As a result of our ownership of the Class A shares, we own 74.3% common stock of NRG on a combined basis, representing

96.7% of the total voting power of NRG’s common stock on a combined basis. In addition, four directors of NRG are executive officers of Xcel Energy and a fifth director of NRG was Chairman of Xcel Energy until August 2001, when he retired from Xcel Energy.

      NRG and Xcel Energy have entered into material transactions and agreements with one another and are expected to enter into material transactions and agreements from time to time in the future. Material agreements and transactions currently existing or currently proposed between NRG and Xcel Energy are described below. This description is qualified in its entirety by reference to the specific provisions of the documents described below that have been filed with the SEC, which we incorporate by reference into this prospectus.

     Operating Agreements

      NRG has two agreements with us for the purchase of thermal energy. Under the terms of the agreements, we charge NRG for certain incremental costs, including fuel, labor, plant maintenance and auxiliary power, incurred by Xcel Energy to produce thermal energy. NRG paid us $7.1 million in 2001 under these agreements. One of the agreements expires on December 31, 2002, and the other expires on December 31, 2006. NRG and Xcel Energy have executed a new agreement, expiring on December 31, 2010, to replace the agreement expiring December 31, 2002, but this new agreement will not become effective until it is approved by the Minnesota Public Utilities Commission.

      NRG has a renewable ten-year agreement with us, expiring on December 31, 2006, under which we agree to purchase refuse-derived fuel for use in certain of our boilers, and NRG agrees to pay us an incentive fee to use refuse-derived fuel. Under this agreement, NRG received from us $1.6 million in 2001, and NRG paid to us $2.8 million in 2001.

      NRG has entered into an operation and maintenance agreement with us with respect to our Elk River and Becker Facilities, under which NRG receives a base management fee and is reimbursed for costs it incurs. The operation and maintenance agreement also provides for a management incentive fee payable to NRG, based upon the financial performance of the facilities. NRG earned a total management fee, in addition to reimbursed expenses, of $1.9 million in 2001. This agreement expires on December 31, 2003.

      NRG and Xcel Energy have entered into an asset purchase agreement for the sale of our Elk River and Becker Facilities to NRG. The boards of directors of Xcel Energy and NRG have approved the transaction. The Minnesota Public Utilities Commission has approved Xcel Energy’s request for the transfer of assets. Xcel Energy expects that the transaction will be completed by the second quarter of 2002.

     Services Agreement

      NRG, as a non-utility operating company affiliate of Xcel Energy, is subject to a services agreement that has been approved by the SEC under PUHCA, under which NRG reimburses Xcel Energy Services Inc. for actual administrative services that we provide to NRG on an at-cost basis. In addition, NRG reimburses us for the cost of corporate administrative and general expenses. NRG paid $12.2 million in 2001 as reimbursement for the cost of services provided and expenses.

     TreeCycle Agreement

      In February 2001, a wholly owned subsidiary of NRG, NRG Processing Solutions LLC (NRG PS), entered into agreements with us to provide for the assignment by us to NRG PS of various leases and contracts with respect to our TreeCycle business unit. The TreeCycle operation manages wood waste from our line-clearance operations in the Minneapolis and St. Paul metropolitan area. In conjunction with this transfer, NRG and Xcel Energy also entered into a one-year processing agreement whereby NRG PS agreed to process our wood waste until December 31, 2001, for a minimum fee of $500,000. The agreements were approved by the Minnesota Public Utilities Commission in April 2001. The agreements were not renewed. Xcel Energy paid NRG PS the minimum fee of $500,000 in 2001.

     Consulting Services Agreement

      NRG has an agreement with Utility Engineering Corporation, a wholly owned subsidiary of Xcel Energy, under which Utility Engineering provides consulting services to NRG. Consulting services are provided from time to time at the request of NRG. NRG paid $1.4 million to Utility Engineering for consulting services in 2001.

     Tax Allocation Agreement

      NRG was formerly a member of our consolidated tax group for United States federal income tax purposes. Following the completion of NRG’s March 2001 offering of 18.4 million shares of Common Stock, we owned equity securities representing less than 80% of NRG’s value and, accordingly, NRG is no longer a member of our consolidated tax group. The responsibility for payment of taxes and the allocation between Xcel Energy and NRG of tax benefits and liabilities was previously governed by a tax-sharing agreement between NRG and Xcel Energy. That tax-sharing agreement was replaced by a tax allocation agreement which became effective as of December 2000. That tax-allocation agreement formalizes the various practices which arose under the previous tax-sharing agreement and reflects the change in NRG’s status from a wholly owned subsidiary of Xcel Energy to a majority owned subsidiary.

     Option Agreement

      NRG has entered into an option agreement with us under which NRG has granted us and our affiliates a continuing option to purchase additional shares of Common Stock. If NRG issues equity securities, we and our affiliates may exercise options to purchase shares of Common Stock to the extent necessary to maintain or restore an ownership percentage of 80% of the outstanding shares of Common Stock and Class A shares on a combined basis. That option agreement will expire if and when we and our affiliates beneficially own less than 30% of the outstanding Common Stock and Class A shares of NRG on a combined basis.

      Following NRG’s March 2001 offering, our ownership in NRG was reduced to 74.3% of the outstanding shares of Common Stock and Class A shares on a combined basis. We waived our rights under the option agreement in connection with the March 2001 offering. This option agreement will terminate upon completion of the offer and merger.

     Registration Rights Agreement

      NRG has entered into a registration rights agreement with us, under which NRG has agreed to register the shares of NRG Common Stock issuable upon the conversion of Class A shares held by us and our affiliates under the following circumstances:

•	Demand Rights. Upon our written request, NRG will register shares of Common Stock held by us and our affiliates specified in Xcel Energy’s request for resale under an appropriate registration statement filed and declared effective by the SEC. Xcel Energy may make a demand if:

•	it requests registration of Common Stock with an anticipated aggregate offering price of at least $20 million;

•	it has made no more than four previous requests for the registration of Common Stock; and

•	NRG has not completed a registered offering of Common Stock within the 180-day period before our request.

•	Piggyback Rights. If at any time NRG registers newly issued shares of Common Stock or registers outstanding shares of Common Stock for resale on behalf of any holder of Common Stock, we and our affiliates may elect to include in that registration any shares of Common Stock that we and our affiliates hold. If the offering is an underwritten offering, the managing underwriter may, if it determines market factors require it to do so, exclude up to 75% of the shares held by us and our affiliates, but only if we and our affiliates are not exercising a demand right as described above, and only if all other NRG shares being sold by other stockholders are excluded first.

•	Termination. The registration rights agreement will terminate upon the earlier of May 25, 2007 or the date on which all remaining shares of NRG’s Common Stock held by us and our affiliates, or issuable to us and our affiliates upon conversion of Class A shares, may be sold in any 90-day period in compliance with Rule 144 under the Securities Act. This registration rights agreement will terminate upon completion of the offer and merger.

Accounting Treatment

      Our acquisition of NRG Common Stock will be accounted for under the purchase method of accounting in accordance with generally accepted accounting principles in the United States. Accordingly, we expect to allocate the excess of the aggregate purchase price to be paid for NRG’s shares over the 26% of the carrying value of NRG assets and liabilities to goodwill. Pursuant to Statement of Financial Accounting Standard No. 142, “Goodwill and Other Intangible Assets,” goodwill from acquisitions occurring after June 30, 2001 is not amortized. Therefore, we do not anticipate amortization of the excess of the aggregate purchase price to be paid for NRG’s shares over 26% of the carrying value of NRG’s assets and liabilities.

Fees and Expenses

      Lehman Brothers Inc. is acting as our financial advisor and as dealer manager in connection with the proposed acquisition of NRG Common Stock. We will pay Lehman Brothers a customary fee for these services. We also have agreed to reimburse Lehman Brothers for its expenses, including reasonable counsel fees and expenses, and to indemnify it against certain liabilities and expenses, including certain liabilities under the U.S. federal securities laws.

      We have retained Georgeson Shareholder Communications, Inc. as information agent in connection with the offer. The information agent may contact holders of NRG Common Stock by mail, telephone, and personal interview and may request brokers, dealers and other nominee stockholders to forward material relating to the offer to beneficial owners of NRG Common Stock. We will pay the information agent customary fees for these services in addition to reimbursing the information agent for its reasonable out-of-pocket expenses. We have agreed to indemnify the information agent against certain liabilities and expenses in connection with the offer, including certain liabilities under the U.S. federal securities laws.

      In addition, we have retained Wells Fargo Bank Minnesota, N.A. as the exchange agent with respect to the offer. We have agreed to pay the exchange agent reasonable and customary fees for its services in connection with the offer, to reimburse the exchange agent for its reasonable out-of-pocket expenses and to indemnify the exchange agent against certain liabilities and expenses, including certain liabilities under the U.S. federal securities laws.

      We will reimburse brokers, dealers, commercial banks and trust companies and other nominees, upon request, for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers.

XCEL ENERGY SELECTED UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

      We are providing the following selected historical and unaudited pro forma consolidated financial data to show what our results of operations and financial position might have been on a pro forma basis if (1) this offer and the merger and (2) the public offering of 23,000,000 shares of Xcel Energy common stock at an offering price of $22.50 per share, which was completed on February 28, 2002, had been completed at an earlier date. The pro forma income statement data for the year ended December 31, 2001 give effect to the offer, the merger and the public offering as if we had completed them as of January 1, 2001. The unaudited pro forma balance sheet data give effect to the offer, merger and the public offering as if we had completed them on December 31, 2001.

      The pro forma consolidated financial data are presented for informational purposes only and do not purport to be indicative of the results of operations and financial position of Xcel Energy that would have been achieved if this offer and merger and the public offering had been completed as of the dates indicated. In addition, the pro forma consolidated financial data are not necessarily indicative of the results of operations or financial condition that may be achieved by us in the future. They also do not reflect the effect of any payment that may be required to be made in connection with the exercise of appraisal rights by NRG stockholders under Delaware law in connection with the merger.

		December 31, 2001

		Pro Forma Adjustments

		Public		Offer and
	Historical	Offering		Merger(2)		Pro Forma

	(Dollars in millions, except per share data)
Balance Sheet Data:
Current assets	$3,311			$(10	)(5)	$3,301
Property, plant and equipment, at cost	21,165					21,165
Other assets	4,259			9	(3)	4,268

Total assets	$28,735					$28,734

Current portion of long-term debt	$682					$682
Short-term debt	2,225	(500	)(1)			1,725
Other current liabilities	2,543					2,543

Total current liabilities	5,450					4,950
Deferred credits and other liabilities	3,719					3,719
Minority interest	655			(577	)(4)	78
Long-term debt	12,118					12,118
Mandatorily redeemable preferred securities of subsidiary trusts	494					494
Preferred stockholders’ equity	105					105
Common stockholders’ equity	6,194	500	(1)	576	(5)	7,270

Total liabilities and equity	$28,735					$28,734

Income Statement Data:
Operating revenue	$15,028					$15,028
Operation expense	13,085					13,085

Operating income	1,943					1,943
Interest income and other nonoperating income — net of other expenses	72					72
Interest charges and financing costs	(821)	17	(1)			(804)
Income taxes	(336)	(7	)(1)			(343)

		December 31, 2001

		Pro Forma Adjustments

		Public	Offer and
	Historical	Offering	Merger(2)		Pro Forma

	(Dollars in millions, except per share data)
Minority interest	(73)		66	(4)	(7)
Extraordinary items	10				10

Net income	795				871
Dividends on preferred stock	(4)				(4)

Earnings available for common shareholders	$791				$867

Earnings per share — diluted:
Income before extraordinary items	$2.27				$2.20
Extraordinary items	0.03				0.03

Total earnings per share diluted	$2.30				$2.23

Weighted average common shares outstanding — diluted	343,742,000	23,000,000 (1)	22,946,422	(5)	389,688,422

(1)	We have assumed that the net proceeds of the public offering of 23 million Xcel Energy common shares that was completed on February 28, 2002 were used to repay short-term indebtedness with a weighted average interest rate of 3.4% per annum.

(2)	The pro forma adjustments shown in the table do not reflect the impact of any other initiatives that may be undertaken at the NRG level, including, without limitation, possible asset sales, project cancellations and deferrals and reductions in other NRG costs.

(3)	We have allocated the estimated excess of the aggregate purchase price to be paid for NRG’s Common Stock pursuant to the offer and merger over the 26% of the carrying value of NRG assets and liabilities to goodwill. Pursuant to Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” goodwill from acquisitions occurring after June 30, 2001 is not amortized. Accordingly, we have not provided for amortization expense of the estimated excess of the aggregate purchase price to be paid for NRG’s Common Stock pursuant to the offer and merger over 26% of the carrying value of NRG’s assets and liabilities.

(4)	We have assumed elimination of the minority stockholders’ interest in income of NRG for the year ended December 31, 2001. For approximately the first three months of 2001, this interest was 18% of the outstanding NRG shares; for the last nine months of 2001, it was 26%.

(5)	We have assumed that we will exchange 24.7 million shares of Xcel Energy stock (based on a value of $23.73 per share, the closing price of Xcel Energy common stock on the trading day immediately prior to the announcement of the offer) for all outstanding shares of NRG Common Stock. However, due to differing levels of minority ownership during the year (see Note 4), we have calculated the impact of the issuance of Xcel Energy shares on a weighted average basis. Based on the exchange ratio of 0.4846, for approximately the first three months of 2001, only 15.7 million shares of Xcel Energy stock would have been required to acquire the minority shares of NRG Common Stock then outstanding. We have also assumed that securities issuance costs are paid in cash and will be reflected as a reduction in common stockholders’ equity.

INFORMATION CONCERNING THE DIRECTORS AND

EXECUTIVE OFFICERS OF XCEL ENERGY

      The following table sets forth, to the best of our knowledge, for each executive officer and director of Xcel Energy, his or her name, business or residence address, principal occupation or employment at the present time and during the last five years, and the name of any corporation or other organization in which such employment is conducted or was conducted. Except as otherwise indicated, to the best of our knowledge, all of the persons listed below are citizens of the United States of America. During the past five years, to the best of our knowledge, none of the executive officers or directors of Xcel Energy has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which the person was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of these laws. Unless otherwise indicated, the principal business address of each director and executive officer is c/o Xcel Energy Inc., 800 Nicolett Mall, Minneapolis, Minnesota 55402.

Name and			Other Material Positions Held During
Current Business Address	Age	Present Occupation or Employment	the Last Five Years

Directors of Xcel Energy
Wayne H. Brunetti	59	Chairman of the Board and President and Chief Executive Officer of Xcel Energy	President and Chief Executive Officer of Xcel Energy (from August 2000 to August 2001); Chairman, President and Chief Executive Officer of NCE (from March 1, 2000 until August 18, 2000); Chairman, President and Chief Executive Officer of NCE and director and officer of several of NCE’s subsidiaries (from March 1, 2000 until August 18, 2000); Vice chairman, President and Chief Operating Officer of NCE (from August 1997 until March 2000); President and Chief Executive Officer of Public Service Company of Colorado (PSCo) (from 1996 to 1997). Currently director of NRG, member of executive committee and director of Edison Electric Institute, the Medic Alert Foundation, Mountain States Employers Council, board of advisors of the University of Colorado at Denver, the labor relations committee of the US Chamber of Commerce, the Capital City Partnership and the Minnesota Orchestra

Name and			Other Material Positions Held
Current Business Address	Age	Present Occupation or Employment	During the Last Five Years

C. Coney Burgess Burgess-Herring Ranch Company P.O. Box 9900 Amarillo, TX 79105	64	Chairman of the Board and President of Burgess-Herring Ranch Company (since 1974) and Chain-C, Inc; President of Monarch Trust Company; Director of Herring National Bank; Chairman of the Board of Herring Bancorp; Chairman of the Board of Herring Bancshares, Inc.	Director of Southwestern Public Service Company (SPS) (from 1994 to 1997). Currently director of the American Quarter Horses Association, Colt Lemons Beef Board, National Cattlemans Beef Association and Panhandle Livestock Association
David A. Christensen	66	Director of Raven Industries, Inc.	President and Chief Executive Officer of Raven Industries, Inc. (from 1971 until retirement in 2000); director of Wells Fargo & Co., San Francisco, California, and Medcomp Software, Inc., Colorado Springs, Colorado
R. R. Hemminghaus Valero Corporate Headquarters One Valero Place San Antonio, Texas 78212-3186	65	Chairman Emeritus, Ultramar Diamond Shamrock Corporation	Chairman (from 1996 to 2000) and Chief Executive Officer of Ultramar Diamond Shamrock Corporation (from 1996 to 1999); director of NCE (from 1997 to 2000); director of SPS (from 1994 to 1997). Currently on boards of Luby’s Inc., CTS Corporation, Southwest Research Institute, Tandy Brands Accessories Incorporated, and billserv.com, Inc.
A. Barry Hirschfeld A B Hirschfeld Press, Inc. 5200 Smith Road Denver, CO 80216	59	President, A B Hirschfeld Press, Inc. (since 1984)	Director of NCE (from 1997 to 2000) and PSCo (from 1988 to 1997). Currently director of the Boeltcher Foundation, Mountain State Employers Council, the Denver Area Council of Boy Scouts of America, the Rocky Mountain Multiple Sclerosis Center, Colorado’s Open Journey, the Cherry Creek Arts Festival, Up With People and the National Jewish Center

Name and			Other Material Positions Held
Current Business Address	Age	Present Occupation or Employment	During the Last Five Years

Douglas W. Leatherdale The St. Paul Companies, Inc. 385 Washington Street Saint Paul, MN 55102	65	Retired Chairman and Chief Executive Officer, The St. Paul Companies, Inc. (from 1990 until retirement in 2001)	Currently director of the St. Paul Companies, the John Nuveen Company and United Healthcare Group; Chairman of the Board of the International Insurance Society and the Minnesota Orchestral Association
Albert F. Moreno Levi Strauss and Company 1155 Battery Street San Francisco, CA 94111	58	Senior Vice President and General Counsel, Levi Strauss and Company (since 1996)	Director of NCE (from 1999 until 2000)
Dr. Margaret R. Preska Minnesota State University, Mankato 228 Wiecking Center Mankato, MN 56001	63	President Emerita, Minnesota State University, Mankato and Distinguished Service Professor, Minnesota State Universities (since 1992)	Founding Campus Chief Executive Officer of Zayed University, Abu Dhabi (UAE) (from 1998 to 2000); member of Women Directors and Officers in Public Utilities. Currently director of Executive Sports, Inc. and Milkweed Editions
A. Patricia Sampson	53	President and Chief Executive Officer, The Sampson Group, Inc.	Member of Utility Women’s Conference
Allan L. Schuman Ecolab Center 370 N. Wabasha Street St. Paul, Minnesota 55102	67	Chairman and Chief Executive Officer, Ecolab Inc. (since 1995)	Director of the Soap and Detergent Association, National Association of Manufacturers, American Marketing Association Services Council, Hazelden Foundation, The Ordway Music Theatre and the Guthrie Theatre and Chairman of the Capital City Partnership
Rodney E. Slifer	67	Partner, Slifer, Smith & Frampton (since 1989)	Director of NCE (from 1997 to 2000) and PSCo (since 1988). Currently director of Alpine Banks of Colorado (since 1983); Vice President and board member of Vail Valley Foundation, director of Colorado Open Lands; member of Board of Governors of University of Colorado Real Estate Centers; director of University of Colorado Foundation

Name and			Other Material Positions Held
Current Business Address	Age	Present Occupation or Employment	During the Last Five Years

W. Thomas Stephens Weyerhaeuser Company P.O. Box 9777 Federal Way, WA 98063	58	Retired President and Chief Executive Officer, MacMillan Bloedel, Ltd.	Director of NCE (from 1997 to 2000) and PSCo (since 1989); director of TransCanada Pipeline, Norske Canada Ltd., Qwest Communications International Inc., Mail-Well Inc. and The Putnam Funds
Executive Officers of Xcel Energy
Wayne H. Brunetti	59	Chairman, President and Chief Executive Officer	See above
Paul J. Bonavia	50	President — Energy Markets (since 2000)	Senior Vice President and General Counsel of NCE (from 1997 to 2000) and President- New Century International (from 1998 to 2000); Of Counsel, LeBoeuf, Lamb, Greene & Moeller, LLP, Washington, D.C. (1997)
Grady P. Butts		Vice President — Subsidiary Services (since 2000)	Vice President — Human Resources (from 1997 to 2000) for NSP and Director — Human Resources (from 1994 to 1997) for NSP
Cathy J. Hart	52	Vice President and Corporate Secretary (since 2000)	Secretary of NCE (from 1998 to 2000); Manager of Corporate Communications of PSCo (from 1993 to 1996)
Gary R. Johnson	55	Vice President and General Counsel (since 2000)	Director of NRG (since 1993); Vice President and General Counsel of NSP (from 1991 to 2000)
Richard C. Kelly	55	President — Enterprises (since 2000)	Director of NRG (since 2000); Executive Vice President and Chief Financial Officer for NCE (from 1997 to 2000) and Senior Vice President of PSCo (from 1990 to 1997)
Cynthia L. Lesher	53	Chief Administrative Officer and Chief HR Officer (since 2000)	President of NSP — Gas (from 1997 to 2000)
Edward J. McIntyre	51	Vice President and Chief Financial Officer (since 2000)	Vice President and Chief Financial Officer of NSP (from 1993 to 2000)
Paul E. Pender	47	Vice President and Treasurer (since 2000)	Vice President of Finance and Treasurer of NSP (from 1997 to 2000)

Name and			Other Material Positions Held
Current Business Address	Age	Present Occupation or Employment	During the Last Five Years

James T. Petillo	57	President — Delivery (since 2001)	President — Retail (from 2000 to 2001), Executive Vice President of New Century Services (from 1998 to 2000) and President and Director of New Century International (from 1997 to 1998)
David E. Ripka	53	Vice President and Controller (since 2000)	Vice President and Controller of NRG (from 1999 to 2000); Controller of NRG (from 1997 to 1999)
Patricia K. Vincent	43	President — Retail (since 2001)	Vice President of Marketing and Sales of Xcel Energy (from 2000 to 2001) and Vice President of Marketing and Sales of NCE (from 1999 to 2000) and Manager, Director and Vice President of Marketing and Sales at Arizona Public Service Company (from 1992 to 1998)
David M. Wilks	55	President — Energy Supply (since 2000)	Executive Vice President and director of PSCo and New Century Services (from 1997 to 2000) and President, Chief Operating Officer and director of Southwestern Public Service (from 1995 to 2000)

INTERESTS OF CERTAIN PERSONS IN THE OFFER

Treatment of NRG Stock Options

      In 2000, NRG adopted a long-term incentive compensation plan, or the 2000 Plan, to replace the NRG Equity Plan that existed before NRG’s IPO. By its terms, the long-term incentive compensation plan may be administered by its board, or a committee appointed by the board. The incentive compensation plan provides for awards in the form of stock options, stock appreciation rights, restricted stock, performance units, performance shares, or cash based awards as determined by the board. All officers and other employees and non-employee directors of NRG are eligible to participate in the 2000 Plan. Nine million shares of NRG Common Stock are authorized for issuance under the 2000 Plan.

      The exercise price for each option granted will equal at least the fair market value per share at date of grant except that certain options granted in place of equity units under the NRG Equity Plan may have an exercise price of less than 100% of fair market value as of the date the option was granted. The difference between the exercise price and the fair market value, if any, of each option on the date of grant is recorded as compensation expense over the vesting period of the option. Options granted under the 2000 Plan vest periodically over five years, with 25% vesting in each of years two through five. Options granted in place of equity units under the NRG Equity Plan vest periodically over seven years, with 20% vesting in each of years three through seven. Options granted to the independent directors on NRG’s board are exercisable upon grant. Generally, the options expire ten years from the date of grant.

      As of March 6, 2002, there were options outstanding to purchase a total of 7,288,090 shares of NRG Common Stock at exercise prices ranging from $3.18 to $31.80. Of such 7,288,090 options, 1,278,011 options, all of which were granted under the NRG Equity Plan, were vested and exercisable as of such date. As of June 1, 2002, 1,528,086 of the currently outstanding options will be vested and exercisable. Holders of vested but unexercised options may exercise those options in accordance with the terms of the 2000 Plan and tender the NRG shares received upon such exercise pursuant to the general instructions for tendering shares discussed in “The Offer — Procedure for Tendering Shares” beginning on page 38. Any options that are not exercised prior to the expiration of the merger will be subject to adjustment as described below.

      We are not soliciting the tender of any options of NRG and you may not tender in this offer any options that you hold. Under the 2000 Plan, the NRG board is permitted to adjust the number and kind of shares subject to outstanding options and the exercise price applicable to those options, in a manner and to the extent the board determines to be appropriate and equitable, in the event that NRG undergoes certain corporate transactions, including any merger of NRG. We believe that the merger that will occur after we successfully complete the offer is a corporate transaction giving rise to such an adjustment.

      We understand that no adjustment has yet been authorized in connection with our proposed transaction. If we successfully complete the offer, we intend to take action to ensure that, either prior to or immediately after completion of the merger, the NRG board will make an adjustment, in accordance with the terms of the 2000 Plan, so that each outstanding option to purchase NRG Common Stock will become an option to acquire shares of Xcel Energy common stock. As a result of this adjustment, each NRG option would entitle its holder to purchase a number of shares of Xcel Energy common stock equal to the number of NRG shares now subject to the option, multiplied by 0.4846, the exchange ratio in the offer, rounded to the nearest whole number of shares of Xcel Energy common stock. The exercise price per share of Xcel Energy common stock subject to the option as adjusted would equal the option’s current exercise price, divided by 0.4846, rounded to the nearest whole cent. For example, an NRG employee who now holds an option to purchase 100 shares of NRG Common Stock at an exercise price of $7.45 per share would, upon completion of the merger, hold an option to purchase 48 shares of Xcel Energy common stock at an exercise price of $15.37 per share. Other than as described above, the terms, including the vesting schedule, applicable to the options will remain the same after the options become options to purchase shares of Xcel Energy common stock.

Interests of NRG’s Directors and Executive Officers

      In considering whether to tender your NRG shares in the offer, you should be aware that four out of the nine NRG directors are currently executive officers and/or directors of Xcel Energy. In addition, James J. Howard, a director of NRG, is a former Chairman of Xcel Energy, and the NRG directors who are also directors and/or executive officers of Xcel Energy own Xcel Energy common stock. You should also be aware that certain directors and executive officers of NRG hold NRG Common Stock, Xcel Energy common stock and options to purchase NRG Common Stock granted under the 2000 Plan described above, are party to severance and employment agreements with NRG and are entitled to receive benefits under benefit plans of NRG, all as described below. For your convenience we have also set forth below information that has been previously disclosed regarding the compensation of current directors and executive officers of NRG.

      The following table sets forth the beneficial ownership of Common Stock and Class A common stock of NRG based on the most recently available information, by (i) the directors and nominees of NRG, (ii) the executive officers of NRG, (iii) all the directors and executive officers of NRG as a group, and (iv) each person known by us to beneficially own more than five percent (5%) of the outstanding shares of Common Stock. Unless otherwise indicated, the class of voting securities beneficially owned is NRG’s Common Stock.

	Number of Shares of
	NRG Common Stock
Name of Beneficial Owner	Beneficially Owned(1)		Percent of Class

James J. Bender	55,025	(2)	*
Brian B. Bird	11,924	(3)	*
Leonard A. Bluhm	93,365	(4)	*
Wayne H. Brunetti	5,500		*
Jay M. Carpenter	537	(5)	*
Luella G. Goldberg	10,000	(6)	*
Pierson M. Grieve	55,000	(7)	*
W. Mark Hart	1,815	(8)	*
Roy R. Hewitt	15,492	(9)	*
William A. Hodder	25,000	(10)	*
James J. Howard	3,000		*
Gary R. Johnson	1,000		*
Richard C. Kelly	4,000		*
Craig A. Mataczynski	46,294	(11)	*
Edward J. McIntyre	1,000	(12)	*
John A. Noer	600		*
David H. Peterson	314,415	(13)	*
William T. Pieper	5,349	(14)	*
Renee J. Sass	22,279	(15)	*
Xcel Energy Inc.	147,604,500	(16)	74.3%
Capital Group International, Inc.(17)	8,139,810		16.0%
Massachusetts Financial Services Company(18)	2,198,500		6.8%
Directors and executive officers as a group	672,520	(19)	1.32%

*	Represents less than 1% of the outstanding shares of NRG Common Stock.

(1)	The number of shares beneficially owned by each person is determined under the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, each person is considered the beneficial owner of any shares: (a) to which such person has sole or shared voting power or investment power and (b) that such person has the right to acquire within

60 days through the exercise of stock options or other similar rights. Unless otherwise indicated, each person has sole investment and voting power (or such person shares such powers with his or her spouse) with respect to the shares set forth in the table above.

(2)	Includes 54,025 shares subject to options that are exercisable within 60 days. Does not include 100 shares owned by Mr. Bender’s wife. Mr. Bender disclaims beneficial ownership of the shares owned by his wife.

(3)	Includes 10,924 shares subject to options that are exercisable within 60 days.

(4)	Includes 91,665 shares subject to options exercisable within 60 days.

(5)	All 537 shares are shares subject to options exercisable within 60 days.

(6)	Includes 5,000 shares subject to options that are exercisable within 60 days.

(7)	Includes 5,000 shares subject to options that are exercisable within 60 days.

(8)	Mr. Hart’s spouse, Cathy J. Hart, is the Vice President and Corporate Secretary of Xcel Energy. The 1,815 shares held by Mr. Hart do not include 1,785 shares purchased by Mrs. Hart.

(9)	Includes 14,692 shares subject to options that are exercisable within 60 days.

(10)	Includes 5,000 shares subject to options that are exercisable within 60 days.

(11)	Includes 44,294 shares subject to options that are exercisable within 60 days.

(12)	Does not include 1,500 shares purchased by Mr. McIntyre’s spouse.

(13)	Includes 308,415 shares subject to options that are exercisable within 60 days.

(14)	All 5,349 shares are shares subject to options exercisable within 60 days.

(15)	Includes 22,179 shares subject to options that are exercisable within 60 days.

(16)	Xcel Energy Owns 147,604,500 shares of NRG’s Class A common stock, each of which is convertible by Xcel Energy, at any time, into one share of Common Stock. These shares constitute 100% of NRG’s outstanding Class A shares. Pursuant to an option agreement, which is more fully described above under the heading “Relationships with NRG and Related Transactions,” Xcel Energy and its affiliates have a continuing option to purchase shares of Common Stock to the extent necessary to maintain or restore an ownership percentage of 80% of the outstanding shares of Common Stock and Class A Common Stock on a combined basis.

(17)	This information is derived from the Schedule 13G filed jointly by Capital Group International, Inc. and Capital Guardian Trust Company with the SEC on February 11, 2002, in which Capital Group International, Inc. and Capital Guardian Trust Company disclaimed beneficial ownership of the shares of NRG Common Stock they hold. The address for both filers is 11100 Santa Monica Blvd., Los Angeles, California, 90025.

(18)	This information is derived form the Schedule 13G filed with the SEC on February 12, 2001. The address for Massachusetts Financial Services Company is 500 Boylston Street, Boston, Massachusetts, 02116.

(19)	All 568,005 shares are shares subject to options exercisable within 60 days.

CERTAIN COMPENSATION INFORMATION REGARDING NRG

      The following information is derived from NRG’S proxy statement for its 2001 Annual Meeting of Stockholders and sets forth cash and non-cash compensation for each of the last three fiscal years ended December 31, 2000 for the individual who served as NRG’s Chief Executive Officer during 2000 and each of the four next most highly compensated executive officers.

Summary Compensation Table

		Annual Compensation			Long-term Compensation

						Number of
					Restricted	NRG
				Other Annual	Stock	Shares		All Other
NRG		Salary	Bonus	Compensation	Awards	Underlying	LTIP	Compensation
Director/Executive Officer	Year	$	$	$(1)	$	Stock Options	$	$

David H. Peterson	2000	397,340	474,000	28,678	0	120,000	1,212,067	22,923	(3)
Chairman, President &	1999	367,992	192,970	6,131	0	0	155,995	33,201
Chief Executive Officer	1998	345,826	290,220	4,922	0	0	7,724	17,777
Craig A. Mataczynski	2000	278,340	276,500	6,303	0	60,000	186,250	3,059	(4)
Senior Vice President	1999	246,250	150,000	4,706	0	0	15,533	15,251
North America	1998	192,091	118,627	3,871	0	0	2,538	5,832
John Noer(2)	2000	259,992	256,750	6,554	0	60,000	0	2,464	(5)
Senior Vice President	1999	0	0	0	0	0	0	0
Worldwide Operations	1998	0	0	0	0	0	0	0
James J. Bender	2000	256,242	256,750	7,131	0	60,000	186,636	2,609	(6)
Vice President &	1999	213,746	100,000	6,528	0	0	19,729	6,172
General Counsel	1998	198,758	108,892	7,331	0	0	4,810	49,491
Leonard A. Bluhm	2000	204,175	202,438	8,508	0	60,000	391,887	2,467	(7)
Executive Vice	1999	194,590	72,150	5,265	0	0	50,489	12,814
President & Chief	1998	189,174	66,500	5,156	0	0	3,172	5,060
Financial Officer

(1)	Represents amounts reimbursed during the fiscal year for the payment of taxes on fringe benefits.

(2)	Mr. Noer was hired on January 1, 2000. Prior to such date, Mr. Noer was employed by NSP.

(3)	Includes $7,000 of universal life insurance premiums; $13,478 of imputed income on life insurance; $1,279 of contributions to the Northern States Power Company Employee Stock Ownership Plan; $900 of matching contributions to the NSP Retirement Savings Plan; and $266 of deferred compensation excess. Does not include $5,789 of incentive pension make-up earned in 1999 and paid in 2000.

(4)	Includes $384 of term life insurance premiums; $1,226 of contributions to the Northern States Power Company Employee Stock Ownership Plan; $900 of matching contributions to the NSP Retirement Savings Plan; and $549 of deferred compensation excess. Does not include $4,500 for incentive pension make-up earned in 1999 and paid in 2000.

(5)	Includes $1,279 of contributions to the Northern States Power Company Employee Stock Ownership Plan; $900 of matching contributions to the NSP Retirement Savings Plan; and $2,464 of deferred compensation excess. Does not include $1,320 for incentive pension make-up earned in 1999 and paid in 2000.

(6)	Includes $318 of term life insurance premiums; $1,279 of contributions to the Northern States Power Company Employee Stock Ownership Plan; $900 of matching contributions to the NSP Retirement Savings Plan; and $112 of deferred compensation excess. Does not include $3,000 for incentive pension make-up earned in 1999 and paid 2000.

(7)	Includes $288 of term life insurance premiums; $1,279 of contributions to the Northern States Power Company Employee Stock Ownership Plan; and $900 of matching contributions to the NSP Retirement Savings Plan. Does not include $2,165 for incentive pension make-up earned in 1999 and paid in 2000.

      The following table indicates for each of the named executive officers of NRG the extent to which NRG used stock options and SARs for executive compensation purposes in 2000 and the potential value of such stock options and SARs as determined pursuant to the SEC rules.

Options and Stock Appreciation Rights (SARs)

      The following table indicates for each of the foregoing executive officers the extent to which NRG used stock options and SARs for executive compensation purposes in 2000 and the potential value of such stock options and SARs as determined pursuant to the SEC rules.

Option/ SAR Grants in Last Fiscal Year

					Potential Realizable
					Value at Assumed
					Annual Rates of Stock
					Price Appreciation
Individual Grants					for Option Term

	Number of	% of Total
	Securities	Options/SARs	Exercise
	Underlying	Granted to	or Base
	Options/SARs	Employees in	Price	Expiration
Name	Granted(#)(1)	Fiscal Year	($/Share)	Date	5%($)(2)	10%($)(2)

David H. Peterson	120,000	11.32%	$15.00	5/31/10	1,132,010	2,868,736
Craig A. Mataczynski	60,000	5.66%	$15.00	5/31/10	566,005	1,434,368
John A. Noer	60,000	5.66%	$15.00	5/31/10	566,005	1,434,368
James J. Bender	60,000	5.66%	$15.00	5/31/10	566,005	1,434,368
Leonard A. Bluhm	60,000	5.66%	$15.00	5/31/10	566,005	1,434,368

(1)	Amounts shown represent stock options granted to the named executive officers for compensation purposes in 2000 under the 2000 Plan and do not include options held by the named executive officers to purchase shares of stock of Xcel Energy or stock options granted to the named executive officers to replace equity units held under the NRG Equity Plan. The options set forth in the table above were granted with an exercise price ($15.00) equal to the initial public offering price of a share of Common Stock and will vest and become fully exercisable on the fifth anniversary of the date of the grant. All options expire ten years from the date of the grant.

(2)	The hypothetical potential appreciation shown in the last two columns above for the named executive officers is required by the SEC rules. The amounts in these columns do not represent either the historical or anticipated future performance of NRG’s Common Stock level of appreciation.

      The following table indicates for each of the named executive officers of NRG the number and value of all exercisable and unexercisable options and SARs held by the named executive officers as of December 31, 2000.

Aggregate Option/ SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/ SAR Values

	Shares		Number of Securities	Value of Unexercised
	Acquired		Underlying Unexercised	In-the-Money
	on Exercise	Value	Options/SARs at FY-End(#)	Options/SARs at FY-End($)
Name	(#)	Realized($)	Exercisable/Unexercisable(1)	Exercisable/Unexercisable(2)

David H. Peterson(3)	0	0	144,506/569,189	2,992,107/11,147,257
Craig A. Mataczynski	0	0	25,826/160,429	525,760/2,753,350
John A. Noer	0	0	0/60,000	—/768,750
James J. Bender	0	0	24,650/151,144	507,722/2,586,023
Leonard A. Bluhm	0	0	43,690/193,601	910,688/3,495,011

(1)	Includes stock options granted to the named executive officers to replace equity units held under the NRG Equity Plan but does not include the following Xcel Energy options that are currently exercisable: David H. Peterson, 8,672; Craig A. Mataczynski, 1,496; John Noer, 71,648; and Leonard A. Bluhm, 5,500.

(2)	Option values were calculated based on a $27.8125 closing price of Common Stock, as reported on the New York Stock Exchange on December 29, 2000.

(3)	Does not include 12,918 shares of common stock of Xcel Energy (as converted on a one-for-one basis from shares of common stock of NSP), having a value of $25,488 at the time of exercise, acquired in 2000 pursuant to the exercise of NSP non-qualified stock options.

Employment Agreements

     David H. Peterson Employment Agreement

      NRG has entered into an employment agreement with Mr. Peterson which provides that Mr. Peterson will be employed as NRG’s highest level executive officer. The term of the agreement expires June 27, 2004. During the term of the agreement, Mr. Peterson’s base salary will be reviewed at least annually by the Compensation Committee of the board for possible increase. The agreement provides that Mr. Peterson will receive retirement and welfare benefits no less favorable than those provided to any other officer of NRG. In addition, the agreement provides for participation in a supplemental executive retirement plan such that the aggregate value of the retirement benefits that Mr. Peterson and his spouse will receive at the end of the term of the agreement under all of NRG’s and NSP’s defined benefit pension plans and those of NRG’s and NSP’s affiliates will not be less than the aggregate value of the benefits he would have received had he continued, through the end of the term of the agreement, to participate in the NSP Deferred Compensation Plan, the NSP Excess Benefit Plan and the NSP Pension Plan. Such retirement benefits include amounts to compensate Mr. Peterson for the monthly defined benefit payments he would have received during the term of the agreement and prior to the date his termination of employment if monthly benefit payments had commenced following the month in which he first became eligible for early retirement under the Xcel Energy Pension Plan.

      The agreement also provides for certain additional benefits to be paid upon Mr. Peterson’s death. If Mr. Peterson’s employment is terminated by NRG without cause, or by Mr. Peterson with good reason, in each case as defined in the agreement, Mr. Peterson will continue to receive his salary, bonus at the greater of target bonus or actual bonus for the last plan year prior to termination, incentive compensation with cash replacing equity based awards and benefits under the agreement as if he had remained employed until the end of the term of the agreement and then retired, at which time he will be treated as eligible for retiree welfare benefits and other benefits provided to the retired senior executives or as required by the agreement. However, if the termination of employment is a result of a change of control, as defined in the NRG Equity Plan, the compensation and benefits will be continued for the longer of 30 months or through the end of the employment period.

      In accordance with the terms of the agreement, Mr. Peterson has agreed not to compete with the business of NRG during the period of his employment and for one year after his termination or resignation or, if later, through the end of the term of the agreement if he is entitled to continued compensation and benefits as provided above. Mr. Peterson has also agreed not to solicit any of NRG’s customers for any business purpose that competes with NRG’s business during the period of his employment or two years after his termination or resignation or, if later, through the end of the agreement if he is entitled to continued compensation and benefits as provided above. Finally, during the period of his employment and for two years after his termination or resignation or, if later, through the end of the agreement if he is entitled to continued compensation and benefits as provided above, Mr. Peterson has agreed not to disclose any of NRG’s confidential information to any person not authorized by NRG to receive such confidential information.

      In 2001, NRG adopted the NRG Executive Officer and Key Personnel Severance Plan, or the Severance Plan. The Severance Plan covers executive officers (other than the chief executive officer) and key personnel of NRG designated by the chief executive officer. The Severance Plan provides for severance benefits if, prior to the six month period ending on the occurrence of a change of control (as defined in the 2000 Plan), a participant is terminated by NRG for reasons other than cause, disability or retirement, as such terms are defined in the Severance Plan, or death or the participant terminates for good reason as specified therein. The severance benefit provided includes severance payments equal to a specified multiple (which varies from one to two) times the sum of the participant’s base salary and the greater of the average of the prior two years’ bonuses or the current year’s target bonus; a pro rata portion of the current year’s target bonus; a cash payment equivalent to COBRA rates for a specified number of months (which varies from six to 18); and outstanding options would continue to vest in accordance with the existing vesting schedule under applicable incentive plans for two years following termination. If, on the other hand, a change of control occurs and the participant is terminated by NRG for reasons other than cause, death, disability or retirement or if the participant terminates for good reason, in either case within six months prior to the effective date of the change of control or within 12 months thereafter, the participant would be entitled to the benefits provided above except that different multiples (which vary from two to three) are used to determine the severance and COBRA equivalent payments and outstanding options are governed by the terms of the applicable incentive plan. The Severance Plan also provides participants with an excise tax gross-up payment if any benefits under the Severance Plan or other NRG plans or agreements are subject to the excise tax under Section 4999 of the Internal Revenue Code.

      We believe, based on information available to us, that the completion of the offer and merger will not result in any acceleration of vesting or benefits or other payments under the options, equity incentive plans, employment agreements or severance plan above.

CERTAIN COMPENSATION INFORMATION REGARDING XCEL ENERGY

      The following tables set forth cash and non-cash compensation for each of the last three fiscal years ended December 31, 2001, for Xcel Energy’s Chief Executive Officer, each of the four next most highly compensated executive officers, or Named Executive Officers, serving as officers at December 31, 2001 and one former officer who would have been among such officers if he had not retired prior to December 31, 2001. As set forth in the footnotes, the data presented in this table and the tables that follow include amounts paid to the Named Executive Officers in 2001 by Xcel Energy or any of its subsidiaries, as well as by NCE and NSP or any of their subsidiaries for the period prior to the merger of NCE and NSP.

Summary Compensation Table

		Annual Compensation			Long-Term Compensation

					Awards		Payouts

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)

						Number of
					Restricted	Securities
				Other Annual	Stock	Underlying	LTIP	All Other
				Compensation	Awards	Options and	Payouts	Compensation
Name and Principal Position	Year	Salary($)	Bonus($)(1)	($)(2)	($)(3)	SARs(#)(4)	($)(5)	($)(6)

James J. Howard	2001	565,590	0	3,548,924	0	0	0	7,620,765
Former Chairman of the	2000	825,000	1,063,300	8,896	0	956,000	0	26,357
Board*	1999	730,000	233,346	29,072	335,800	147,040	0	22,178
Wayne H. Brunetti	2001	895,000	953,873	9,267	0	0	902,271	41,085
Chairman, President	2000	756,667	852,244	167,265	0	756,000	0	314,436
and Chief Executive	1999	590,000	228,802	0	0	106,000	0	32,984
Officer
Edward J. McIntyre	2001	430,000	353,340	3,933	0	0	279,370	21,336
Chief Financial Officer	2000	412,500	344,447	7,945	0	296,136	0	22,424
	1999	375,000	92,200	1,646	101,250	42,755	0	9,000
Richard C. Kelly	2001	425,417	338,588	1,208	0	0	269,633	19,277
President, Enterprises	2000	375,917	279,446	55,855	0	228,000	0	130,124
	1999	330,000	154,350	0	0	45,000	0	15,998
Gary R. Johnson	2001	340,000	236,656	7,577	0	0	175,206	27,640
General Counsel	2000	313,750	240,378	1,916	0	185,188	0	25,409
	1999	260,000	71,300	1,750	70,200	24,703	0	10,201
Paul J. Bonavia	2001	350,000	262,920	15,416	0	0	180,338	16,503
President,	2000	325,500	218,074	2,182	0	153,000	0	14,258
Energy Markets	1999	290,000	87,197	0	0	32,000	0	13,543

*	Retired as Chairman of the Board effective August 18, 2001.

(1)	The amounts in this column for 2001 represent awards earned under the Xcel Energy Executive Annual Incentive Award program. For Mr. Brunetti and Mr. Kelly, the amounts for 2001 include the value of 25,068 and 4,449 shares, respectively, of restricted common stock they received in lieu of a portion of the cash payments to which they were otherwise entitled under the Xcel Energy Executive Annual Incentive Award program. For Mr. Bonavia, the amount for 2001 includes the pre-tax value of 3,023 shares of common stock he received in lieu of a portion of the cash payment to which he was otherwise entitled under the Xcel Energy Executive Annual Incentive Award program.

(2)	The amounts shown for 2001 include reimbursements for taxes on certain personal benefits, including a flexible perquisite allowance received by the Named Executive Officers. The 2000 amounts for Messrs. Brunetti and Kelly also include taxes on relocation benefits of $162,745 and $55,855, respectively. In addition, the 2001 amount for Mr. Howard includes $3,523,208 in tax gross-up.

(3)	Amounts shown in this column reflect the market value of restricted stock awarded under the NSP Long-Term Incentive Plan, or LTIP, and are based on the closing price of Xcel Energy’s common stock on the date that the awards are made. The restrictions lapsed effective August 21, 2000, with the change-in-control as a result of the merger of NCE and NSP. At December 31, 2001, Mr. Brunetti was the only Named Executive Officer who held shares of restricted stock. As of December 31, 2001, Mr. Brunetti held 17,143 shares of restricted stock with an aggregate value of $483,043.58. The restricted stock vests in three equal annual installments commencing February 1, 2002.

(4)	The amounts shown for 2000 include stock option awards made to the Named Executive Officers under the NSP LTIP for Messrs. Howard, Mclntyre and Johnson (200,000, 62,136 and 38,188, respectively). The balance of the options for Messrs. Howard, Mclntyre and Johnson in 2000, and all of the options for Messrs. Brunetti, Kelly and Bonavia for 2000 were granted under the Xcel Energy Omnibus Incentive Plan. These grants were three-year front-loaded (i.e., they represented three years’ worth of options) and it is not expected that additional options will be granted until 2003.

(5)	The amounts shown for 2001 include cash payments made under the Xcel Energy Long-Term Incentive Program. NSP had no LTIP payouts in 1999 and 2000. No performance cash awards under the NCE Value Creation Plan for Messrs. Brunetti, Kelly and Bonavia were paid during 2001, 2000, or 1999.

(6)	The amounts represented in the “All Other Compensation” column for the year 2001 for the Named Executive Officers include the following:

				Value of the
				remainder of
				insurance
				premiums	Imputed
				paid	Income
				by the	as a	Earnings
		Contributions	Employee	Company	result of the	accrued
	Company	to	Stock	under the	Life	under
	Matching	the Non-	Ownership	Officer	Insurance	Deferred	Retention
	401(k)	Qualified	Plan	Survivor	paid by the	Compensation	Bonus/Non-
	Contributions	Savings Plan	Contribution	Benefit Plan	Company	Plan	Compete	Total
Name	($)	($)	($)	($)	($)	($)	Payments	($)

James J. Howard*	1,400	n/a	1,502	9,747	1,164	6,952	$7,600,000	7,620,765
Wayne H. Brunetti	5,250	25,880	n/a	n/a	9,955	n/a	n/a	41,085
Edward J. McIntyre	1,400	n/a	1,502	1,177	1,496	15,761	n/a	21,336
Richard C. Kelly	5,250	10,245	n/a	n/a	3,782	n/a	n/a	19,277
Gary R. Johnson	1,400	n/a	1,502	1,452	1,376	21,910	n/a	27,640
Paul J. Bonavia	5,250	9,333	n/a	n/a	1,920	n/a	n/a	16,503

*	Retired as Chairman of the Board effective August 18, 2001.

      The following table indicates for each of the Named Executive Officers the number and value of exercisable and unexercisable options and SARs as of December 31, 2001.

Aggregated Option/ SAR Exercises In Last Fiscal Year And FY-End Option/ SAR Values

			Number of Securities
			Underlying Unexercised		Value of Unexercised
			Options/SARs at		In-the-Money Options/
	Shares		FY-End(#)		SARs at FY-End($)(1)
	Acquired on	Value
Name	Exercise(#)	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable

James J. Howard*	28,872	$268,870	555,540	756,000	2,814,962	1,079,190
Wayne H. Brunetti	11,368	159,182	692,850	756,000	1,991,406	1,079,190
Edward J. McIntyre	27,484	215,636	160,101	234,000	784,170	334,035
Richard C. Kelly	0	0	224,750	228,000	674,260	325,470
Gary R. Johnson	7,208	41,000	116,465	147,000	574,042	209,843
Paul J. Bonavia	0	0	186,000	153,000	381,905	218,408

*	Retired as Chairman of the Board effective August 18, 2001.

(1)	Option values were calculated based on a $27.74 closing price of Xcel Energy common stock, as reported on the NYSE at December 31, 2001.

Long-Term Performance Plan — Awards In Last Fiscal Year(1)

      The following table shows information on awards granted during 2001 under Xcel Energy’s Omnibus Incentive Plan for each person in the Summary Compensation Table.

			Estimated Future Payouts Under
	Number of		Non-Stock Price-Based Plans
	Shares, Units	Performance or
	or Other	Other Period Until	Threshold
Name	Rights(2)	Maturation or Payout	($)(3)	Target($)	Maximum($)

James J. Howard*(4)	0	n/a	n/a	n/a	n/a
Wayne H. Brunetti	35,563	1/1/01 - 12/31/03	0	1,006,875	2,013,750
Edward J. McIntyre	11,011	1/1/01 - 12/31/03	0	311,750	623,500
Richard C. Kelly	10,627	1/1/01 - 12/31/03	0	300,875	601,750
Gary R. Johnson	6,905	1/1/01 - 12/31/03	0	195,500	391,000
Paul J. Bonavia	7,108	1/1/01 - 12/31/03	0	201,250	402,500

*	Retired as Chairman of the Board effective August 18, 2001.

(1)	The amounts in this table for the year 2001 are for the performance period January 1, 2001 through December 31, 2003 and represent awards made under the performance unit component described under “Long-term Incentives.”

(2)	Each unit represents the value of one share of Xcel Energy common stock.

(3)	If the threshold for the performance unit component, of the 35th percentile is achieved, the payout could range between 25% and 200%. The amounts are based on a stock price of $28.3125, which was the price on January 2, 2001.

(4)	Mr. Howard does not participate in the performance share component.

Pension Plan Table

      The following table shows estimated combined pension benefits payable to a covered participant from the qualified defined benefit plans maintained by Xcel Energy and its subsidiaries and the Xcel Energy Supplemental Executive Retirement Plan, or SERP. The Named Executive Officers are all participants in the SERP and the qualified defined benefit plans sponsored by Xcel Energy.

	Years of Service

			20 or
Remuneration	10 years	15 years	more years

200,000	55,000	82,500	110,000
225,000	61,875	92,813	123,750
250,000	68,750	103,125	137,500
275,000	75,625	113,438	151,250
300,000	82,500	123,750	165,000
350,000	96,250	144,375	192,500
400,000	110,000	165,000	220,000
450,000	123,750	185,625	247,500
500,000	137,500	206,250	275,000
600,000	165,000	247,500	330,000
700,000	192,500	288,750	385,000
800,000	220,000	330,000	440,000
900,000	247,500	371,250	495,000
1,000,000	275,000	412,500	550,000
1,100,000	302,500	453,750	605,000
1,200,000	330,000	495,000	660,000
1,300,000	357,500	536,250	715,000
1,400,000	385,000	577,500	770,000
1,500,000	412,500	618,750	825,000
1,600,000	440,000	660,000	880,000
1,700,000	467,500	701,250	935,000
1,800,000	495,000	742,500	990,000
1,900,000	522,500	783,750	1,045,000
2,000,000	550,000	825,000	1,100,000
2,100,000	577,500	866,250	1,155,000
2,200,000	605,000	907,500	1,210,000

      The benefits listed in the Pension Plan Table are not subject to any deduction or offset. The compensation used to calculate the SERP benefits is base salary plus annual incentive. The Salary and Bonus columns of the Summary Compensation Table for 2001 reflect the covered compensation used to calculate SERP benefits.

      The SERP benefit accrues ratably over 20 years and, when fully accrued, is equal to (a) 55% of the highest three years covered compensation of the five years preceding retirement or termination minus (b) the qualified plan benefit. The SERP benefit is payable as an annuity for 20 years, or as a single lump-sum amount equal to the actuarial equivalent present value of the 20-year annuity. Benefits are payable at age 62, or as early as age 55 reduced 5% for each year that the benefit commencement date precedes age 62.

      The approximate credited years of service under the SERP as of December 31, 2001, were as follows:

Mr. Brunetti	14 years
Mr. Mclntyre	29 years
Mr. Kelly	34 years
Mr. Johnson	23 years
Mr. Bonavia	4 years

      Notwithstanding any special provisions related to pension benefits described under “Employment Agreements and Severance Arrangements,” Xcel Energy has granted additional credited years of service to Mr. Brunetti for purposes of SERP accrual. The additional credited years of service (approximately seven) are included in the above table. Additionally, Xcel Energy has agreed to grant full accrual of SERP benefits to Mr. Brunetti at age 62 and to Mr. Bonavia at age 57 and 8 months, if they continue to be employed by Xcel Energy until such age.

      In accordance with his employment agreement, upon retirement, Mr. Howard, who retired as Chairman of the Board effective August 18, 2001, received a lump-sum payment equal to the present value of combined benefits from the NSP Traditional Pension Plan and supplemental Xcel Energy payments as though he had completed 30 years of service, less the pension benefits earned from a former employer. For purposes of the employment agreement, the present value of the lump sum payment was calculated using a discount rate based on the interest rate for valuing immediate annuities used by the Pension Benefit Guaranty Corporation, which was different from the GATT rate utilized for other employees.

Employment Agreements And Severance Arrangements

     James J. Howard Employment Agreement

      In connection with the merger of NCE and NSP, James J. Howard entered into an employment agreement with Xcel Energy pursuant to which Mr. Howard continued employment with Xcel Energy and served as Chairman of the Board for the year following the merger. Mr. Howard retired from his position as Chairman of the Board in August 2001. Pursuant to his employment agreement, for one year following his date of termination, he is forbidden from competing with, or disclosing confidential information about, Xcel Energy and its affiliates.

      Pursuant to his employment agreement, Mr. Howard received a special retention bonus of $7.6 million of which $2.5 million was paid specifically for the noncompetition and confidentiality covenants described above. Mr. Howard will be obligated to forfeit that amount if he materially breaches those covenants. Xcel Energy made Mr. Howard whole for excise tax on payments made.

      Mr. Howard’s employment agreement also preserved the supplemental retirement benefit to which he was entitled pursuant to his employment agreement which was in effect prior to the merger. Upon his retirement in August 2001, Mr. Howard received a lump-sum payment of $5.7 million pursuant to this supplemental retirement benefit. See discussion under “Pension Plan Table” above.

     Wayne H. Brunetti Employment Agreement

      At the time of the merger agreement, NCE and NSP also entered into a new employment agreement with Mr. Brunetti, which replaced his existing employment agreement with NCE when the merger was completed. The initial term of the new agreement is four years, with automatic one-year extensions beginning at the end of the second year and continuing each year thereafter unless notice is given by either party that the agreement will not be extended. Under the terms of the agreement, Mr. Brunetti served as Chief Executive Officer and President and a member of the board of Xcel Energy for one year following the merger, and, commencing August 18, 2001 (one year after the merger) began serving as Chief Executive Officer and Chairman of the board of Xcel Energy. Mr. Brunetti is required to perform the majority of his duties at the headquarters of Xcel Energy in Minneapolis, Minnesota, and was required to relocate the residence at which he spends the majority of his time to the Twin Cities area. His agreement also provides that if Mr. Brunetti becomes entitled to receive severance benefits, he will be forbidden from competing with Xcel Energy and its affiliates for two years following the termination of his employment, and from disclosing confidential information of Xcel Energy and its affiliates.

      Under his employment agreement, Mr. Brunetti will receive the following compensation and benefits:

•	a base salary not less than his base salary immediately before the merger;

•	the opportunity to earn annual and long-term incentive compensation amounts not less than he was able to earn immediately before the merger;

•	life insurance coverage and participation in a supplemental executive retirement plan; and

•	the same fringe benefits as he received under his NCE employment agreement, or, if greater, as those of the next higher executive officer of Xcel Energy.

      If Mr. Brunetti’s employment were to be terminated by Xcel Energy without cause or if he were to terminate his employment for good reason, he would be entitled to receive the compensation and benefits described above as if he had remained employed for the employment period remaining under his employment agreement and then retired, at which time he would be eligible for all retiree benefits provided to retired senior executives of Xcel Energy. In determining the level of his compensation following termination of employment, the amount of incentive compensation he would receive would be based upon the target level of incentive compensation he would have received in the year in which his termination occurred, and he would receive cash equal to the value of stock options, restricted stock and other stock-based awards he would have received instead of receiving the awards. In addition, the restrictions on his restricted stock would lapse and his stock options would become vested. Finally, Xcel Energy would be obligated to make Mr. Brunetti whole for any excise tax on severance payments that he incurs.

      Mr. Brunetti also had a change-of-control employment agreement with NCE. The merger did not cause a “change of control” under this agreement, so it did not become effective as a result of the merger. However, in case this agreement becomes effective because of a later change of control, Mr. Brunetti has waived his right to receive any severance benefits under the change-of-control employment agreement to the extent they would duplicate severance benefits under his employment agreement.

     Paul J. Bonavia Employment Agreement

      In connection with and effective upon completion of the merger, Xcel Energy and Paul J. Bonavia entered into an amendment to an employment agreement between Mr. Bonavia and NCE. The original agreement expired December 14, 2000. In connection with the merger, Mr. Bonavia’s position changed from Senior Vice President, General Counsel and President of NCE’s International Business Unit to President of Xcel Energy’s Energy Markets Business Unit. In the amendment, Mr. Bonavia agreed not to assert before January 6, 2003 that his duties and responsibilities have been diminished, and thus he has waived the right to claim certain benefits under the Xcel Senior Executive Severance Policy relating to this change in his status prior to that date. If certain conditions are met on January 6, 2003 or within seven business days thereafter, which conditions include the termination of Mr. Bonavia’s employment, Mr. Bonavia will be entitled to severance benefits comparable to those provided to the other senior executives under the Xcel Senior Executive Severance Policy described below.

     Severance Policy

      NSP and NCE each adopted a 1999 senior executive severance policy in March 1999. These policies were combined into a single Xcel Energy Senior Executive Severance Policy which will continue until August 18, 2003 and may be extended beyond August 2003. All of the executive officers of Xcel Energy other than Mr. Brunetti participate in the policy.

      Under the policy, a participant whose employment is terminated at any time before August 18, 2003, the third anniversary of the merger, will receive severance benefits unless:

•	the employer terminated the participant for cause;

•	the termination was because of the participant’s death, disability, or retirement;

•	the division or subsidiary in which the participant worked was sold and the buyer agreed to continue the participant’s employment with specified protections for the participant; or

•	the participant terminated voluntarily without good reason.

      To receive the severance benefits, the participant must also sign an agreement releasing all claims against the employer and its affiliates, and agreeing not to compete with the employer and its affiliates and not to solicit its employees and customers.

      The severance benefits for executive officers under the policy include the following:

•	a cash payment equal to 2.5 times the participant’s annual base salary, annual bonus and annualized long-term incentive compensation, plus prorated incentive compensation for the year of termination;

•	a cash payment equal to the additional amounts that would have been credited to the executive under pension and retirement savings plans, if the participant had remained employed for another 2.5 years;

•	continued welfare benefits and a perquisite allowance for 2.5 years;

•	financial planning benefit for two years, and outplacement services costing not more than $30,000; and

•	an additional cash payment to make the participant whole for any excise tax on excess parachute payments that he or she may incur, with certain limitations specified in the policies.

      Some of the executive officers of NCE who participate in the severance policy also had change-of-control employment agreements with NCE. The merger was not considered a change of control under these agreements, so they did not become effective as a result of the merger. However, if they become effective because of a later change of control, the severance benefits under the Xcel Senior Executive Severance Policy will be reduced by any severance benefits that the participant receives under such an employment agreement.

COMPARISON OF RIGHTS OF HOLDERS OF NRG’S COMMON STOCK AND HOLDERS

OF XCEL ENERGY’S COMMON STOCK

      The following summary highlights material differences between the current rights of holders of Xcel Energy’s common stock and holders of NRG Common Stock. Because NRG is organized under the laws of the State of Delaware, and Xcel Energy is organized under the laws of Minnesota, the differences in the rights of an NRG stockholder and the rights of an Xcel Energy shareholder arise not only from differences in the organizational documents of NRG and Xcel Energy, but also from differences of law. The summary below is not a complete discussion of the articles of incorporation and by-laws of Xcel Energy and NRG, the Minnesota Business Corporation Act (Minnesota Act) or the DGCL. NRG stockholders should read carefully the relevant provisions of the Minnesota Act, the DGCL, NRG’s certificate of incorporation and by-laws and Xcel Energy’s articles of incorporation, by-laws and Stockholders’ Rights Plan. Copies of each company’s charter and by-laws and Xcel Energy’s Stockholders’ Rights Plan have been filed with the SEC and are each incorporated by reference into this prospectus. See “Where You Can Find More Information” beginning on page 92.

NRG	XCEL ENERGY

CAPITAL STOCK Authorized Stock
NRG’s certificate of incorporation authorizes NRG to issue 1,000,000,000 shares of capital stock consisting of 550,000,000 shares of Common Stock, par value $0.01 per share, 250,000,000 shares of Class A common stock, par value $0.01 per share and 200,000,000 shares of preferred stock, par value $0.01 per share. Except as described under “Voting Rights” below, holders of shares of Common Stock and holders of shares of Class A common stock have identical rights and are subject to identical restrictions unless the law or NRG’s certificate of incorporation provide otherwise.	Xcel Energy’s articles of incorporation authorize Xcel Energy to issue 1,007,000,000 shares of capital stock consisting of 1,000,000,000 shares of common stock, par value $2.50, and 7,000,000 shares of preferred stock, par value $100.00.
NRG’s board has the authority to issue one or more series of preferred stock, having terms designated by NRG’s board.	Xcel Energy’s board has the authority to issue one or more series of preferred stock of Xcel Energy having terms designated by Xcel Energy’s board, subject to limitations contained in Xcel Energy’s articles of incorporation.
Common Stock
As of February 27, 2002, 147,604,500 shares of Class A common stock, 50,975,665 shares of Common Stock, and no shares of preferred stock of NRG were outstanding. All of the shares of Class A common stock are owned by Xcel Energy. NRG’s Common Stock is traded on the NYSE. NRG’s shares of Class A common stock are not traded on a stock exchange.	As of February 28, 2002, there were 369,594,367 shares of common stock and 1,049,800 shares of preferred stock outstanding. Xcel Energy’s common stock is traded on the NYSE, Chicago Stock Exchange and Pacific Exchange.
Preferred Stock
NRG’s board has not authorized the issuance of any preferred stock.	Xcel Energy currently has six series of preferred stock designated. In addition to the rights described in this paragraph for each series, holders of shares

NRG	XCEL ENERGY

of Xcel Energy’s preferred stock have voting rights and dividend preferences that affect holders of shares of Xcel Energy’s common stock. These rights are described immediately below under “Voting Rights” and “Dividends on Common Stock.”
• Cumulative Preferred Stock, $3.60 Series Number of shares outstanding: 275,000.
Dividends: $3.60 per year, payable quarterly (beginning on January 15th of each year), when and as declared by the board.
Redemption price: $103.75 (after September 30, 1956) plus accrued and unpaid dividends.
Voluntary dissolution preference: redemption price.
Involuntary dissolution preference: $100 per share plus accrued and unpaid dividends.
• Cumulative Preferred Stock, $4.10 Series
Number of shares outstanding: 175,000.
Dividends: $4.10 per year, payable quarterly (beginning on January 15th of each year), when and as declared by the board.
Redemption price: $102.50 (after December 31, 1965) plus accrued and unpaid dividends.
Voluntary dissolution preference: redemption price.
Involuntary dissolution preference: $100 per share plus accrued and unpaid dividends.
• Cumulative Preferred Stock, $4.08 Series
Number of shares outstanding: 150,000.
Dividends: $4.08 per year, payable quarterly (beginning on January 15th of each year), when and as declared by the board.
Redemption price: $102.00 (after December 31, 1969) plus accrued and unpaid dividends.
Voluntary dissolution preference: redemption price.
Involuntary dissolution preference: none.
• Cumulative Preferred Stock, $4.11 Series
Number of shares outstanding: 200,000. Dividends: $4.11 per year, payable quarterly (beginning on January 15th of each year), when and as declared by the board.
Redemption price: $103.732 (after December 31, 1964) plus accrued and unpaid dividends.
Voluntary dissolution preference: redemption price.
Involuntary dissolution preference: none.
• Cumulative Preferred Stock, $4.16 Series
Number of shares outstanding: 99,800.
Dividends: $4.16 per year, payable quarterly (beginning on January 15th of each year), when and as declared by the board.
Redemption price: $103.75 (after December 31,

NRG	XCEL ENERGY

1971) plus accrued and unpaid dividends. Voluntary dissolution preference: redemption price. Involuntary dissolution preference: none.
• Cumulative Preferred Stock, $4.56 Series
Number of shares issued: 150,000.
Dividends: $4.56 per year, payable quarterly (beginning on January 15th of each year), when and as declared by the board.
Redemption price: $102.47 (after December 31, 1979) plus accrued and unpaid dividends.
Voluntary dissolution preference: redemption price.
Involuntary dissolution preference: none.
Voting Rights
Each share of NRG Common Stock entitles its holder to one vote on all matters on which stockholders are entitled to vote, while each share of Class A common stock entitles its holder to ten votes.	Each share of Xcel Energy’s common stock entitles its holder to one vote per share on all matters on which shareholders are entitled to vote, each share of preferred stock entitles its holder to one vote, except that each share of “Cumulative Preferred Stock, $3.60 Series” entitles its holder to three votes.
The shares of Class A common stock currently held by Xcel Energy entitle it to exercise 96.7% of the combined voting power of both classes of NRG’s common shares.

Holders of Common Stock and Class A common stock vote together as a single class.	If the dividends payable on the preferred stock of any series are in default in an amount equivalent to one year of dividend payments, the preferred holders become entitled to special voting rights entitling them to elect as many directors as necessary to obtain a majority of the full board. In such case the holders of common stock elect the remainder of directors. The preferred holders lose this special right as soon as all dividends in default are paid. (See “Preferred Stock,” above, for a description of Xcel Energy’s existing preferred stock.)
The holders of stock of any class of either common or preferred stock are entitled to cumulate their votes for the election of directors as provided by Minnesota law and Xcel Energy’s articles of incorporation.
The holders of any outstanding shares of preferred stock must approve any merger, consolidation or issuance or assumption of all securities to be issued or assumed in connection with such merger or consolidation by a majority vote (unless the transaction is ordered, approved or permitted by the SEC under PUHCA).
No vote or consent of the holders of preferred stock is required if, at or prior to such merger, consolidation or sale or the issue of securities representing unsecured indebtedness, the preferred stock is redeemed or retired.

NRG	XCEL ENERGY

Any increase in the authorized amount of preferred stock or the issuance of preferred stock on a parity with the existing preferred stock must be authorized by a majority of the holders of preferred stock, without regard to series. The issuance of stock with a preference above the existing preferred stock or an amendment to the articles of incorporation which is prejudicial to the holders of the existing preferred stock, or the issuance of additional shares of preferred stock (subject to certain stated exceptions) requires the approval of 66 2/3% of the outstanding preferred stock.
Dividends on Common Stock
Dividends may be paid to holders of Common Stock and Class A common stock, as and when declared by the board, equally and on a per share basis, subject to the rights of any preferred holders or other senior stock.	Dividends may be paid on the common stock only after all accrued but unpaid dividends on the preferred stock have been paid.

So long as any preferred shares are outstanding, the corporation is limited in its ability to declare a common stock dividend by certain capitalization requirements. In general, Xcel Energy is limited in the amount that it may declare as a dividend on its common stock in circumstances described under “Comparative Stock Prices and Dividends — Xcel Energy Dividend Policy” beginning on page 34.
Conversion Rights
Each share of Class A common stock is convertible into one share of Common Stock at the option of the holder. The Class A common stock automatically converts into Common Stock if the Class A common stock is transferred to a person or entity other than Xcel Energy or its affiliates or if Xcel Energy ceases to hold at least 30% of NRG’s combined outstanding common shares.	None of Xcel Energy’s common or preferred stock is subject to conversion rights.

STOCKHOLDERS
Notice of Stockholder Proposals
NRG’s by-laws provide that any NRG stockholder of record who is entitled to vote at an annual meeting of stockholders may propose business to be voted on by NRG stockholders at the meeting, but only if the stockholder delivers notice of the proposal in writing to NRG’s secretary.

The secretary must receive the notice not less than 120 days prior to the date that NRG’s proxy statement is released to stockholders in connection	Xcel Energy’s by-laws provide that any shareholder who is entitled to vote at a shareholders’ meeting and who intends to bring a matter must comply with Rule 14a-8 of the Exchange Act or deliver written notice of his or her intent to do so to Xcel Energy’s secretary.

For both annual and special meetings, the secretary must receive such notice:

NRG	XCEL ENERGY

with the previous year’s annual meeting;
• not less than 45, nor more than 90, days prior to the date Xcel Energy first mailed proxy materials for the prior year’s meeting;

• within a reasonable time before Xcel Energy mails its proxy materials for the current year if during the prior year Xcel Energy did not hold an annual meeting or if the date of the meeting has been changed by more than 30 days from the date of the previous year’s meeting, or within 10 days if less than 30 days’ notice is given of the date by which shareholder notice must be given.

The notice must include:

• a brief description of the business proposed to be brought before the annual meeting, the reasons for conducting that business at the annual meeting and any material interest that the stockholder submitting the proposed business may have in that business;	The notice must include:

• a brief description of the business proposed to be brought before the meeting, the reasons for conducting that business at the meeting and any financial or other interest that the shareholder submitting the proposed business may have in that business;
• the name and address of the proposing stockholder as they appear in NRG’s stock ownership records; and	• the name and address of the proposing shareholder as they appear in Xcel Energy’s stock ownership records and of each record or beneficial owner known by that shareholder to be supporting that proposal; and
• the class and number of shares of NRG that are beneficially owned by the stockholder presenting the proposed business.	• the class and number of shares of Xcel Energy that are owned of record or beneficially by the shareholder presenting the proposed business and each record or beneficial owner known by that shareholder to be supporting such proposal.
Xcel Energy is exempt from these requirements so long as it owns 50% or more of the combined outstanding common shares.
In addition, if and when Xcel Energy ceases to own more than 50% of the combined outstanding common shares, any amendment or deletion of this notice provision will require an 80% vote.
Only business set forth, at the direction of the board, in NRG’s notice of a special meeting of stockholders may be conducted at such a meeting. Accordingly, stockholders are not entitled to present business at special meetings.
Calling Special Meetings of Stockholders
The DGCL provides that special meetings of stockholders may be called by a corporation’s board and other persons authorized by the corporation’s certificate of incorporation or bylaws.	Under the Minnesota Act, a special meeting of shareholders may be called by the Chief Executive Officer, the Chief Financial Officer, two or more directors, the person or persons authorized by the articles of incorporation or by-laws to call a special

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The certificate of incorporation and the by-laws of NRG provide that, subject to the rights of preferred stockholders, a special meeting may be called only by the board or by a properly designated committee of the board.
meeting, or upon demand of a shareholder or shareholders holding 10% or more of the voting power of the shares entitled to vote, except that a special meeting for the purpose of considering any action to directly or indirectly facilitate or effect a business combination, including any action to change or otherwise affect the composition of the board for that purpose, must be called upon demand of a shareholder or shareholders holding 25% or more of the voting power of the shares entitled to vote. Such shareholders must deliver to the Chief Executive Officer or the Chief Financial Officer one or more written demands for the meeting, stating the purpose or purposes for which it is to be held. Xcel Energy’s by-laws state that a special meeting of shareholders may be called and held as provided by the Minnesota Act.
Holder Action by Written Consent
The DGCL permits actions which could be taken at a stockholders’ meeting to be taken by written consent if such written consent is signed by at least the number of stockholders that would have been necessary to take such action at a meeting, unless the corporation’s charter or bylaws require that a meeting be held.	The Minnesota Act provides that any action required or permitted to be taken at any meeting of the shareholders may be taken without a meeting if all shareholders entitled to vote on the matter consent to the action in writing.
In accordance with the DGCL, NRG’s stockholders may take action by written consent without a meeting of stockholders. The bylaws of NRG provide, however, that beginning on the day on which Xcel Energy and its affiliates cease to hold, in the aggregate, 50% of the combined voting power of NRG’s shares, no action of stockholders may be taken by written consent without a meeting. Stockholders who have not consented in writing must be given prompt notice of the taking of corporate action.	In accordance with Minnesota law, Xcel Energy’s shareholders may take action by written consent without a meeting of shareholders.
Rights of Dissenting Holders
Under Section 262 of the DGCL, a stockholder of a corporation may dissent from, and obtain cash payment for the fair value of the stockholder’s shares in the event of a merger (including a short-form merger) or consolidation, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, judicially determined by the Delaware Court of Chancery.

Under Section 262, where a merger agreement is to be submitted for adoption at a meeting of stockholders, the corporation, not less than 20 days	Under sections 471 and 473 of the Minnesota Act, a shareholder of a corporation may dissent from, and obtain payment for the fair value of the shareholder’s shares in the event any of the following corporate actions occur:

• an amendment to the charter that materially and adversely affects the rights or preferences of the shares of the dissenting shareholder by: (1) altering a preferential right, (2) modifying redemption rights (including a provision regarding a sinking fund), (3) modifying a preemptive right or right to purchase or (4) limiting voting rights

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prior to the meeting, must notify each of its stockholders of record entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262. If the merger is to be approved by written consent in lieu of a meeting, or is a short-form merger, then the constituent corporation before the merger or the surviving corporation within 10 days after the merger must notify each of its stockholders of record entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262.
and the right to cumulate votes (except when such rights are limited because of the securities);
• a sale, lease, or other disposition of substantially all the assets of the corporation unless that disposition is authorized by-law or a judicial decision;
• a plan of merger to which the corporation is a constituent organization;
• a plan of exchange where the corporation is the target; and
• any other action allowing for dissenters’ rights under the articles, by-laws or a resolution.

No appraisal rights are available for any shares of a constituent corporation in a merger or consolidation in the event:

• such shares are listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the NASD as of the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger,

• such shares are held of record by more than 2,000 holders, or

• the merger did not require for its approval the vote of the stockholders of the surviving corporation,

so long as the consideration in the merger or consolidation is either stock of the surviving corporation, or stock of any other corporation which will be listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the NASD or held of record by more than 2,000 holders, or cash in lieu of fractional shares, or a combination of the foregoing.	A shareholder cannot assert dissenters’ rights as to less than all of the shares registered in his name unless he is dissenting with respect to all the shares that are beneficially owned by another person but which are registered in his name as the record holder. If the record holder is dissenting on behalf of a beneficial holder, he must disclose the name and address of each such beneficial owner.

Dissenters’ rights do not apply to shareholders of the surviving corporation in a merger, or, in the case of a plan of exchange, to shareholders of the target company, if the shares they hold do not allow them to vote on the plan.

Shareholders who are granted these rights lose the right to act at law or in equity to have the corporate actions mentioned above rescinded or set aside, except in the event of fraud.

In order to exercise these dissenters’ rights, a shareholder must file a written notice with the secretary of the corporation, before the vote on the proposed action, of his intent to demand the fair value of his shares. In addition, the shareholder may abstain or vote against the proposed action but cannot vote in its favor.

In order to exercise these dissenters’ rights, a stockholder must:

• deliver to the corporation a written demand for appraisal of the stockholder’s shares before the vote on adoption of the merger agreement at the special meeting,

• not vote in favor of adoption of the merger agreement, and

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• must continuously hold such stockholder’s shares from the date of making a written demand through the effective time of the merger.

BOARD OF DIRECTORS
Number of Directors
NRG’s by-laws provide that the board shall consist of one or more directors, with the number of directors to be determined by resolution of the board. NRG’s board is currently comprised of nine members.	Xcel Energy’s restated articles of incorporation provide that the board must consist of at least three but not more than 17 directors, with the number to be determined by the by-laws. Xcel Energy’s by- laws provide that the number of directors shall be comprised of between seven and 15 members, with this number to be determined by the board or the shareholders if the board fails to do so. Xcel Energy’s board is currently comprised of twelve members.
Classified Board
NRG’s organizational documents do not provide any provisions relating to classification of directors.	Xcel Energy’s by-laws provide that Xcel Energy’s board is to be divided into three classes, with the classes having an equal or near equal number of directors and the directors of each class being entitled to serve for three-year terms. Xcel Energy’s board currently has three outstanding classes, each comprised of four members.
Cumulative Voting
The DGCL permits a corporation’s certificate of incorporation to provide for cumulative voting in the election of directors. NRG’s certificate of incorporation does not provide for cumulative voting.	The Minnesota Act provides that unless the articles of incorporation provide otherwise, the shareholders of a corporation can elect directors by cumulative voting. Xcel Energy’s restated articles of incorporation provide for the election of directors by cumulative voting.
Removal of Directors
In general, under the DGCL, any director or the entire board may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, unless the certificate of incorporation otherwise provide. NRG’s certificate of incorporation does not modify the statutory removal provisions.	In general, under the Minnesota Act, any or all of the directors of a corporation may be removed, with or without cause, by a vote of the holders of the proportion or number of voting power of the shares of the classes or series the director represents sufficient to elect them (except that in a corporation, such as Xcel Energy having cumulative voting, an individual director may not be removed if the votes cast against removal would be sufficient to elect such director, unless the entire board is removed), unless the articles of incorporation or bylaws otherwise provide. Xcel Energy’s restated articles of incorporation and by-laws do not modify the statutory removal provisions.

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Filling of Board Vacancies
The by-laws of NRG provide that any vacancy occurring on the board, or newly created directorship, may be filled by a majority of the remaining directors or by a plurality vote of the stockholders.	The restated articles of incorporation of Xcel Energy provide that any vacancy occurring on the board of directors, through death, resignation, increase in the number of directors or any other cause, may be filled by the vote of a majority of the remaining directors or by the shareholders at an annual or special meeting.
In addition, the by-laws of Xcel Energy provide that the remaining directors may fill vacancies, even though a quorum is not present, and may increase or decrease the number of directors by the number of vacancies existing during intervals between annual meetings as the case may be.
Indemnification of Directors and Officers
The DGCL permits indemnification of officers and directors against liabilities and expenses incurred in proceedings if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action, had no reasonable cause to believe such person’s conduct was unlawful. In the case of derivative actions, indemnification is limited to expenses and no indemnification may be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation unless indemnification is otherwise authorized by a court.	Under the Minnesota Act, unless the articles of incorporation or by-laws otherwise provide, directors and officers will be indemnified against judgments, penalties, fines, settlements and expenses (including attorneys’ fees) incurred in connection with legal proceedings to which they are made, or threatened to be made, a party by reason of their present or former status as a director or officer, if they received no improper personal benefit, in the case of any criminal proceeding, they had no reasonable cause to believe their conduct was unlawful, and, generally speaking, they reasonably believed their conduct to be in, or not opposed to, the corporation’s best interests.

Xcel Energy’s by-laws provide indemnification to directors and officers to the full extent provided by the Minnesota Act.
Limitation of Personal Liability of Directors
The DGCL allows a Delaware corporation to include in its certificate of incorporation, and NRG’s certificate of incorporation contains a provision eliminating or limiting the personal liability of a director for monetary damages for a breach of such director’s fiduciary duties as a director, except liability for any breach of the director’s duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or that involve intentional misconduct or knowing violation of law, under Section 174 of the DGCL (which deals generally with unlawful payments of dividends, stock repurchases and redemptions), and for any transaction from which the director derived an improper personal benefit.	The Minnesota Act permits a corporation to eliminate or limit the liability of a director to the corporation or to its shareholders for monetary damages for breach of fiduciary duty as a director through a provision in the corporation’s articles of incorporation. However, liability may not be eliminated or limited for breach of the director’s duty of loyalty, acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, payment of unlawful distributions or violations of the Minnesota securities laws, any transaction from which the director received an improper personal benefit, or any act or omission occurring prior to the adoption of the provision in the articles of incorporation providing for limitation

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of liability. Xcel Energy’s restated articles of incorporation provides for such limitation of liability.

OTHER MATTERS
Stockholders’ Rights Plan
NRG has not adopted a stockholders’ protection rights plan.	Xcel Energy’s common stock includes associated rights to purchase common stock under a Stockholder Protection Rights Agreement between Xcel Energy and Wells Fargo Bank Minnesota, N.A. as Rights Agent. Each right to purchase common stock entitles its registered holder to purchase from or exchange with Xcel Energy one share of common stock under the terms of the agreement.

The rights are not exercisable initially. However, on the first business day after the earlier to occur of (a) the tenth business day after the date on which any person commences a tender or exchange offer, which, if completed, would result in the person beneficially owning 15% or more of Xcel Energy’s outstanding common stock (such person, with certain exceptions, is referred to as an Acquiring Person) and (b) the first public announcement by Xcel Energy that any person has become an Acquiring Person (such date is referred to as a “Flip-In Date”), each right, other than the rights beneficially owned by the Acquiring Person, will become exercisable and entitle its holder to purchase from Xcel Energy that number of shares of Xcel Energy’s common stock having a market value equal to twice the exercise price of the right.

In addition, Xcel Energy’s board may, at its option, at any time after a Flip-In Date and prior to the time that an Acquiring Person becomes the beneficial owner of more than 50% of the outstanding shares of Xcel Energy’s common stock, elect to exchange all (but not less than all) the then outstanding rights (other than rights owned by the Acquiring Person or its affiliates) for shares of common stock at an exchange ratio of one share of common stock per right.

Xcel Energy’s board may at any time before a Flip-In Date redeem all (but not less than all) the then outstanding rights at a price of $0.01 per right.

The rights may cause substantial dilution to a

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person or group that acquires 15% or more of the common stock of Xcel Energy unless the rights are first redeemed by Xcel Energy’s board. Nevertheless, the rights should not interfere with a transaction that is in the best interests of Xcel Energy and its shareholders because the rights can be redeemed on or prior to the Flip-In Date, before the consummation of such transaction.
Business Combinations
The DGCL provides that a merger or consolidation may be approved by a majority vote of the shares entitled to vote thereon, unless a greater percentage is required by the corporation’s certificate of incorporation.

NRG’s certificate of incorporation requires the affirmative vote of not less than 80% of the outstanding shares of NRG’s Common Stock to approve certain specified business transactions between NRG and “interested stockholders.” For this purpose, an “interested stockholder” means any person or company that owns 10% or more of NRG’s outstanding voting stock (but does not include any holder of the Class A shares or shares of Common Stock issued upon conversion of the Class A shares). Accordingly, this requirement does not apply to Xcel Energy.	The Minnesota Act generally requires approval of a merger or sale of substantially all the assets of a corporation that is not in the usual or regular course of business by a majority of the voting power of all shares entitled to vote. Under the Minnesota Act, the articles of incorporation may provide for a greater vote. Xcel Energy’s restated articles of incorporation do not contain such a supermajority provision.
This 80% voting requirement also does not apply if either:

• a majority of NRG’s directors who were directors before the related person became a related person approves the business transaction; or

• certain fair price requirements are met.
State Takeover Legislation
Section 203 of the DGCL, in general, prohibits a stockholder who acquires more than 15% of the outstanding voting shares of a corporation subject to the statute, but less than 85% of such shares, from engaging in specified “business combinations” with the corporation for three years after the date that the stockholder became an “interested stockholder”. Section 203 does not apply if (1) before the acquisition date the corporation’s board has approved either the business combination or the transaction in which the stockholder became an interested stockholder or (2) the corporation’s board approves the business combination and at least two-thirds of the outstanding voting stock of	Minnesota has enacted legislation aimed at regulating takeovers of certain corporations and restricting specified business combinations with interested shareholders. Under the Minnesota Act, if a publicly held corporation such as Xcel Energy has an interested shareholder the corporation may not enter into specified business combinations (including mergers and sales of substantially all assets) with or proposed by the interested shareholder (or affiliated or associated persons) for at least four years after the interested shareholder acquired its 10% stock interest. For purposes of this provision, an interested shareholder means a beneficial holder of at least 10% of the outstanding

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the corporation not owned by the interested stockholder vote to authorize the business combination. The term “business combination” encompasses a wide variety of transactions with or caused by an interested stockholder in which the interested stockholder receives or could receive a benefit on other than a pro rata basis with other stockholders, including mergers, specified asset sales, specified issuances of additional shares to the interested stockholder, transactions with the corporation that increase the proportionate interest of the interested stockholder or transactions in which the interested stockholder receives certain other benefits. A corporation may elect not to be governed by this section of the DGCL either in its certificate of incorporation or its by-laws. NRG’s certificate of incorporation provides that NRG has elected not to be governed by Section 203.

The DGCL does not contain control share acquisition, anti-greenmail or fair price provisions similar to those in the Minnesota Act.
voting shares, including an affiliate or associate of the corporation, who, within the preceding four years, was a 10% shareholder regardless of such person’s present shareholdings.

The four year restriction does not apply, if a committee of the board of (consisting of all of its disinterested directors and excluding current officers and employees of the corporation and persons who were officers or employees of the corporation within the preceding five years) approved the acquisition of the 10% stock interest or the business combination before the date on which the shareholder acquired its 10% stock interest.

Xcel Energy is also subject to the control share acquisition provisions of the Minnesota Act. These provisions generally require the approval of the holders of a majority of the corporation’s voting shares held by disinterested shareholders before a person purchasing one-fifth or more of the corporation’s voting shares can vote the shares in excess of the one-fifth interest, unless the purchase is made directly from the corporation or is made in an approved tender offer for all voting shares. Similar shareholder approvals are required at one- third and majority thresholds.

The Minnesota Act also contains “anti-greenmail” provisions. Absent shareholder approval, these provisions restrict a publicly held corporation from repurchasing shares for more than their market value from a person who has held for less than two years 5% or more of the corporation’s voting power, unless the corporation makes an identical or better offer to all shareholders.

Finally, the Minnesota Act also contains a fair price provision, which prohibits an offeror from acquiring shares of a publicly held Minnesota corporation within two years following the offeror’s last purchase of shares pursuant to a takeover offer, unless the shareholders have a reasonable opportunity to dispose of the shares to the offeror upon terms substantially equivalent to those provided in the earlier takeover offer. Share acquisitions covered by the fair price provision of the Minnesota Act include those made by purchase, exchange, merger, consolidation, partial or complete liquidation, redemption, reverse stock split, recapitalization, reorganization, or any other similar transaction. The

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Minnesota Act’s fair price provision does not apply if the board’s disinterested directors approve the proposed acquisition of shares before the offeror purchases any shares in the takeover offer. Also, the fair price provision does not apply to: (1) repurchase offers by the corporation, unless made in response to a hostile takeover bid; (2) tender offers which, if consummated, including the offeror’s other share acquisitions within the preceding twelve months, would not result in the acquisition of more than 2% of a class of stock; and (3) offers for shares of certain regulated entities, including insurance companies, financial institutions and public service utilities.

Xcel Energy has not opted out of any of the foregoing provisions, to the extent such an “opt out” is permitted.
AMENDMENT OF ORGANIZATIONAL DOCUMENTS

Certificate of Incorporation	Articles of Incorporation
The DGCL provides that the certificate of incorporation may be amended upon a proposal by the board to the stockholders and an affirmative vote of a majority of the outstanding shares of each class entitled to vote thereon, unless the corporation’s charter requires a larger percentage.	The Minnesota Act generally requires shareholder approval of amendments to a corporation’s articles of incorporation. To amend the articles of incorporation, a resolution approved by the affirmative vote of a majority of the directors present, or proposed by a shareholder or shareholders holding 3% or more of the voting power of shares entitled to vote (and, in the event that the corporation is publicly held, this provision does not conflict with federal securities laws), that sets forth the proposed amendment shall be submitted to the shareholders. The amendment generally is approved by the affirmative vote of the holders of a majority of the voting power of the shares present and entitled to vote, except that if the articles of incorporation or the Minnesota Act provide for a greater number of votes to adopt such amendment, such greater number shall be necessary to amend that provision. A proposed amendment that would, among other things, change the rights or preferences of the shares of the class or series or change the aggregate number of authorized shares of the class or series requires a separate class or series vote.
NRG’s certificate of incorporation provides that, while Xcel Energy and its affiliates beneficially own, in the aggregate, at least 30% of NRG’s combined outstanding common shares, its certificate can be amended by a majority vote. If and when Xcel	Xcel Energy’s charter provides that the charter may not be amended to increase the amount of authorized shares of preferred stock, or to authorize additional series of preferred stock that would be on a parity with the outstanding shares of preferred

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Energy ceases to own at least 30% of the NRG’s combined outstanding common shares, the voting requirement becomes 80%.	stock as to assets or dividends, absent the vote of the holders of a majority of the total number of shares of all series of preferred stock then outstanding (without regard to class or series). Xcel Energy’s charter also provides that the vote of the holders of 66 2/3% of the total number of shares of preferred stock then outstanding (without regard to series) will be required to amend the charter to authorize any class of stock that would be preferred as to assets or dividends over the outstanding preferred shares or to change the express terms and provisions of the outstanding preferred stock in any manner substantially prejudicial to the holders thereof. See also “Capital Stock — Voting Rights” above, in this section.
By-laws
Under Delaware Law, holders of a majority of the voting power of a corporation and, when provided in the certificate of incorporation, the directors of the corporation, have the power to adopt, amend and repeal the by-laws of a corporation unless the organizational documents otherwise state.

NRG’s certificate of incorporation and by-laws provide that NRG’s by-laws may be amended only by a majority of the entire board, or by a majority vote of NRG’s combined outstanding common shares while Xcel Energy owns at least 50% of those shares, or, finally, by an 80% vote of outstanding common shares when Xcel Energy ceases to own at least 50% of those shares.	Under the Minnesota Act, a corporation’s shareholders retain the power to amend the corporation’s by-laws at any time, and the board of directors also has the power to amend the by-laws except for provisions relating to quorums of shareholders and certain matters relating to directors.

Subject to the rights of shareholders, Xcel Energy’s articles of incorporation provide that the power to amend the by-laws is vested in the board of directors except for by-laws that fix the number, qualifications, classifications or terms of office of such directors.

INTERESTS OF XCEL ENERGY AND THE DIRECTORS

AND EXECUTIVE OFFICERS OF XCEL ENERGY

Shares of NRG

      The following table sets forth the interests of Xcel Energy and Xcel Energy’s directors and, to the best of our knowledge, executive officers in the shares of NRG, as of March 11, 2002. Unless otherwise indicated, Xcel Energy has not and, to the best of our knowledge, none of the persons listed below has bought or sold any shares of NRG within the past 60 days.

			Amount and Nature of
	Number of Shares of NRG		Beneficial Ownership of NRG
Name	Common Stock Beneficially Owned		Class A Common Stock(1)

Xcel Energy Inc.			147,604,500
Paul J. Bonavia	0
Wayne H. Brunetti	5,500
C. Coney Burgess	0
Grady P. Butts	1,000
David A Christensen	0
Giannantonio Ferrari	0
Cathy J. Hart	3,600	(2)
Roger R. Hemminghaus	7,000
A. Barry Hirschfeld	2,000
James J. Howard	1,000
Gary R. Johnson	1,000
Richard C. Kelly	4,000
Douglas W. Leatherdale	1,000
Cynthia L. Lesher	2,000
Edward J. McIntyre	2,500	(3)
Albert F. Moreno	4,000
Paul E. Pender	2,000
James T. Petillo	0
Margaret R. Preska	1,000
David E. Ripka	11,681	(4)
A. Patricia Sampson	300
Allan L. Schuman	0
Rodney E. Slifer	1,000
David M. Sparby	1,000
W. Thomas Stevens	0
Patricia K. Vincent	0
David M. Wilks	300

(1)	Each of NRG’s Class A common shares is convertible into one share of NRG’s Common Stock. Xcel Energy is the beneficial owner of all of the outstanding shares of Class A common stock of NRG.
(2)	1,815 of which are owned beneficially through Ms. Hart’s spouse, and 1,785 of which are owned jointly with her spouse. Ms. Hart’s spouse, W. Mark Hart, is the Senior Vice President, Europe and Latin America of NRG.
(3)	1,500 of which are owned beneficially through Mr. McIntyre’s spouse.
(4)	This figure represents 1,000 shares and options to purchase 10,681 shares of NRG Common Stock which became exercisable as of January 2, 2002. Mr. Ripka currently holds an unvested option to purchase 20,539 additional shares of NRG Common Stock. Mr. Ripka is the former Vice President and Controller of NRG.

Shares Of Xcel Energy

      The following table sets forth information concerning beneficial ownership of Xcel Energy common stock as of March 1, 2002, for: (a) each director and the nominees for director; (b) named executive officers set forth in the Xcel Energy Summary Compensation Table under “Certain Compensation Information Regarding Xcel Energy” on page 67; and (c) the directors and executive officers as a group. Unless otherwise indicated, each person has sole investment and voting power (or shares such powers with his or her spouse) with respect to the shares set forth in the following table. The directors and executive officers as a group owned less than 1% of Xcel Energy’s common stock. None of these individuals owns any shares of Xcel Energy’s preferred stock.

Beneficial Ownership Table

			Options
Name and Principal Position of	Common	Stock	Exercisable	Restricted
Beneficial Owner	Stock	Equivalents	Within 60 Days	Stock	Total

Wayne H. Brunetti	80,551	5,387	692,850	36,841	815,629
Chairman of the Board, President,
Chief Executive Officer and Director
C. Coney Burgess	7,964	3,974	—	—	11,938
Director
David A. Christensen	1,000	23,558	—	—	24,558
Director
Giannantonio Ferrari	14,526	—	—	—	14,526
Former Director*
Roger R. Hemminghaus	3,010	14,626	—	—	17,636
Director
A. Barry Hirschfeld	11,323	4,681	—	—	16,004
Director
James. J. Howard	160,075	—	530,624	—	690,699
Former Chairman of the Board**
Douglas W. Leatherdale	600	22,929	—	—	23,529
Director
Albert F. Moreno	2,325	10,011	—	—	12,336
Director
Margaret R. Preska	1,200	16,932	—	—	18,132
Director
A. Patricia Sampson	1,060	17,335	—	—	18,395
Director
Allan L. Schuman	200	9,949	—	—	10,149
Director
Rodney E. Slifer	16,200	13,496	—	—	29,696
Director
W. Thomas Stephens	9,830	10,505	—	—	20,335
Director
Edward J. McIntyre	53,669	—	160,101	—	213,770
Chief Financial Officer
Richard C. Kelly(1)	29,560	2,589	224,750	4,449	261,348
President, Enterprises
Gary R. Johnson	17,729	—	116,465	—	134,194
Vice President and General Counsel
Paul J. Bonavia	5,760	914	186,000	—	192,674
President, Energy Markets
Directors and Executive Officers as a group (25 persons)	351,185	161,091	1,899,707	62,586	2,474,569

*	Retired as Director effective November 8, 2001.

**	Retired as Chairman of the Board effective August 18, 2001.

(1)	Mr. Kelly’s wife owns 408 of these shares. Mr. Kelly disclaims beneficial ownership of these shares.

EFFECT OF MERGER ON EQUITY UNITS/ CORPORATE UNITS OF NRG

      In 2001, NRG issued 11,500,000 equity units initially consisting of corporate units. The equity units may be converted by the holder at any time into NRG Common Stock by settling the related purchase contract. The number of shares of NRG Common Stock to which the holder of an NRG equity unit is entitled upon exercise of the related purchase contract is determined by a formula under the purchase contract. The NRG equity units trade on the NYSE under the symbol NRZ and are expected to continue to trade on the NYSE following the offer and the merger.

      This prospectus is not an offer to purchase or sell NRG equity units. The equity units will remain outstanding after the completion of the offer but, as described below, will by their terms become purchase contracts to acquire Xcel Energy common stock following the merger. The following is a brief description of the effect of the offer and the merger on these equity units. This description is only a summary and does not purport to be a complete description of the terms of NRG equity units or the steps that a holder of NRG equity units must take to settle a related purchase contract. If you hold NRG equity units, you should read the purchase contract agreement related to your NRG equity units. A copy of the purchase contract is filed as exhibit 4.3 to NRG’s Current Report on Form 8-K filed with the SEC on March 1, 2001. You can also find information about equity units in NRG’s supplemental prospectus filed on March 7, 2001. To find out how to obtain copies of these filings, see “Where You Can Find More Information” on page 92.

      If you hold equity units of NRG initially represented by corporate units, you may:

•	settle the purchase contract before the expiration of the offer and tender into this offer the shares of NRG that you receive upon settlement;

•	settle the purchase contract before the expiration of the offer and retain the shares of NRG that you receive upon settlement; or

•	continue to hold your NRG corporate units.

If you settle your purchase contract any time before May 18, 2004, the scheduled settlement date of your purchase contract, including if you settle before the expiration of this offer and tender those NRG shares in this offer, you will receive fewer shares of Xcel Energy common stock than you will receive if you settle your purchase contract on the scheduled settlement date.

     If you settle your purchase contract and then tender your shares in this offer

      If you settle your purchase contract as described below and tender into this offer the shares of NRG Common Stock you receive upon settlement, you will receive shares of Xcel Energy common stock in exchange for the NRG shares that you tender. If you settle your purchase contract and tender in this offer, you will receive 0.7590 of an NRG share upon settlement pursuant to your purchase contract. Those NRG shares will then be exchanged for Xcel Energy common shares at the exchange ratio of 0.4846. For more information, you should read “The Offer — Procedure for Tendering Shares” beginning on page 38.

     If you settle your purchase contract and do not tender your shares in this offer

      If you settle your purchase contract before the expiration of this offer but decide not to tender those NRG shares into this offer and this offer is successful, your shares of NRG Common Stock will be converted into shares of Xcel Energy common stock at the exchange ratio when we complete the short-form merger. For more information, you should read “The Offer” beginning on page 35.

     If you do not settle your purchase contract, but choose to keep your corporate units

      If you choose to continue to hold your NRG corporate units and this offer is successful and the short-form merger is completed, your purchase agreement with respect to those corporate units will remain outstanding but will no longer represent the right or obligation to purchase shares of Common Stock of NRG. Instead, at the time the short-form merger is completed, your purchase contract with respect to those corporate units will be a contract to purchase shares of Xcel Energy’s common stock. Your purchase contract will then entitle you to purchase 0.3678 of an Xcel Energy common share per purchase contract (calculated by multiplying 0.7590 — the ratio of shares per purchase contract — by the exchange ratio of 0.4846) if you choose to settle your purchase contract prior to May 18, 2004. If you choose not to settle your purchase contract before then, your purchase contract will then entitle and obligate you to purchase on the scheduled settlement date, May 18, 2004, 0.4487 of an Xcel Energy common share per purchase contract (calculated by multiplying 0.9259 — the ratio of shares per purchase contract — by the exchange ratio of 0.4846).

      Except for the adjustment described above all of the other terms of your purchase contract will remain the same. You will not be entitled to receive any interest, dividends or distributions on any shares of Xcel Energy’s common stock that have a record date earlier than your purchase contract settlement date.

     How and when to settle your purchase contract if you wish to participate in this offer

      Holders of NRG’s corporate units may settle the related purchase contracts at any time before the expiration of this offer and be eligible to participate in this offer. If you wish to settle your purchase contract, you must present and surrender the related corporate unit certificate at the offices of the purchase contract agent with the form of “election to settle early” on the reverse side of the certificate completed and executed as indicated, accompanied by payment to NRG in immediately available funds of an amount equal to the stated amount times the number of purchase contracts being settled.

      Holders of NRG’s corporate units may settle early, prior to May 18, 2004, only in integral multiples of 32,000 corporate units. If you settle at any time during this offer, you will be “settling early” under the terms of your purchase contract and will settle at a rate of 0.7590 NRG shares per purchase contract that you settle.

      So long as the corporate units are evidenced by one or more global security certificates deposited with the depositary, procedures for early settlement will also be governed by standing arrangements between the depositary and the purchase contract agent.

      Upon early settlement of purchase contracts in the manner described above, presentation and surrender of the corporate unit certificate evidencing the related corporate units and payment of any transfer or similar taxes payable by the holder in connection with the issuance of the related common stock to any person other than the holder of the corporate units, NRG will cause the shares being purchased to be issued and the related debentures securing the purchase contracts to be released from the pledge under the pledge agreement and transferred, within three business days following the settlement date, to the purchasing holder or the holder’s designee.

WHERE YOU CAN FIND MORE INFORMATION

      Xcel Energy and NRG file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that Xcel Energy and NRG file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington D.C. 20549, as well as at the SEC’s regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may call the SEC at 1-800-SEC-0330 for more information on the public reference rooms.

      Xcel Energy and NRG’s SEC filings are also available to the public from commercial retrieval services and at the website maintained by the SEC at www.sec.gov. Reports, proxy statements and other information are also available for inspection at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

      We filed a registration statement on Form S-4 to register with the SEC the common stock we will issue pursuant to the offer and the merger. This prospectus is a part of that registration statement. As allowed by SEC rules, this prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement. We also filed with the SEC a tender offer statement on Schedule TO pursuant to Rule 14d-3 under the Exchange Act in connection with our offer. You may obtain copies of the Form S-4 and the Schedule TO (and any amendments to those documents) in the manner described above.

      NRG is required to file with the SEC a solicitation/recommendation statement on Schedule 14D-9 regarding the offer within 10 business days from the date of this prospectus and to disseminate the Schedule 14D-9 to NRG stockholders. You may obtain a copy of the Schedule 14D-9 after it is filed (and any amendments to that document) in the manner described above.

      The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed by us or NRG separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus or in a later filed document incorporated by reference in this prospectus. This prospectus incorporates by reference the documents set forth below that we and NRG have previously filed with the SEC. These documents contain important information about Xcel Energy and NRG.

Xcel Energy SEC Filings (File No. 001-03034)

Annual Report on Form 10-K	For the fiscal year ended December 31, 2000
Amendment to Annual Report on Form 10-K	For the fiscal year ended December 31, 2000
Quarterly Reports on Form 10-Q	For the fiscal quarters ended March 31, June 30, and September 30, 2001
Current Reports on Form 8-K	Filed on January 4, February 23, February 28, March 2, March 15, April 2, June 4, June 14, June 22, July 12, September 28, October 12, October 29, November 30 and December 13, for the year 2001 and January 14, February 8, February 15, February 19, February 20, February 22, February 25, February 27, March 12 and March 13, for the year 2002
The description of our common stock contained in our Current Report on Form 8-K	Filed on March 13, 2002
The description of our stock purchase rights contained in our Registration Statement on Form 8-A	Filed on January 5, 2001

NRG SEC Filings (File No. 001-15891)

Annual Report on Form 10-K	For the fiscal year ended December 31, 2000
Quarterly Reports on Form 10-Q	For the fiscal quarters ended March 31, June 30 and September 30, 2001
Current Reports on Form 8-K	Filed on March 1, 2001, February 2, February 12, March 1, March 5, March 9, March 15, April 3, April 10, April 30, June 18, July 2, July 18, July 30, July 30, September 21, October 15 and December 3, for the year 2001, January 31, February 26, for the year 2002.

      All documents filed by Xcel Energy pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act with the SEC from the date of this prospectus to the date that NRG shares are accepted for exchange pursuant to our offer and the period for perfecting appraisal rights in connection with the merger is concluded (or the date that our offer is terminated) are also deemed to be incorporated by reference into this prospectus.

      All information contained in, or incorporated by reference into, this prospectus relating to Xcel Energy was provided by Xcel Energy. We have obtained the information contained in this prospectus relating to NRG from NRG and from publicly available sources.

      Documents incorporated by reference are available from us without charge upon written or oral request of NRG stockholders to the information agent for the offer, Georgeson Shareholder Communications, Inc., toll-free at (866) 800-0230. Exhibits to these documents will only be furnished if they are specifically incorporated by reference in this document. If you request any incorporated documents from us, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

LEGAL MATTERS

      The validity of the issuance of the Xcel Energy common stock offered hereby will be passed upon for us by Gary R. Johnson, Esq., our Vice President and General Counsel. Certain legal matters in connection with the federal income tax consequences of the offer and the merger will be passed upon for us by Jones, Day, Reavis & Pogue, counsel to Xcel Energy.

EXPERTS

      The audited consolidated financial statements and schedule of Xcel Energy appearing in Xcel Energy’s Annual Report on Form 10-K for the year ended December 31, 2000 and the audited consolidated financial statements included in the Current Report on Form 8-K filed February 25, 2002 have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their reports included in the Annual Report on Form 10-K and Current Report on Form 8-K and incorporated by reference. In those reports, Arthur Andersen LLP states that with respect to NRG as of and for the years ended December 31, 2001 and 2000 and Northern States Power Co. for the years ended December 31, 1999 and 1998 its opinion is based on the reports of other independent public accountants, namely PricewaterhouseCoopers LLP. These consolidated financial statements are incorporated in this prospectus by reference in reliance upon those reports given on the authority of such firm as experts in accounting and auditing.

      With respect to the unaudited interim financial information for the quarters ended March 31, 2001, June 30, 2001, and September 30, 2001, Arthur Andersen LLP has applied limited procedures in accordance with professional standards for a review of that information. However, their separate reports thereon state that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on that information should be restricted in light of the limited nature of the review procedures applied. In addition, the accounts are not subject to the liability provisions of Section 11 of the Securities Act of 1933, as amended, for their reports on the unaudited interim financial information because those reports are not a “report” or a “part” of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Act.

      The consolidated financial statements of NRG as of and for the three years ended December 31, 2001 incorporated into this prospectus by reference to the Form 8-K of NRG dated February 26, 2002 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of such firm as experts in auditing and accounting.

MISCELLANEOUS

      The offer is being made solely by this prospectus and the related letter of transmittal and is being made to holders of all outstanding shares of NRG’s Common Stock. We are not aware of any jurisdiction where the making of the offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If we become aware of any valid state statute prohibiting the making of the offer or the acceptance of shares pursuant thereto, we will make a good faith effort to comply with any such state statute. If, after making a good faith effort, we cannot comply with any such state statute, the offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares in that state. In any jurisdiction where the securities, blue sky or other laws require the offer to be made by a licensed broker or dealer, the offer shall be deemed to be made on our behalf by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

      No person has been authorized to give any information or make any representation on behalf of Xcel Energy not contained in this prospectus or in the letter of transmittal, and if given or made, such information or representation must not be relied upon as having been authorized.

ANNEX A

SECTION 262 OF GENERAL CORPORATION

LAW OF THE STATE OF DELAWARE

Section 262  Appraisal Rights.

      (a)     Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

      (b)     Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depositary receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depositary receipts in respect thereof, which shares of stock (or depositary receipts in respect thereof) or depositary receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depositary receipts described in the foregoing subparagraphs (a) and, (b) of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depositary receipts described in the foregoing subparagraphs (a), (b) and (c) of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

      (c)     Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

      (d)     Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, then, either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation where entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

      (e)     Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

      (f)     Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by one or more publications at least one week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

      (g)     At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

      (h)     After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

      (i)     The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

      (j)     The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

      (k)     From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

      (l)     The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

      Facsimile copies of the letter of transmittal, properly completed and duly executed, will be accepted. The letter of transmittal, certificates for shares NRG’s Common Stock and any other required documents should be sent or delivered by each NRG stockholder or the stockholder’s broker, dealer, commercial bank, trust company or other nominee to the exchange agent at one of its addresses set forth below.

The Exchange Agent For The Offer Is:

Wells Fargo Bank Minnesota, N.A.

By Mail: Wells Fargo Bank Minnesota, N.A. Corporate Actions Department P.O. Box 64858 St. Paul, Minnesota 55164-0858	By Overnight Mail or Hand Delivery: Wells Fargo Bank Minnesota, N.A. Corporate Actions Department 161 North Concord Exchange South St. Paul, Minnesota 55075

By Facsimile:

(For Eligible Institutions Only)
(651) 450-2452

For Confirmation of Facsimile, Telephone:

(651) 450-4110

      Questions and requests for assistance may be directed to the information agent at the address and telephone numbers listed below. Additional copies of this prospectus, the letter of transmittal and other offer materials may be obtained from the information agent as set forth below, and will be furnished promptly at our expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the offer.

The Information Agent For The Offer Is:

111 Commerce Road

Carlstadt, New Jersey 07072

Banks and Brokers Please Call (201) 896-1900

All Others Call Toll-Free: (866) 800-0230

The Dealer Manager For The Offer Is:

745 Seventh Avenue
New York, New York 10019

Call Collect: (212) 526-7000 x1794

PART II.

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.     Indemnification Of Directors And Officers

      Section 302A.521 of the Minnesota Statutes permits indemnification of officers and directors of domestic or foreign corporations under certain circumstances and subject to certain limitations. Pursuant to authorization contained in our Restated Articles of Incorporation, Article 4 of our Bylaws contains provisions for indemnification of our directors and officers consistent with the provisions of Section 302A.521 of the Minnesota Statutes. We have entered into indemnity agreements with our directors that provide for indemnification consistent with the Minnesota Statutes and our Bylaws.

      We obtained insurance policies indemnifying us and our directors and officers against certain civil liabilities and related expenses.

Item 21.     Exhibits

      The following documents are exhibits to the Registration Statement:

*	Indicates incorporation by reference

Exhibit
Number	Description of Document

3.01*	Restated Articles of Incorporation of Xcel Energy. (Filed as Exhibit 4.01 to Xcel Energy’s Current Report on Form 8-K (File No. 1-3034) filed on August 21, 2000 and incorporated by reference herein).
3.02*	Bylaws of Xcel Energy. (Filed as Exhibit 4.3 to Xcel Energy’s Registration Statement on Form S-8 (File No. 333-48590) filed on October 25, 2000 and incorporated by reference herein).
4.01*	Trust Indenture dated December 1, 2000, between Xcel Energy Inc. and Wells Fargo Bank Minnesota, National Association, as Trustee. (Filed as Exhibit 4.01 to Xcel Energy’s Form 8-K Report (File No. 1-3034) dated December 18, 2000 and incorporated by reference herein.)
4.02*	Supplemental Trust Indenture dated December 15, 2000 between Xcel Energy Inc. and Wells Fargo Bank Minnesota, National Association, as Trustee. (Filed as Exhibit 4.02 to Xcel Energy’s Form 8-K Report (File No. 1-3034) dated December 18, 2000 and incorporated by reference herein.)
4.03*	Trust Indenture, dated February 1, 1937, from Northern States Power Company (“NSP”) to Harris Trust and Savings Bank, as Trustee. (Filed as Exhibit B-7 to File No. 2-5290 and incorporated by reference herein.)
4.04*	Supplemental and Restated Trust Indenture, dated May 1, 1988, from NSP to Harris Trust and Savings Bank, as Trustee. (Filed as Exhibit 4.02 to Form 10-K of NSP for the year 1988 (File No. 1-3034) and incorporated by reference herein.)
Supplemental Indenture between NSP and said Trustee, supplemental to Exhibit 4.03, dated as follows and incorporated by reference herein:
4.05*	June 1, 1942 (Exhibit B-8 to File No. 2-97667).
4.06*	February 1, 1944 (Exhibit B-9 to File No. 2-5290).
4.07*	October 1, 1945 (Exhibit 7.09 to File No. 2-5924).
4.08*	July 1, 1948 (Exhibit 7.05 to File No. 2-7549).
4.09*	August 1, 1949 (Exhibit 7.06 to File No. 2-8047).
4.10*	June 1, 1952 (Exhibit 4.08 to File No. 2-9631).
4.11*	October 1, 1954 (Exhibit 4.10 to File No. 2-12216).
4.12*	September 1, 1956 (Exhibit 2.09 to File No. 2-13463).
4.13*	August 1, 1957 (Exhibit 2.10 to File No. 2-14156).
4.14*	July 1, 1958 (Exhibit 4.12 to File No. 2-15220).
4.15*	December 1, 1960 (Exhibit 2.12 to File No. 2-18355).
4.16*	August 1, 1961 (Exhibit 2.13 to File No. 2-20282).
4.17*	June 1, 1962 (Exhibit 2.14 to File No. 2-21601).
4.18*	Sept l, 1963 (Exhibit 4.16 to File No. 2-22476).
4.19*	August 1, 1966 (Exhibit 2.16 to File No. 2-26338).
4.20*	June 1, 1967 (Exhibit 2.17 to File No. 2-27117).
4.21*	October 1, 1967 (Exhibit 2.01R to File No. 2-28447).
4.22*	May 1, 1968 (Exhibit 2.01S to File No. 2-34250).
4.23*	October 1, 1969 (Exhibit 2.01T to File No. 2-36693).
4.24*	February 1, 1971 (Exhibit 2.01U to File No. 2-39144).
4.25*	May 1, 1971 (Exhibit 2.01V to File No. 2-39815).
4.26*	February 1, 1972 (Exhibit 2.01W to File No. 2-42598).
4.27*	January 1, 1973 (Exhibit 2.01X to File No. 2-46434).

Exhibit
Number	Description of Document

4.28*	January 1, 1974 (Exhibit 2.01Y to File No. 2-53235).
4.29*	September 1, 1974 (Exhibit 2.01Z to File No. 2-53235).
4.30*	April 1, 1975 (Exhibit 4.01AA to File No. 2-71259).
4.31*	May 1, 1975 (Exhibit 4.01BB to File No. 2-71259).
4.32*	March 1, 1976 (Exhibit 4.01CC to File No. 2-71259).
4.33*	June 1, 1981 (Exhibit 4.01DD to File No. 2-71259).
4.34*	December 1, 1981 (Exhibit 4.01EE to File No. 2-83364).
4.35*	May 1, 1983 (Exhibit 4.01FF to File No. 2-97667).
4.36*	December 1, 1983 (Exhibit 4.01GG to File No. 2-97667).
4.37*	September 1, 1984 (Exhibit 4.01HH to File No. 2-97667).
4.38*	December 1, 1984 (Exhibit 4.01II to File No. 2-97667).
4.39*	May 1, 1985 (Exhibit 4.36 to Form 10-K for the year 1985, File No. 1-3034).
4.40*	September 1, 1985 (Exhibit 4.37 to Form 10-K for the year 1985, File No. 1-3034).
4.41*	July 1, 1989 (Exhibit 4.01 to Form 8-K dated July 7, 1989, File No. 1-3034).
4.42*	June 1, 1990 (Exhibit 4.01 to Form 8-K dated June 1, 1990, File No. 1-3034).
4.43*	October 1, 1992 (Exhibit 4.01 to Form 8-K dated October 13, 1992, File No. 1-3034).
4.44*	April 1, 1993 (Exhibit 4.01 to Form 8-K dated March 30, 1993, File No. 1-3034).
4.45*	December 1, 1993 (Exhibit 4.01 to Form 8-K dated December 7, 1993, File No. 1-3034).
4.46*	February 1, 1994 (Exhibit 4.01 to Form 8-K dated February 10, 1994, File No. 1-3034).
4.47*	October 1, 1994 (Exhibit 4.01 to Form 8-K dated October 5, 1994, File No. 1-3034).
4.48*	June 1, 1995 (Exhibit 4.01 to Form 8-K dated June 28, 1995, File No. 1-3034).
4.49*	April 1, 1997 (Exhibit 4.47 to Form 10-K for the year 1997, File No. 1-3034).
4.50*	March 1, 1998 (Exhibit 4.01 to Form 8-K dated March 11, 1998, File No. 1-3034).
4.51*	May 1, 1999 (Exhibit 4.49 to Form 10 of NSP-Minnesota, File No. 000-31709).
4.52*	June 1, 2000 (Exhibit 4.50 to Form 10 of NSP-Minnesota, File No. 000-31709).
4.53*	August 1, 2000 (Assignment and Assumption of Trust Indenture) (Exhibit 4.51 to Form 10 of NSP-Minnesota, File No. 000-31709).
4.54*	Subordinated Debt Securities Indenture, dated as of January 30, 1997, between Xcel Energy and Norwest Bank Minnesota, National Association, as trustee. (Filed as Exhibit 4.02 to Form 8-K dated January 28, 1997, File No. 001-03034 and incorporated by reference herein.)
4.55*	Preferred Securities Guarantee Agreement, dated as of January 31, 1997, between Xcel Energy and Wilmington Trust Company, as Trustee. (Filed as Exhibit 4.05 to Form 8-K dated January 28, 1997, File No. 001-03034 and incorporated by reference herein.)
4.56*	Preferred Securities Guarantee Agreement, dated as of August 18, 2000, between Northern States Power Company and Wilmington Trust Company, as Trustee. (Filed as Exhibit 4.54 to Form 10 of NSP-Minnesota, File No. 000-31709 as incorporated by reference herein.)
4.57*	Amended and Restated Declaration of Trust of NSP Financing I, dated as of January 31, 1997, including form of Preferred Security. (Filed as Exhibit 4.10 to Form 8-K dated January 28, 1997, File No. 001-03034 and incorporated by reference herein.)
4.58*	Supplemental Indenture, dated as of January 31, 1997, between Xcel Energy and Norwest Bank Minnesota, National Association as trustee, including form of Junior Subordinated Debenture. (Filed as Exhibit 4.12 to Form 8-K dated January 28, 1997, File No. 001-03034 and incorporated by reference herein.)
4.59*	Supplemental Trust Indenture dated August 18, 2000 between Xcel Energy, Northern States Power Company and Wells Fargo Bank Minnesota, National Association, as Trustee (Filed as Exhibit 4.57 to Form 10 of NSP-Minnesota, File No. 000-31709 and incorporated by reference herein.)

Exhibit
Number	Description of Document

4.60*	Common Securities Guarantee Agreement dated as of January 31, 1997, between Xcel Energy and Wilmington Trust Company, as Trustee. (Filed as Exhibit 4.13 to Form 8-K dated January 28, 1997, File No. 001-03034 and incorporated by reference herein.)
4.61*	Common Securities Guarantee Agreement dated as of August 18, 2000, between NSP and Wilmington Trust Company, as Trustee. (Filed Exhibit 4.59 to Form 10 of NSP-Minnesota, File No. 000-31709 and incorporated by reference herein.)
4.62*	Subscription Agreement, dated as of January 28, 1997, between NSP Financing I and NSP. (Filed as Exhibit 4.14 to Form 8-K dated January 28, 1997, File No. 001-03034 and incorporated by reference herein.)
4.63*	Trust Indenture, dated July 1, 1999, between NSP and Norwest Bank Minnesota, National Association, as Trustee. (Filed as Exhibit 4.01 to Form 8-K dated July 21, 1999, File No. 1-03034 and incorporated herein by reference.)
4.64*	Supplemental Trust Indenture, dated July 15, 1999, between NSP and Norwest Bank Minnesota, National Association, as Trustee. (Filed as Exhibit 4.02 to Form 8-K dated July 21, 1999, File No. 1-03034 and incorporated herein by reference and incorporated by reference herein.)
4.65*	Supplemental Trust Indenture, dated August 18, 2000, among Xcel Energy, Northern States Power Company and Wells Fargo Bank Minnesota, National Association, as Trustee. (Filed as Exhibit 4.63 to Form 10 of NSP-Minnesota, File No. 000-31709 and incorporated by reference herein.)
NSP-Wisconsin
4.66*	Copy of Trust Indenture, dated April 1, 1947, From NSP-Wisconsin to Firstar Trust Company (formerly First Wisconsin Trust Company). (Filed as Exhibit 7.01 to Registration Statement 2-6982 and incorporated by reference herein.)
4.67*	Copy of Supplemental Trust Indenture, dated March 1, 1949. (Filed as Exhibit 7.02 to Registration Statement 2-7825 and incorporated by reference herein.)
4.68*	Copy of Supplemental Trust Indenture, dated June 1, 1957. (Filed as Exhibit 2.13 to Registration Statement 2-13463 and incorporated by reference herein.)
4.69*	Copy of Supplemental Trust Indenture dated August 1, 1964. (Filed as Exhibit 4.20 to Registration Statement 2-23726 and incorporated by reference herein.)
4.70*	Copy of Supplemental Trust Indenture dated December 1, 1969. (Filed as Exhibit 2.03E to Registration Statement 2-36693 and incorporated by reference herein.)
4.71*	Copy of Supplemental Trust Indenture dated September 1, 1973. (Filed as Exhibit 2.03F to Registration Statement 2-49757 and incorporated by reference herein.)
4.72*	Copy of Supplemental Trust Indenture dated February 1, 1982. (Filed as Exhibit 4.01G to Registration Statement 2-76146 and incorporated by reference herein.)
4.73*	Copy of Supplemental Trust Indenture dated March 1, 1982. (Filed as Exhibit 4.08 to Form 10-K Report 10-3140 for the year 1982 and incorporated by reference herein.)
4.74*	Copy of Supplemental Trust Indenture dated June 1, 1986. (Filed as Exhibit 4.09 to Form 10-K Report 10-3140 for the year 1986 and incorporated by reference herein.)
4.75*	Copy of Supplemental Trust Indenture dated March 1, 1988. (Filed as Exhibit 4.10 to Form 10-K Report 10-3140 for the year 1988 and incorporated by reference herein.)
4.76*	Copy of Supplemental and Restated Trust Indenture, dated March 1, 1991. (Filed as Exhibit 4.01K to Registration Statement 33-39831 and incorporated by reference herein.)
4.77*	Copy of Supplemental Trust Indenture, dated April 1, 1991. (Filed as Exhibit 4.01 to Form 10-Q Report 10-3140 for the quarter ended March 31, 1991 and incorporated by reference herein.)
4.78*	Copy of Supplemental Trust Indenture, dated March 1, 1993. (Filed as Exhibit to Form 8-K Report 10-3140 dated March 3, 1993 and incorporated by reference herein.)
4.79*	Copy of Supplemental Trust Indenture, dated October 1, 1993. (Filed as Exhibit 4.01 to Form 8-K Report 10-3140 dated September 21, 1993 and incorporated by reference herein.)

Exhibit
Number	Description of Document

4.80*	Copy of Supplemental Trust Indenture, dated December 1, 1996. (Filed as Exhibit 4.01 to Form 8-K Report 10-3140 dated December 12, 1996 and incorporated by reference herein.)
4.81*	Trust Indenture dated September 1, 2000, between Northern States Power Company and Firstar Bank, N.A. as Trustee. (Filed as Exhibit 4.01 to Form 8-K 10-3140 dated September 25, 2000 and incorporated by reference herein.)
4.82*	Supplemental Trust Indenture dated September 15, 2000, between Northern States Power Company and Firstar Bank, N.A. as Trustee, creating $80,000,000 principal amount of 7.64% Senior Notes, Series due 2008. (Filed as Exhibit 4.02 to Form 8-K 10-3140 dated September 25, 2000, incorporated by reference herein.)
PSCo
4.83*	Indenture, dated as of December 1, 1939, providing for the issuance of First Mortgage Bonds. (Filed as Exhibit (B-l) to Form 10 for 1946 and incorporated by reference herein.)
4.84*	Indentures supplemental to Indenture dated as of December 1, 1939:

	Previous Filing:
	Form; Date or
Dated as of	File No.	Exhibit No.

March 14, 1941	10, 1946	B-2
May 14, 1941	10, 1946	B-3
April 28, 1942	10, 1946	B-4
April 14, 1943	10, 1946	B-5
April 27, 1944	10, 1946	B-6
April 18, 1945	10, 1946	B-7
April 23, 1946	10-K, 1946	B-8
April 9, 1947	10-K, 1946	B-9
June 1, 1947	S-1, (2-7075)	7(b)
April 1, 1948	S-1 (2-7671)	7(b)(1)
May 20, 1948	S-1, (2-7671)	7(b)(2)
October 1, 1948	10-K, 1948	4
April 20, 1949	10-K, 1949	1
April 24, 1950	8-K, April 1950	1
April 18, 1951	8-K, April 1951	1
October 1, 1951	8-K, November 1951	1
April 21, 1952	8-K, April 1952	1
December 1, 1952	S-9, (2-11120)	2(b)(9)
April 15, 1953	8-K, April 1953	2
April 19, 1954	8-K, April 1954	1
October 1, 1954	8-K, October 1954	1
April 18, 1955	8-K, April 1955	1
April 24, 1956	10-K, 1956	1
May 1, 1957	S-9, (2-13260)	2(b)(15)
April 10, 1958	8-K, April 1958	1
May 1, 1959	8-K, May 1959	2
April 18, 1960	8-K, April 1960	1
April 19, 1961	8-K, April 1961	1
October 1, 1961	8-K, October 1961	2
March 1, 1962	8-K, March 1962	3(a)
June 1, 1964	8-K, June 1964	1
May 1, 1966	8-K, May 1966	2
July 1, 1967	8-K, July 1967	2
July 1, 1968	8-K, July 1968	2
April 25, 1969	8-K, April 1969	1
April 21, 1970	8-K, April 1970	1
September 1, 1970	8-K, September 1970	2
February 1, 1971	8-K, February 1971	2
August 1, 1972	8-K, August 1972	2
June 1, 1973	8-K, June 1973	1
March 1, 1974	8-K, April 1974	2
December 1, 1974	8-K, December 1974	1
October 1, 1975	S-7, (2-60082)	2(b)(3)
April 28, 1976	S-7, (2-60082)	2(b)(4)
April 28, 1977	S-7, (2-60082)	2(b)(5)
November 1, 1977	S-7, (2-62415)	2(b)(3)
April 28, 1978	S-7, (2-62415)	2(b)(4)
October 1, 1978	10-K, 1978	D(1)
October 1, 1979	S-7, (2-66484)	2(b)(3)
March 1, 1980	10-K, 1980	4(c)
April 28, 1981	S-16, (2-74923)	4(c)
November 1, 1981	S-16, (2-74923)	4(d)
December 1, 1981	10-K, 1981	4(c)
April 29, 1982	10-K, 1982	4(c)
May 1, 1983	10-K, 1983	4(c)
April 30, 1984	S-3, (2-95814)	4(c)
March 1, 1985	10-K, 1985	4(c)
November 1, 1986	10-K, 1986	4(c)
May 1, 1987	10-K, 1987	4(c)
July 1, 1990	S-3, (33-37431)	4(c)

Previous Filing:
Form; Date or
Dated as of	File No.	Exhibit No.

December 1, 1990	10-K, 1990	4(c)
March 1, 1992	10-K, 1992	4(d)
April 1, 1993	10-Q, June 30, 1993	4(a)
June 1, 1993	10-Q, June 30, 1993	4(b)
November 1, 1993	S-3, (33-51167)	4(a)(3)
January 1, 1994	10-K, 1993	4(a)(3)
September 2, 1994	8-K, September 1994	4(a)
May 1, 1996	10Q, June 30, 1996	4(a)
November 1, 1996	10-K, 1996	4(a)(3)
February 1, 1997	10-Q, March 31, 1997	4(a)
April 1, 1998	10-Q, March 31, 1998	4(a)

4.85*	Indenture, dated as of October 1, 1993, providing for the issuance of First Collateral Trust Bonds (Filed as Exhibit 4(a) to Form 10-Q dated September 30, 1993 and incorporated by reference herein.)

4.86*	Indentures supplemental to Indenture dated as of October 1, 1993:

Previous Filing:
Form; Date or
Dated as of	File No.	Exhibit No.

November 1, 1993	S-3, (33-51167)	4(b)(2)
January 1, 1994	10-K, 1993	4(b)(3)
September 2, 1994	8-K, September 1994	4(b)
May 1, 1996	10-Q, June 30, 1996	4(b)
November 1, 1996	10-K, 1996	4(b)(3)
February 1, 1997	10-Q, March 31, 1997	4(b)
April 1, 1998	10-Q, March 31, 1998	4(b)

4.87*	Indenture dated May 1, 1998, between PSCo and The Bank of New York, providing for the issuance of Subordinated Debt Securities. (Filed as Exhibit 4.2 to Form 8-K dated May 6, 1998 and incorporated by reference herein.)
4.88*	Supplemental Indenture dated May 11, 1998, between PSCo and The Bank of New York. (Filed as Exhibit 4.3 to Form 8-K dated May 6, 1998 and incorporated by reference herein.)
4.89*	Preferred Securities Guarantee Agreement dated May 11, 1998, between PSCo and The Bank of New York. (Filed as Exhibit 4.4 to Form 8-K dated May 6, 1998 and incorporated by reference herein.)
4.90*	Amended and Restated Declaration of Trust of PSCo Capital and Trust I dated May 11, 1998. (Filed as Exhibit 4.1 to Form 8-K dated May 6, 1998 and incorporated by reference herein.)
4.91*	Indenture dated July 1, 1999, between PSCo and The Bank of New York, providing for the issuance of Senior Debt Securities (Form 8-K, July 13, 1999, Exhibit 4.1) and Supplemental Indenture dated July 15, 1999, between PSCo and The Bank of New York. (Filed as Exhibit 4.2 to Form 8-K dated July 13, 1999 and incorporated herein by reference.)
SPS
4.92*	Indenture, dated as of August 1, 1946, providing for the issuance of First Mortgage Bonds. (Exhibit 7-A to Registration No. 2-6910 and incorporated by reference herein.)
4.93*	Indentures supplemental to Indenture dated as of August 1, 1946:

Previous Filing:
Form; Date or
Dated as of	File No.	Exhibit No.

February 1, 1967	2-25983	2-S
October 1, 1970	2-38566	2-T
February 9, 1977	2-58209	2-Y
March 1, 1979	2-64022	b(28)
April 1, 1983 (two)	10-Q, May 1983	4(a)
February 1, 1985	10-K, August 1985	4(c)
July 15, 1992 (two)	10-K, August 1992	4(a)
December 1, 1992 (two)	10-Q, February 1993	4
February 15, 1995	10-Q, May 1995	4
March 1, 1996	333-05199	4(c)

4.94*	Indenture dated February 1, 1999 between SPS and The Chase Manhattan Bank. (Filed as Exhibit B to Form 8-K dated February 25, 1999 and incorporated by reference herein.)
4.95*	Supplemental Indenture dated March 1, 1999, between SPS and The Chase Manhattan Bank. (Filed as Exhibit C to Form 8-K dated February 25, 1999 and incorporated by reference herein.)
4.96*	Supplemental Indenture dated October 1, 2001, between SPS and Chase Manhattan Bank. (Filed as Exhibit 4.01 to Form 8-K filed October 23, 2001 and incorporated by reference herein.)
4.97*	Red River Authority for Texas Indenture of Trust dated July 1, 1991. (Filed as Exhibit 4(b) to Form 10-K dated August 31, 1991 and incorporated by reference herein.)
4.98*	Indenture dated October 21, 1996, between SPS and Wilmington Trust Company. (Filed as Exhibit 4(a) to Form 10-Q dated November 30, 1996 and incorporated by reference herein.)
4.99*	Supplemental Indenture dated October 21, 1996, between SPS and Wilmington Trust Company. (Filed as Exhibit 4(b) to Form 10-Q dated November 30, 1996 and incorporated by reference herein.)
4.100*	Guarantee Agreement dated October 21, 1996, between SPS and Wilmington Trust Company. (Filed as Exhibit 4(c) to Form 10-Q dated November 30, 1996 and incorporated by reference herein.)
4.101*	Amended and Restated Trust Agreement dated October 21, 1996, among SPS, David M. Wilks, as initial depositor, Wilmington Trust Company and the administrative trustees named therein. (Filed as Exhibit 4(d) to Form 10-Q dated November 30, 1996 and incorporated by reference herein.)
4.102*	Agreement as to Expenses dated October 21, 1996, between SPS and Southwestern Public Service Capital I. (Filed as Exhibit F to Form 10-K for the year ended December 31, 1996 and incorporated by reference herein.)
NRG Energy, Inc.
4.103*	Indenture, dated as of June 1, 1997, between NRG and Norwest Bank Minnesota, National Association. (Filed as Exhibit 4.1 to NRG’s Form S-1 (File no. 333-33397) and incorporated by reference herein.)
4.104*	Form of Exchange Notes. (Filed as Exhibit 4.2 to NRG’s Form S-1 (File no. 333-33397) and incorporated by reference herein.)
4.105*	Loan Agreement, dated June 4, 1999 between NRG Northeast Generating LLC, Chase Manhattan Bank and Citibank, N.A. (Filed as an Exhibit to NRG’s Form 10-K (File no. 000-15891) for the year ended December 31, 1999 and incorporated by reference herein.)
4.106*	Indenture between NRG and Norwest Bank Minnesota, National Association, as Trustee dated as of May 25, 1999 (Filed as Exhibit 4.1 to NRG’s current report on Form 8-K. (File no. 000-15891) dated May 25, 1999 and filed on May 27, 1999 and incorporated by reference herein.)
4.107*	Indenture between NRG and Norwest Bank Minnesota Generating LLC and The Chase Manhattan Bank, as Trustee dated as of February 22, 2000. (Filed as Exhibit 4.5 to NRG’s Form 10-K (File no. 000-15891) for the year ended December 31, 1999 and incorporated by reference herein.)
4.108*	NRG Energy Pass-Through Trust 2000-1, $250,000,000 8.70% Remarketable or Redeemable Securities (“ROARS”) due March 15, 2005. (Filed as Exhibit 4.6 to NRG’s Form 10-K (File no. 000-15891) for the year ended December 31, 1999 and incorporated by reference herein.)
4.109*	Trust Agreement between NRG Energy Inc. and The Bank of New York, as Trustee, dated March 20, 2000. (Filed as Exhibit 4.7 to NRG’s Form 10-K (File no. 000-15891) for the year ended December 31, 1999 and incorporated by reference herein.)
4.110*	Indenture between NRG Energy, Inc. and The Bank of New York, as Trustee dated March 20, 2000, 160,000,000 pounds sterling Reset Senior Notes due March 15, 2020. (Filed as Exhibit 4.8 to NRG’s Form 10-K (File no. 000-15891) for the year ended December 31, 1999 and incorporated by reference herein.)

4.111*	Stockholder Protection Rights Agreement dated as of December 13, 2000 between Xcel Energy Inc. and Wells Fargo Bank Minnesota, N.A., as Rights Agent. (Filed as Exhibit 1 to Xcel Energy’s Form 8-K Report (File No. 1-3034) dated January 4, 2001 and incorporated by reference herein.)
4.112	Subordinated Convertible Note, dated February 28, 2002, between NRG Energy, Inc. and Xcel Energy.
5.01	Opinion of Gary R. Johnson, Secretary and General Counsel of Xcel Energy, regarding the validity of the Xcel Energy common stock registered hereunder.
8.01	Tax Opinion of Jones Day Reavis & Pogue, counsel to Xcel Energy.
15.01	Letter on Unaudited Financial Information from Arthur Andersen.
23.01	Consent of independent public accountants.
23.02	Consent of independent public accountants.
23.03	Consent of independent public accountants.
23.04	Consent of Gary R. Johnson, Vice President, Secretary and General Counsel, Xcel Energy (contained in Exhibit 5.01).
23.05	Consent of Jones Day Reavis & Pogue, counsel to Xcel Energy (contained in Exhibit 8.01).
24.01	Power of Attorney.
99.01	Form of Exchange Offer Letter of Transmittal.
99.02	Form of Notice of Guaranteed Delivery.
99.03	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.
99.04	Form of Letter to Clients.
99.05	Form of Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.
99.06	Press release of Xcel Energy announcing equity investment in NRG and potential reacquisition of NRG shares, dated December 13, 2001.
99.07*	Press release of Xcel Energy announcing its plans with respect to the offer, dated February 15, 2002 (incorporated by reference to Exhibit 99.01 to the Current Report on Form 8-K filed by Xcel Energy on February 15, 2002).
99.08*	Amended and Restated Certificate of Incorporation of NRG Energy, Inc. (incorporated by reference to Exhibit 3.1 to NRG’s Registration Statement on Form S-1, as amended, Registration No. 333-35096 and incorporated by reference herein).
99.09*	By-laws of NRG Energy, Inc. (incorporated by reference to Exhibit 3.2 to NRG’s Registration Statement on Form S-1, as amended, Registration No. 333-35096).
99.10*	Agreement for the Sale of Thermal Energy and Wood Byproduct between Northern States Power and NORENCO Corporation, dated January 1, 1983 (incorporated by reference to Exhibit 10.33 to NRG’s Registration Statement on Form S-1, as amended, Registration No. 333-35096).
99.11*	Agreement for the Sale of Thermal Energy/ Wood Byproduct, dated as of December 1, 1986, between Northern States Power Company and NORENCO Corporation (incorporated by reference to Exhibit 10.36 to NRG’s Registration Statement on Form S-1, as amended, Registration No. 333-35096).
99.12*	Refuse Derived Fuel Purchase Agreement, dated as of January 1, 1992, between Northern States Power Company and NRG Resource Recovery, Inc. (incorporated by reference to Exhibit 10.38 to NRG’s Registration Statement on Form S-1, as amended, Registration No. 333-35096).
99.13*	Administrative Services Agreement, dated January 1, 1992, between Northern States Power Company and NRG Thermal Corporation (incorporated by reference to Exhibit 10.39 to NRG’s Registration Statement on Form S-1, as amended, Registration No. 333-35096).
99.14*	Operations and Maintenance Agreement, dated November 1, 1996, between NRG and Northern States Power Company (incorporated by reference to Exhibit 10.35 to NRG’s Registration Statement on Form S-1, as amended, Registration No. 333-35096).

99.15*	Tax Allocation Agreement, dated December 29, 2000, between Xcel Energy Inc., and its affiliated corporations (incorporated by reference to Exhibit D to Xcel Energy’s Annual Report on Form U5S for the year ended December 31, 2000).
99.16	Agreement for Consulting Services, dated as of May 22, 2000, between NRG Energy, Inc. and Utility Engineering Corporation.
99.17*	Form of Option Agreement with Northern States Power Company (incorporated by reference to Exhibit 10.39 to NRG’s Registration Statement on Form S-1, as amended, Registration No. 333-35096).
99.18*	Form of Registration Rights Agreement with Northern States Power Company (incorporated by reference to Exhibit 10.40 to NRG’s Registration Statement on Form S-1, as amended, Registration No. 333-35096).
99.19*	Employment Agreement, dated as of June 28, 1995, between NRG and David H. Peterson. (Filed as Exhibit 10.1 to NRG’s Registration Statement on Form S-1, as amended, Registration No. 333-33397, filed on August 12, 1997 and incorporated by reference herein.)
99.20*	First Amendment to the Employment Agreement of David H. Peterson, dated June 27, 1999 (incorporated by reference to Exhibit 10.31 to NRG’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1999).
99.21*	Second Amendment to the Employment Agreement of David H. Peterson, dated August 26, 1999 (incorporated by reference to Exhibit 10.32 to NRG’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1999).
99.22*	Third Amendment to the Employment Agreement of David H. Peterson, dated October 20, 1999 (incorporated by reference Exhibit 10.33 to NRG’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1999).
99.23*	Employment Agreements, dated April 15, 1998, between NRG and certain officers (incorporated by reference to Exhibit 10.17 to NRG’s Quarterly Report on Form 10-Q for the quarter ended March 31, 1998).
99.24*	NRG Energy, Inc. Executive Officer and Key Personnel Severance Plan (incorporated by reference to Exhibit 10.42 to NRG’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2001).
99.25*	NRG Energy, Inc. 2000 Incentive Compensation Plan (incorporated by reference to Appendix B to NRG’s 2001 Proxy Statement on Schedule 14A).
99.26*	Xcel Energy Omnibus Incentive Plan (incorporated by reference to Exhibit A to Xcel Energy’s Proxy Statement on Schedule 14A (file no. 1-3034) filed August 29, 2000).
99.27	Complaint titled Edward Novak vs. David H. Peterson; Pierson M. Grieve; Luella G. Goldberg; William A. Hodder; Wayne H. Brunetti; James J. Howard; Gary R. Johnson; Richard C. Kelly; Edward J. McIntyre; Xcel Energy and NRG Energy, Inc. filed on February 20, 2002, in the Chancery Court of the State of Delaware, County of New Castle (C.A. No. 19433).
99.28	Complaint titled Howard Vogel vs. NRG Energy, Inc.; Pierson M. Grieve; William A. Hodder; James J. Howard III; Luella Gross Goldberg; Wayne H. Brunetti; Richard C. Kelly; David H. Peterson; Edward J. McIntyre; Gary R. Johnson and Xcel Energy, Inc. filed on February 15, 2002, in the Chancery Court of the State of Delaware, County of New Castle (C.A. No. 19411).
99.29	Complaint titled Bob Johnson vs. David H. Peterson; Pierson M. Grieve; Luella G. Goldberg; William A. Hodder; Wayne H. Brunetti; James J. Howard; Gary R. Johnson; Richard C. Kelly; Edward J. McIntyre; Xcel Energy and NRG Energy, Inc. filed on February 15, 2002, in the Chancery Court of the State of Delaware, County of New Castle (C.A. No. 19412).
99.30	Complaint titled Jeffrey Brenner vs. NRG Energy, Inc.; Wayne H. Brunetti; David H. Peterson; Edward Jim McIntyre; Gary R. Johnson; Richard C. Kelly; Luella Gross Goldberg; Pierson M. Grieve; William A. Hodder; James J. Howard, III and Xcel Energy Inc. filed on February 15, 2002, in the Chancery Court of the State of Delaware, County of New Castle (C.A. No. 19413).
99.31	Complaint titled Richard Brand vs. NRG Energy, Inc.; Wayne H. Brunetti; David H. Peterson; Edward Jim McIntyre; Gary R. Johnson; Richard C. Kelly; Luella Gross Goldberg; Pierson M. Grieve; William A. Hodder; James J. Howard, III and Xcel Energy Inc. filed on February 15, 2002, in the Chancery Court of the State of Delaware, County of New Castle (C.A. No. 19414).

99.32	Complaint titled Daniel Kucera vs. David H. Peterson; Pierson M. Grieve; Luella G. Goldberg; William A. Hodder; Wayne H. Brunetti; James J. Howard; Gary R. Johnson; Richard C. Kelly; Edward J. McIntyre; Xcel Energy and NRG Energy, Inc. filed February 15, 2002, in the Chancery Court of the State of Delaware, County of New Castle (C.A. No. 19415).
99.33	Complaint titled Burke Trading, LLC vs. Pierson M. Grieve, William A. Hodder; Luella Gross Goldberg; Wayne H. Brunetti; Richard C. Kelly; David H. Peterson; Edward Jim McIntyre; Gary R. Johnson; James J. Howard, III and Xcel Energy, Inc. and NRG Energy, Inc. filed February 15, 2002, in the Chancery Court of the State of Delaware, County of New Castle (C.A. No. 19416).
99.34	Complaint titled Roberta Casden vs. David H. Peterson; Pierson M. Grieve; Luella G. Goldberg; William A. Hodder; Wayne H. Brunetti; James J. Howard; Gary R. Johnson; Richard C. Kelly; Edward J. McIntyre; NRG Energy Inc. and Xcel Energy Inc. filed February 15, 2002, in the Chancery Court of the State of Delaware, County of New Castle (C.A. No. 19417).
99.35	Complaint titled Paula Wong and Curtis Floyd vs. NRG Energy, Inc.; Wayne H. Brunetti; David H. Peterson; Edward Jim McIntyre; Gary R. Johnson; Richard C. Kelly; Luella Gross Goldberg; Pierson M. Grieve; William A. Hodder; James J. Howard, III and Xcel Energy Inc. filed February 15, 2002, in the Chancery Court of the State of Delaware, County of New Castle (C.A. No. 19418).
99.36	Complaint titled Malcolm Rosenfeld vs. NRG Energy, Inc.; Xcel Energy, Inc.; David H. Peterson; Wayne M. Brunetti; Luella G. Goldberg; Pierson M. Grieve; William A. Hodder; James J. Howard; and Gary R. Johnson, filed March 7, 2002, in the District Court for the Fourth Judicial District of Minnesota (File No. 02-4089).

Item 22.     Undertakings

      The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the maximum aggregate offering price may be reflected in the form of a prospectus filed with the SEC pursuant to Rule 424(b) under the Securities Act, if in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

(2) That, for the purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      The undersigned Registrant undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the

Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

      The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

      Pursuant to the requirements of the Securities Act, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, as of March 13, 2002.

XCEL ENERGY INC.

By:	/s/ EDWARD J. MCINTYRE

Edward J. McIntyre
Vice President and Chief Financial Officer

      Pursuant to the requirements of the Securities Act, this registration statement has been signed below as of March 13, 2002 by the following persons in the capacities indicated:

Signature	Title	Date

* Wayne H. Brunetti	Chairman of the Board, President, Chief Executive Officer and Director	March 13, 2002

* David A. Ripka	Controller (Chief Accounting Officer)	March 13, 2002

* Edward J. McIntyre	Chief Financial Officer	March 13, 2002

* C. Coney Burgess	Director	March 13, 2002

* David A. Christensen	Director	March 13, 2002

* Roger R. Hemminghaus	Director	March 13, 2002

* A. Barry Hirschfeld	Director	March 13, 2002

* Douglas W. Leatherdale	Director	March 13, 2002

* Albert F. Moreno	Director	March 13, 2002

* Margaret R. Preska	Director	March 13, 2002

* A. Patricia Sampson	Director	March 13, 2002

Signature		Title	Date

* Allan L. Schuman		Director	March 13, 2002

* Rodney E. Slifer		Director	March 13, 2002

* W. Thomas Stephens		Director	March 13, 2002

*By:	/s/ EDWARD J. MCINTYRE Edward J. McIntyre	(Attorney-in Fact)	March 13, 2002

INDEX TO EXHIBITS

Exhibit
Number	Description of Document

3.01*	Restated Articles of Incorporation of Xcel Energy. (Filed as Exhibit 4.01 to Xcel Energy’s Current Report on Form 8-K (File No. 1-3034) filed on August 21, 2000 and incorporated by reference herein).
3.02*	Bylaws of Xcel Energy. (Filed as Exhibit 4.3 to Xcel Energy’s Registration Statement on Form S-8 (File No. 333-48590) filed on October 25, 2000 and incorporated by reference herein).
4.01*	Trust Indenture dated December 1, 2000, between Xcel Energy Inc. and Wells Fargo Bank Minnesota, National Association, as Trustee. (Filed as Exhibit 4.01 to Xcel Energy’s Form 8-K Report (File No. 1-3034) dated December 18, 2000 and incorporated by reference herein.)
4.02*	Supplemental Trust Indenture dated December 15, 2000 between Xcel Energy Inc. and Wells Fargo Bank Minnesota, National Association, as Trustee. (Filed as Exhibit 4.02 to Xcel Energy’s Form 8-K Report (File No. 1-3034) dated December 18, 2000 and incorporated by reference herein.)
4.03*	Trust Indenture, dated February 1, 1937, from Northern States Power Company (“NSP”) to Harris Trust and Savings Bank, as Trustee. (Filed as Exhibit B-7 to File No. 2-5290 and incorporated by reference herein.)
4.04*	Supplemental and Restated Trust Indenture, dated May 1, 1988, from NSP to Harris Trust and Savings Bank, as Trustee. (Filed as Exhibit 4.02 to Form 10-K of NSP for the year 1988 (File No. 1-3034) and incorporated by reference herein.)
Supplemental Indenture between NSP and said Trustee, supplemental to Exhibit 4.03, dated as follows and incorporated by reference herein:
4.05*	June 1, 1942 (Exhibit B-8 to File No. 2-97667).
4.06*	February 1, 1944 (Exhibit B-9 to File No. 2-5290).
4.07*	October 1, 1945 (Exhibit 7.09 to File No. 2-5924).
4.08*	July 1, 1948 (Exhibit 7.05 to File No. 2-7549).
4.09*	August 1, 1949 (Exhibit 7.06 to File No. 2-8047).
4.10*	June 1, 1952 (Exhibit 4.08 to File No. 2-9631).
4.11*	October 1, 1954 (Exhibit 4.10 to File No. 2-12216).
4.12*	September 1, 1956 (Exhibit 2.09 to File No. 2-13463).
4.13*	August 1, 1957 (Exhibit 2.10 to File No. 2-14156).
4.14*	July 1, 1958 (Exhibit 4.12 to File No. 2-15220).
4.15*	December 1, 1960 (Exhibit 2.12 to File No. 2-18355).
4.16*	August 1, 1961 (Exhibit 2.13 to File No. 2-20282).
4.17*	June 1, 1962 (Exhibit 2.14 to File No. 2-21601).
4.18*	Sept l, 1963 (Exhibit 4.16 to File No. 2-22476).
4.19*	August 1, 1966 (Exhibit 2.16 to File No. 2-26338).
4.20*	June 1, 1967 (Exhibit 2.17 to File No. 2-27117).
4.21*	October 1, 1967 (Exhibit 2.01R to File No. 2-28447).
4.22*	May 1, 1968 (Exhibit 2.01S to File No. 2-34250).
4.23*	October 1, 1969 (Exhibit 2.01T to File No. 2-36693).
4.24*	February 1, 1971 (Exhibit 2.01U to File No. 2-39144).
4.25*	May 1, 1971 (Exhibit 2.01V to File No. 2-39815).
4.26*	February 1, 1972 (Exhibit 2.01W to File No. 2-42598).
4.27*	January 1, 1973 (Exhibit 2.01X to File No. 2-46434).
4.28*	January 1, 1974 (Exhibit 2.01Y to File No. 2-53235).
4.29*	September 1, 1974 (Exhibit 2.01Z to File No. 2-53235).

Exhibit
Number	Description of Document

4.30*	April 1, 1975 (Exhibit 4.01AA to File No. 2-71259).
4.31*	May 1, 1975 (Exhibit 4.01BB to File No. 2-71259).
4.32*	March 1, 1976 (Exhibit 4.01CC to File No. 2-71259).
4.33*	June 1, 1981 (Exhibit 4.01DD to File No. 2-71259).
4.34*	December 1, 1981 (Exhibit 4.01EE to File No. 2-83364).
4.35*	May 1, 1983 (Exhibit 4.01FF to File No. 2-97667).
4.36*	December 1, 1983 (Exhibit 4.01GG to File No. 2-97667).
4.37*	September 1, 1984 (Exhibit 4.01HH to File No. 2-97667).
4.38*	December 1, 1984 (Exhibit 4.01II to File No. 2-97667).
4.39*	May 1, 1985 (Exhibit 4.36 to Form 10-K for the year 1985, File No. 1-3034).
4.40*	September 1, 1985 (Exhibit 4.37 to Form 10-K for the year 1985, File No. 1-3034).
4.41*	July 1, 1989 (Exhibit 4.01 to Form 8-K dated July 7, 1989, File No. 1-3034).
4.42*	June 1, 1990 (Exhibit 4.01 to Form 8-K dated June 1, 1990, File No. 1-3034).
4.43*	October 1, 1992 (Exhibit 4.01 to Form 8-K dated October 13, 1992, File No. 1-3034).
4.44*	April 1, 1993 (Exhibit 4.01 to Form 8-K dated March 30, 1993, File No. 1-3034).
4.45*	December 1, 1993 (Exhibit 4.01 to Form 8-K dated December 7, 1993, File No. 1-3034).
4.46*	February 1, 1994 (Exhibit 4.01 to Form 8-K dated February 10, 1994, File No. 1-3034).
4.47*	October 1, 1994 (Exhibit 4.01 to Form 8-K dated October 5, 1994, File No. 1-3034).
4.48*	June 1, 1995 (Exhibit 4.01 to Form 8-K dated June 28, 1995, File No. 1-3034).
4.49*	April 1, 1997 (Exhibit 4.47 to Form 10-K for the year 1997, File No. 1-3034).
4.50*	March 1, 1998 (Exhibit 4.01 to Form 8-K dated March 11, 1998, File No. 1-3034).
4.51*	May 1, 1999 (Exhibit 4.49 to Form 10 of NSP-Minnesota, File No. 000-31709).
4.52*	June 1, 2000 (Exhibit 4.50 to Form 10 of NSP-Minnesota, File No. 000-31709).
4.53*	August 1, 2000 (Assignment and Assumption of Trust Indenture) (Exhibit 4.51 to Form 10 of NSP-Minnesota, File No. 000-31709).
4.54*	Subordinated Debt Securities Indenture, dated as of January 30, 1997, between Xcel Energy and Norwest Bank Minnesota, National Association, as trustee. (Filed as Exhibit 4.02 to Form 8-K dated January 28, 1997, File No. 001-03034 and incorporated by reference herein.)
4.55*	Preferred Securities Guarantee Agreement, dated as of January 31, 1997, between Xcel Energy and Wilmington Trust Company, as Trustee. (Filed as Exhibit 4.05 to Form 8-K dated January 28, 1997, File No. 001-03034 and incorporated by reference herein.)
4.56*	Preferred Securities Guarantee Agreement, dated as of August 18, 2000, between Northern States Power Company and Wilmington Trust Company, as Trustee. (Filed as Exhibit 4.54 to Form 10 of NSP-Minnesota, File No. 000-31709 as incorporated by reference herein.)
4.57*	Amended and Restated Declaration of Trust of NSP Financing I, dated as of January 31, 1997, including form of Preferred Security. (Filed as Exhibit 4.10 to Form 8-K dated January 28, 1997, File No. 001-03034 and incorporated by reference herein.)
4.58*	Supplemental Indenture, dated as of January 31, 1997, between Xcel Energy and Norwest Bank Minnesota, National Association as trustee, including form of Junior Subordinated Debenture. (Filed as Exhibit 4.12 to Form 8-K dated January 28, 1997, File No. 001-03034 and incorporated by reference herein.)
4.59*	Supplemental Trust Indenture dated August 18, 2000 between Xcel Energy, Northern States Power Company and Wells Fargo Bank Minnesota, National Association, as Trustee (Filed as Exhibit 4.57 to Form 10 of NSP-Minnesota, File No. 000-31709 and incorporated by reference herein.)

Exhibit
Number	Description of Document

4.60*	Common Securities Guarantee Agreement dated as of January 31, 1997, between Xcel Energy and Wilmington Trust Company, as Trustee. (Filed as Exhibit 4.13 to Form 8-K dated January 28, 1997, File No. 001-03034 and incorporated by reference herein.)
4.61*	Common Securities Guarantee Agreement dated as of August 18, 2000, between NSP and Wilmington Trust Company, as Trustee. (Filed Exhibit 4.59 to Form 10 of NSP-Minnesota, File No. 000-31709 and incorporated by reference herein.)
4.62*	Subscription Agreement, dated as of January 28, 1997, between NSP Financing I and NSP. (Filed as Exhibit 4.14 to Form 8-K dated January 28, 1997, File No. 001-03034 and incorporated by reference herein.)
4.63*	Trust Indenture, dated July 1, 1999, between NSP and Norwest Bank Minnesota, National Association, as Trustee. (Filed as Exhibit 4.01 to Form 8-K dated July 21, 1999, File No. 1-03034 and incorporated herein by reference.)
4.64*	Supplemental Trust Indenture, dated July 15, 1999, between NSP and Norwest Bank Minnesota, National Association, as Trustee. (Filed as Exhibit 4.02 to Form 8-K dated July 21, 1999, File No. 1-03034 and incorporated herein by reference and incorporated by reference herein.)
4.65*	Supplemental Trust Indenture, dated August 18, 2000, among Xcel Energy, Northern States Power Company and Wells Fargo Bank Minnesota, National Association, as Trustee. (Filed as Exhibit 4.63 to Form 10 of NSP-Minnesota, File No. 000-31709 and incorporated by reference herein.)
NSP-Wisconsin
4.66*	Copy of Trust Indenture, dated April 1, 1947, From NSP-Wisconsin to Firstar Trust Company (formerly First Wisconsin Trust Company). (Filed as Exhibit 7.01 to Registration Statement 2-6982 and incorporated by reference herein.)
4.67*	Copy of Supplemental Trust Indenture, dated March 1, 1949. (Filed as Exhibit 7.02 to Registration Statement 2-7825 and incorporated by reference herein.)
4.68*	Copy of Supplemental Trust Indenture, dated June 1, 1957. (Filed as Exhibit 2.13 to Registration Statement 2-13463 and incorporated by reference herein.)
4.69*	Copy of Supplemental Trust Indenture dated August 1, 1964. (Filed as Exhibit 4.20 to Registration Statement 2-23726 and incorporated by reference herein.)
4.70*	Copy of Supplemental Trust Indenture dated December 1, 1969. (Filed as Exhibit 2.03E to Registration Statement 2-36693 and incorporated by reference herein.)
4.71*	Copy of Supplemental Trust Indenture dated September 1, 1973. (Filed as Exhibit 2.03F to Registration Statement 2-49757 and incorporated by reference herein.)
4.72*	Copy of Supplemental Trust Indenture dated February 1, 1982. (Filed as Exhibit 4.01G to Registration Statement 2-76146 and incorporated by reference herein.)
4.73*	Copy of Supplemental Trust Indenture dated March 1, 1982. (Filed as Exhibit 4.08 to Form 10-K Report 10-3140 for the year 1982 and incorporated by reference herein.)
4.74*	Copy of Supplemental Trust Indenture dated June 1, 1986. (Filed as Exhibit 4.09 to Form 10-K Report 10-3140 for the year 1986 and incorporated by reference herein.)
4.75*	Copy of Supplemental Trust Indenture dated March 1, 1988. (Filed as Exhibit 4.10 to Form 10-K Report 10-3140 for the year 1988 and incorporated by reference herein.)
4.76*	Copy of Supplemental and Restated Trust Indenture, dated March 1, 1991. (Filed as Exhibit 4.01K to Registration Statement 33-39831 and incorporated by reference herein.)
4.77*	Copy of Supplemental Trust Indenture, dated April 1, 1991. (Filed as Exhibit 4.01 to Form 10-Q Report 10-3140 for the quarter ended March 31, 1991 and incorporated by reference herein.)
4.78*	Copy of Supplemental Trust Indenture, dated March 1, 1993. (Filed as Exhibit to Form 8-K Report 10-3140 dated March 3, 1993 and incorporated by reference herein.)
4.79*	Copy of Supplemental Trust Indenture, dated October 1, 1993. (Filed as Exhibit 4.01 to Form 8-K Report 10-3140 dated September 21, 1993 and incorporated by reference herein.)

Exhibit
Number	Description of Document

4.80*	Copy of Supplemental Trust Indenture, dated December 1, 1996. (Filed as Exhibit 4.01 to Form 8-K Report 10-3140 dated December 12, 1996 and incorporated by reference herein.)
4.81*	Trust Indenture dated September 1, 2000, between Northern States Power Company and Firstar Bank, N.A. as Trustee. (Filed as Exhibit 4.01 to Form 8-K 10-3140 dated September 25, 2000 and incorporated by reference herein.)
4.82*	Supplemental Trust Indenture dated September 15, 2000, between Northern States Power Company and Firstar Bank, N.A. as Trustee, creating $80,000,000 principal amount of 7.64% Senior Notes, Series due 2008. (Filed as Exhibit 4.02 to Form 8-K 10-3140 dated September 25, 2000, incorporated by reference herein.)
PSCo
4.83*	Indenture, dated as of December 1, 1939, providing for the issuance of First Mortgage Bonds. (Filed as Exhibit (B-l) to Form 10 for 1946 and incorporated by reference herein.)
4.84*	Indentures supplemental to Indenture dated as of December 1, 1939:

	Previous Filing:
	Form; Date or
Dated as of	File No.	Exhibit No.

March 14, 1941	10, 1946	B-2
May 14, 1941	10, 1946	B-3
April 28, 1942	10, 1946	B-4
April 14, 1943	10, 1946	B-5
April 27, 1944	10, 1946	B-6
April 18, 1945	10, 1946	B-7
April 23, 1946	10-K, 1946	B-8
April 9, 1947	10-K, 1946	B-9
June 1, 1947	S-1, (2-7075)	7(b)
April 1, 1948	S-1 (2-7671)	7(b)(1)
May 20, 1948	S-1, (2-7671)	7(b)(2)
October 1, 1948	10-K, 1948	4
April 20, 1949	10-K, 1949	1
April 24, 1950	8-K, April 1950	1
April 18, 1951	8-K, April 1951	1
October 1, 1951	8-K, November 1951	1
April 21, 1952	8-K, April 1952	1
December 1, 1952	S-9, (2-11120)	2(b)(9)
April 15, 1953	8-K, April 1953	2
April 19, 1954	8-K, April 1954	1
October 1, 1954	8-K, October 1954	1
April 18, 1955	8-K, April 1955	1
April 24, 1956	10-K, 1956	1
May 1, 1957	S-9, (2-13260)	2(b)(15)
April 10, 1958	8-K, April 1958	1
May 1, 1959	8-K, May 1959	2
April 18, 1960	8-K, April 1960	1
April 19, 1961	8-K, April 1961	1
October 1, 1961	8-K, October 1961	2
March 1, 1962	8-K, March 1962	3(a)
June 1, 1964	8-K, June 1964	1
May 1, 1966	8-K, May 1966	2
July 1, 1967	8-K, July 1967	2
July 1, 1968	8-K, July 1968	2
April 25, 1969	8-K, April 1969	1
April 21, 1970	8-K, April 1970	1
September 1, 1970	8-K, September 1970	2
February 1, 1971	8-K, February 1971	2
August 1, 1972	8-K, August 1972	2
June 1, 1973	8-K, June 1973	1
March 1, 1974	8-K, April 1974	2
December 1, 1974	8-K, December 1974	1
October 1, 1975	S-7, (2-60082)	2(b)(3)
April 28, 1976	S-7, (2-60082)	2(b)(4)
April 28, 1977	S-7, (2-60082)	2(b)(5)
November 1, 1977	S-7, (2-62415)	2(b)(3)
April 28, 1978	S-7, (2-62415)	2(b)(4)
October 1, 1978	10-K, 1978	D(1)
October 1, 1979	S-7, (2-66484)	2(b)(3)
March 1, 1980	10-K, 1980	4(c)
April 28, 1981	S-16, (2-74923)	4(c)
November 1, 1981	S-16, (2-74923)	4(d)
December 1, 1981	10-K, 1981	4(c)
April 29, 1982	10-K, 1982	4(c)
May 1, 1983	10-K, 1983	4(c)
April 30, 1984	S-3, (2-95814)	4(c)
March 1, 1985	10-K, 1985	4(c)
November 1, 1986	10-K, 1986	4(c)
May 1, 1987	10-K, 1987	4(c)
July 1, 1990	S-3, (33-37431)	4(c)

Previous Filing:
Form; Date or
Dated as of	File No.	Exhibit No.

December 1, 1990	10-K, 1990	4(c)
March 1, 1992	10-K, 1992	4(d)
April 1, 1993	10-Q, June 30, 1993	4(a)
June 1, 1993	10-Q, June 30, 1993	4(b)
November 1, 1993	S-3, (33-51167)	4(a)(3)
January 1, 1994	10-K, 1993	4(a)(3)
September 2, 1994	8-K, September 1994	4(a)
May 1, 1996	10Q, June 30, 1996	4(a)
November 1, 1996	10-K, 1996	4(a)(3)
February 1, 1997	10-Q, March 31, 1997	4(a)
April 1, 1998	10-Q, March 31, 1998	4(a)

4.85*	Indenture, dated as of October 1, 1993, providing for the issuance of First Collateral Trust Bonds (Filed as Exhibit 4(a) to Form 10-Q dated September 30, 1993 and incorporated by reference herein.)

4.86*	Indentures supplemental to Indenture dated as of October 1, 1993:

Previous Filing:
Form; Date or
Dated as of	File No.	Exhibit No.

November 1, 1993	S-3, (33-51167)	4(b)(2)
January 1, 1994	10-K, 1993	4(b)(3)
September 2, 1994	8-K, September 1994	4(b)
May 1, 1996	10-Q, June 30, 1996	4(b)
November 1, 1996	10-K, 1996	4(b)(3)
February 1, 1997	10-Q, March 31, 1997	4(b)
April 1, 1998	10-Q, March 31, 1998	4(b)

4.87*	Indenture dated May 1, 1998, between PSCo and The Bank of New York, providing for the issuance of Subordinated Debt Securities. (Filed as Exhibit 4.2 to Form 8-K dated May 6, 1998 and incorporated by reference herein.)
4.88*	Supplemental Indenture dated May 11, 1998, between PSCo and The Bank of New York. (Filed as Exhibit 4.3 to Form 8-K dated May 6, 1998 and incorporated by reference herein.)
4.89*	Preferred Securities Guarantee Agreement dated May 11, 1998, between PSCo and The Bank of New York. (Filed as Exhibit 4.4 to Form 8-K dated May 6, 1998 and incorporated by reference herein.)
4.90*	Amended and Restated Declaration of Trust of PSCo Capital and Trust I dated May 11, 1998. (Filed as Exhibit 4.1 to Form 8-K dated May 6, 1998 and incorporated by reference herein.)
4.91*	Indenture dated July 1, 1999, between PSCo and The Bank of New York, providing for the issuance of Senior Debt Securities (Form 8-K, July 13, 1999, Exhibit 4.1) and Supplemental Indenture dated July 15, 1999, between PSCo and The Bank of New York. (Filed as Exhibit 4.2 to Form 8-K dated July 13, 1999 and incorporated herein by reference.)
SPS
4.92*	Indenture, dated as of August 1, 1946, providing for the issuance of First Mortgage Bonds. (Exhibit 7-A to Registration No. 2-6910 and incorporated by reference herein.)
4.93*	Indentures supplemental to Indenture dated as of August 1, 1946:

Previous Filing:
Form; Date or
Dated as of	File No.	Exhibit No.

February 1, 1967	2-25983	2-S
October 1, 1970	2-38566	2-T
February 9, 1977	2-58209	2-Y
March 1, 1979	2-64022	b(28)
April 1, 1983 (two)	10-Q, May 1983	4(a)
February 1, 1985	10-K, August 1985	4(c)
July 15, 1992 (two)	10-K, August 1992	4(a)
December 1, 1992 (two)	10-Q, February 1993	4
February 15, 1995	10-Q, May 1995	4
March 1, 1996	333-05199	4(c)

4.94*	Indenture dated February 1, 1999 between SPS and The Chase Manhattan Bank. (Filed as Exhibit B to Form 8-K dated February 25, 1999 and incorporated by reference herein.)
4.95*	Supplemental Indenture dated March 1, 1999, between SPS and The Chase Manhattan Bank. (Filed as Exhibit C to Form 8-K dated February 25, 1999 and incorporated by reference herein.)
4.96*	Supplemental Indenture dated October 1, 2001, between SPS and Chase Manhattan Bank. (Filed as Exhibit 4.01 to Form 8-K filed October 23, 2001 and incorporated by reference herein.)
4.97*	Red River Authority for Texas Indenture of Trust dated July 1, 1991. (Filed as Exhibit 4(b) to Form 10-K dated August 31, 1991 and incorporated by reference herein.)
4.98*	Indenture dated October 21, 1996, between SPS and Wilmington Trust Company. (Filed as Exhibit 4(a) to Form 10-Q dated November 30, 1996 and incorporated by reference herein.)
4.99*	Supplemental Indenture dated October 21, 1996, between SPS and Wilmington Trust Company. (Filed as Exhibit 4(b) to Form 10-Q dated November 30, 1996 and incorporated by reference herein.)
4.100*	Guarantee Agreement dated October 21, 1996, between SPS and Wilmington Trust Company. (Filed as Exhibit 4(c) to Form 10-Q dated November 30, 1996 and incorporated by reference herein.)
4.101*	Amended and Restated Trust Agreement dated October 21, 1996, among SPS, David M. Wilks, as initial depositor, Wilmington Trust Company and the administrative trustees named therein. (Filed as Exhibit 4(d) to Form 10-Q dated November 30, 1996 and incorporated by reference herein.)
4.102*	Agreement as to Expenses dated October 21, 1996, between SPS and Southwestern Public Service Capital I. (Filed as Exhibit F to Form 10-K for the year ended December 31, 1996 and incorporated by reference herein.)
NRG Energy, Inc.
4.103*	Indenture, dated as of June 1, 1997, between NRG and Norwest Bank Minnesota, National Association. (Filed as Exhibit 4.1 to NRG’s Form S-1 (File no. 333-33397) and incorporated by reference herein.)
4.104*	Form of Exchange Notes. (Filed as Exhibit 4.2 to NRG’s Form S-1 (File no. 333-33397) and incorporated by reference herein.)
4.105*	Loan Agreement, dated June 4, 1999 between NRG Northeast Generating LLC, Chase Manhattan Bank and Citibank, N.A. (Filed as an Exhibit to NRG’s Form 10-K (File no. 000-15891) for the year ended December 31, 1999 and incorporated by reference herein.)
4.106*	Indenture between NRG and Norwest Bank Minnesota, National Association, as Trustee dated as of May 25, 1999 (Filed as Exhibit 4.1 to NRG’s current report on Form 8-K. (File no. 000-15891) dated May 25, 1999 and filed on May 27, 1999 and incorporated by reference herein.)
4.107*	Indenture between NRG and Norwest Bank Minnesota Generating LLC and The Chase Manhattan Bank, as Trustee dated as of February 22, 2000. (Filed as Exhibit 4.5 to NRG’s Form 10-K (File no. 000-15891) for the year ended December 31, 1999 and incorporated by reference herein.)
4.108*	NRG Energy Pass-Through Trust 2000-1, $250,000,000 8.70% Remarketable or Redeemable Securities (“ROARS”) due March 15, 2005. (Filed as Exhibit 4.6 to NRG’s Form 10-K (File no. 000-15891) for the year ended December 31, 1999 and incorporated by reference herein.)
4.109*	Trust Agreement between NRG Energy Inc. and The Bank of New York, as Trustee, dated March 20, 2000. (Filed as Exhibit 4.7 to NRG’s Form 10-K (File no. 000-15891) for the year ended December 31, 1999 and incorporated by reference herein.)
4.110*	Indenture between NRG Energy, Inc. and The Bank of New York, as Trustee dated March 20, 2000, 160,000,000 pounds sterling Reset Senior Notes due March 15, 2020. (Filed as Exhibit 4.8 to NRG’s Form 10-K (File no. 000-15891) for the year ended December 31, 1999 and incorporated by reference herein.)

4.111*	Stockholder Protection Rights Agreement dated as of December 13, 2000 between Xcel Energy Inc. and Wells Fargo Bank Minnesota, N.A., as Rights Agent. (Filed as Exhibit 1 to Xcel Energy’s Form 8-K Report (File No. 1-3034) dated January 4, 2001 and incorporated by reference herein.)
4.112	Subordinated Convertible Note, dated February 28, 2002, between NRG Energy, Inc. and Xcel Energy.
5.01	Opinion of Gary R. Johnson, Secretary and General Counsel of Xcel Energy, regarding the validity of the Xcel Energy common stock registered hereunder.
8.01	Tax Opinion of Jones Day Reavis & Pogue, counsel to Xcel Energy.
15.01	Letter on Unaudited Financial Information from Arthur Andersen.
23.01	Consent of independent public accountants.
23.02	Consent of independent public accountants.
23.03	Consent of independent public accountants.
23.04	Consent of Gary R. Johnson, Vice President, Secretary and General Counsel, Xcel Energy (contained in Exhibit 5.01).
23.05	Consent of Jones Day Reavis & Pogue, counsel to Xcel Energy (contained in Exhibit 8.01).
24.01	Power of Attorney.
99.01	Form of Exchange Offer Letter of Transmittal.
99.02	Form of Notice of Guaranteed Delivery.
99.03	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.
99.04	Form of Letter to Clients.
99.05	Form of Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.
99.06	Press release of Xcel Energy announcing equity investment in NRG and potential reacquisition of NRG shares, dated December 13, 2001.
99.07*	Press release of Xcel Energy announcing its plans with respect to the offer, dated February 15, 2002 (incorporated by reference to Exhibit 99.01 to the Current Report on Form 8-K filed by Xcel Energy on February 15, 2002).
99.08*	Amended and Restated Certificate of Incorporation of NRG Energy, Inc. (incorporated by reference to Exhibit 3.1 to NRG’s Registration Statement on Form S-1, as amended, Registration No. 333-35096 and incorporated by reference herein).
99.09*	By-laws of NRG Energy, Inc. (incorporated by reference to Exhibit 3.2 to NRG’s Registration Statement on Form S-1, as amended, Registration No. 333-35096).
99.10*	Agreement for the Sale of Thermal Energy and Wood Byproduct between Northern States Power and NORENCO Corporation, dated January 1, 1983 (incorporated by reference to Exhibit 10.33 to NRG’s Registration Statement on Form S-1, as amended, Registration No. 333-35096).
99.11*	Agreement for the Sale of Thermal Energy/ Wood Byproduct, dated as of December 1, 1986, between Northern States Power Company and NORENCO Corporation (incorporated by reference to Exhibit 10.36 to NRG’s Registration Statement on Form S-1, as amended, Registration No. 333-35096).
99.12*	Refuse Derived Fuel Purchase Agreement, dated as of January 1, 1992, between Northern States Power Company and NRG Resource Recovery, Inc. (incorporated by reference to Exhibit 10.38 to NRG’s Registration Statement on Form S-1, as amended, Registration No. 333-35096).
99.13*	Administrative Services Agreement, dated January 1, 1992, between Northern States Power Company and NRG Thermal Corporation (incorporated by reference to Exhibit 10.39 to NRG’s Registration Statement on Form S-1, as amended, Registration No. 333-35096).
99.14*	Operations and Maintenance Agreement, dated November 1, 1996, between NRG and Northern States Power Company (incorporated by reference to Exhibit 10.35 to NRG’s Registration Statement on Form S-1, as amended, Registration No. 333-35096).
99.15*	Tax Allocation Agreement, dated December 29, 2000, between Xcel Energy Inc., and its affiliated corporations (incorporated by reference to Exhibit D to Xcel Energy’s Annual Report on Form U5S for the year ended December 31, 2000).

99.16	Agreement for Consulting Services, dated as of May 22, 2000, between NRG Energy, Inc. and Utility Engineering Corporation.
99.17*	Form of Option Agreement with Northern States Power Company (incorporated by reference to Exhibit 10.39 to NRG’s Registration Statement on Form S-1, as amended, Registration No. 333-35096).
99.18*	Form of Registration Rights Agreement with Northern States Power Company (incorporated by reference to Exhibit 10.40 to NRG’s Registration Statement on Form S-1, as amended, Registration No. 333-35096).
99.19*	Employment Agreement, dated as of June 28, 1995, between NRG and David H. Peterson. (Filed as Exhibit 10.1 to NRG’s Registration Statement on Form S-1, as amended, Registration No. 333-33397, filed on August 12, 1997 and incorporated by reference herein.)
99.20*	First Amendment to the Employment Agreement of David H. Peterson, dated June 27, 1999 (incorporated by reference to Exhibit 10.31 to NRG’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1999).
99.21*	Second Amendment to the Employment Agreement of David H. Peterson, dated August 26, 1999 (incorporated by reference to Exhibit 10.32 to NRG’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1999).
99.22*	Third Amendment to the Employment Agreement of David H. Peterson, dated October 20, 1999 (incorporated by reference Exhibit 10.33 to NRG’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1999).
99.23*	Employment Agreements, dated April 15, 1998, between NRG and certain officers (incorporated by reference to Exhibit 10.17 to NRG’s Quarterly Report on Form 10-Q for the quarter ended March 31, 1998).
99.24*	NRG Energy, Inc. Executive Officer and Key Personnel Severance Plan (incorporated by reference to Exhibit 10.42 to NRG’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2001).
99.25*	NRG Energy, Inc. 2000 Incentive Compensation Plan (incorporated by reference to Appendix B to NRG’s 2001 Proxy Statement on Schedule 14A).
99.26*	Xcel Energy Omnibus Incentive Plan (incorporated by reference to Exhibit A to Xcel Energy’s Proxy Statement on Schedule 14A (file no. 1-3034) filed August 29, 2000).
99.27	Complaint titled Edward Novak vs. David H. Peterson; Pierson M. Grieve; Luella G. Goldberg; William A. Hodder; Wayne H. Brunetti; James J. Howard; Gary R. Johnson; Richard C. Kelly; Edward J. McIntyre; Xcel Energy and NRG Energy, Inc. filed on February 20, 2002, in the Chancery Court of the State of Delaware, County of New Castle (C.A. No. 19433).
99.28	Complaint titled Howard Vogel vs. NRG Energy, Inc.; Pierson M. Grieve; William A. Hodder; James J. Howard III; Luella Gross Goldberg; Wayne H. Brunetti; Richard C. Kelly; David H. Peterson; Edward J. McIntyre; Gary R. Johnson and Xcel Energy, Inc. filed on February 15, 2002, in the Chancery Court of the State of Delaware, County of New Castle (C.A. No. 19411).
99.29	Complaint titled Bob Johnson vs. David H. Peterson; Pierson M. Grieve; Luella G. Goldberg; William A. Hodder; Wayne H. Brunetti; James J. Howard; Gary R. Johnson; Richard C. Kelly; Edward J. McIntyre; Xcel Energy and NRG Energy, Inc. filed on February 15, 2002, in the Chancery Court of the State of Delaware, County of New Castle (C.A. No. 19412).
99.30	Complaint titled Jeffrey Brenner vs. NRG Energy, Inc.; Wayne H. Brunetti; David H. Peterson; Edward Jim McIntyre; Gary R. Johnson; Richard C. Kelly; Luella Gross Goldberg; Pierson M. Grieve; William A. Hodder; James J. Howard, III and Xcel Energy Inc. filed on February 15, 2002, in the Chancery Court of the State of Delaware, County of New Castle (C.A. No. 19413).
99.31	Complaint titled Richard Brand vs. NRG Energy, Inc.; Wayne H. Brunetti; David H. Peterson; Edward Jim McIntyre; Gary R. Johnson; Richard C. Kelly; Luella Gross Goldberg; Pierson M. Grieve; William A. Hodder; James J. Howard, III and Xcel Energy Inc. filed on February 15, 2002, in the Chancery Court of the State of Delaware, County of New Castle (C.A. No. 19414).

99.32	Complaint titled Daniel Kucera vs. David H. Peterson; Pierson M. Grieve; Luella G. Goldberg; William A. Hodder; Wayne H. Brunetti; James J. Howard; Gary R. Johnson; Richard C. Kelly; Edward J. McIntyre; Xcel Energy and NRG Energy, Inc. filed February 15, 2002, in the Chancery Court of the State of Delaware, County of New Castle (C.A. No. 19415).
99.33	Complaint titled Burke Trading, LLC vs. Pierson M. Grieve, William A. Hodder; Luella Gross Goldberg; Wayne H. Brunetti; Richard C. Kelly; David H. Peterson; Edward Jim McIntyre; Gary R. Johnson; James J. Howard, III and Xcel Energy, Inc. and NRG Energy, Inc. filed February 15, 2002, in the Chancery Court of the State of Delaware, County of New Castle (C.A. No. 19416).
99.34	Complaint titled Roberta Casden vs. David H. Peterson; Pierson M. Grieve; Luella G. Goldberg; William A. Hodder; Wayne H. Brunetti; James J. Howard; Gary R. Johnson; Richard C. Kelly; Edward J. McIntyre; NRG Energy Inc. and Xcel Energy Inc. filed February 15, 2002, in the Chancery Court of the State of Delaware, County of New Castle (C.A. No. 19417).
99.35	Complaint titled Paula Wong and Curtis Floyd vs. NRG Energy, Inc.; Wayne H. Brunetti; David H. Peterson; Edward Jim McIntyre; Gary R. Johnson; Richard C. Kelly; Luella Gross Goldberg; Pierson M. Grieve; William A. Hodder; James J. Howard, III and Xcel Energy Inc. filed February 15, 2002, in the Chancery Court of the State of Delaware, County of New Castle (C.A. No. 19418).
99.36	Complaint titled Malcolm Rosenfeld vs. NRG Energy, Inc.; Xcel Energy, Inc.; David H. Peterson; Wayne M. Brunetti; Luella G. Goldberg; Pierson M. Grieve; William A. Hodder; James J. Howard; and Gary R. Johnson, filed March 7, 2002, in the District Court for the Fourth Judicial District of Minnesota (File No. 02-4089).